Exhibit 10(a)
$25,000,000
REVOLVING CREDIT AGREEMENT
dated as of April 8, 2010
among
STRATUS TECHNOLOGIES, INC.,
as Borrower
STRATUS TECHNOLOGIES BERMUDA LTD.,
STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.,
THE SEVERAL LENDERS FROM TIME TO TIME PARTIES HERETO,
JEFFERIES FINANCE LLC,
as Administrative Agent, Sole Lead Arranger and Sole Bookrunner,
and
JEFFERIES FINANCE LLC,
as Syndication Agent

i

SCHEDULES

Schedule I	List of Addresses for Notices; Lending Offices; Revolving Credit Commitment Amounts
Schedule 4.7	Litigation
Schedule 4.12	Subsidiaries
Schedule 4.13	Fee and Leased Properties
Schedule 4.15(b)	UCC Filing Offices
Schedule 4.16	Trademarks and Copyrights
Schedule 5.3	Post-Closing Actions
Schedule 7.1(a)	Existing Indebtedness
Schedule 7.2(q)	Existing Liens
Schedule 7.3(d)	Existing Contingent Obligations

EXHIBITS*

EXHIBIT A	Form of Note
EXHIBIT B	Form of Assignment and Assumption
EXHIBIT C-1	Form of Collateral Agreement
EXHIBIT C-2	Form of Subsidiary Guaranty
EXHIBIT C-3	Form of Bermuda Holdings Pledge Agreement
EXHIBIT C-4	Form of Stratus Bermuda Cyprus Law Pledge Agreement
EXHIBIT C-5	Form of Stratus Bermuda Irish Law Pledge Agreement
EXHIBIT C-6	Form of Intercreditor Agreement
EXHIBIT D	Form of L/C Participation Certificate
EXHIBIT E	Form of Subsection 3.11(B)(d)(2) Certificate
EXHIBIT F	Form of Opinion of Gibson, Dunn & Crutcher LLP
EXHIBIT G-1	Form of Opinion of Cyprus Counsel
EXHIBIT G-2	Form of Opinion of Ireland Counsel
EXHIBIT G-3	Form of Opinion of Bermuda Counsel
EXHIBIT H-1	Form of Borrower Closing Certificate
EXHIBIT H-2	Form of Credit Parties Closing Certificate
EXHIBIT H-3	Form of Bermuda Holdings Closing Certificate
EXHIBIT H-4	Form of Stratus Bermuda Closing Certificate
EXHIBIT I	Form of Notice of Borrowing
EXHIBIT J	Form of L/C Application

          REVOLVING CREDIT AGREEMENT, dated as of April 8, 2010, among STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD., an exempted limited liability company under the laws of Bermuda (“Bermuda Holdings”), STRATUS TECHNOLOGIES BERMUDA LTD., an exempted limited liability company under the laws of Bermuda (“Stratus Bermuda”), STRATUS TECHNOLOGIES, INC., a Delaware corporation (the “Borrower”), the several lenders from time to time parties hereto (the “Lenders”), JEFFERIES FINANCE LLC, as syndication agent (in such capacity, the “Syndication Agent”), JEFFERIES FINANCE LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and JEFFERIES FINANCE LLC, as sole lead arranger and sole bookrunner (in such capacities, the “Lead Arranger”).
W I T N E S S E T H :
          WHEREAS, the Borrower, Stratus Bermuda, the several lenders from time to time party thereto, and the other agents party thereto, are party to that certain $230,000,000 First Amended and Restated First Lien Credit Agreement, dated as of August 28, 2006 and as further amended on June 5, 2007 (the “Original First Lien Credit Agreement”). The Original First Lien Credit Agreement provides for the making of revolving credit loans and term loans (the “Original First Lien Term and Revolving Facilities”) by the lenders party thereto.
          WHEREAS, the Borrower and Stratus Bermuda propose to issue senior secured notes, due 2015 in the aggregate amount of $215,000,000 pursuant to the Indenture (as hereinafter defined) (the “Senior Secured Notes”).
          WHEREAS, the Borrower and Stratus Bermuda intend to use the gross cash proceeds received from the issuance and sale of the Senior Secured Notes to refinance the Original First Lien Term and Revolving Facilities, with all commitments relating thereto being terminated, and all liens and security interests related thereto being terminated or released, in each case on terms reasonably satisfactory to the Lead Arranger (the “Refinancing”).
          WHEREAS, simultaneously with the consummation of the Transactions (as hereinafter defined), the Lenders have agreed on the terms and subject to the conditions set forth herein, to extend credit to the Borrower in the form of Loans and Letters of Credit (each as hereinafter defined) from time to time;
          WHEREAS, the proceeds of the Loans will be used for working capital and other general corporate purposes of the Borrower and its Subsidiaries. Letters of Credit will be used for general corporate purposes by Bermuda Holdings and its subsidiaries, as permitted under this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
          SECTION 1. DEFINITIONS
          1.1 Defined Terms. As used in this Agreement, the terms defined in the caption hereto shall have the meanings set forth therein, and the following terms have the following meanings:
     “Administrative Agent”: as defined in the Preamble hereto.
     “Advisors”: legal counsel (including local, foreign and in-house counsel), auditors, accountants, consultants, appraisers, engineers or other advisors (including financial advisors).

     “Affiliate”: of any Person (a) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 25% or more of the securities having ordinary voting power for the election of directors of such Person, whether by ownership of securities, contract, proxy or otherwise, or (y) to direct or cause the direction of the management and policies of such Person, whether by ownership of securities, contract, proxy or otherwise.
     “Agents”: the collective reference to the Syndication Agent and the Administrative Agent.
     “Agreement”: this Revolving Credit Agreement, as amended, supplemented or modified from time to time.
     “Alternate Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Eurodollar Rate for an Interest Period of one month determined on a daily basis plus 1.00%. For purposes hereof: “Prime Rate” shall mean the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. “Federal Funds Effective Rate” shall mean for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by the Administrative Agent.
     “Alternate Base Rate Loans”: Loans at such time as they are made and/or being maintained at a rate of interest based upon the Alternate Base Rate.
     “Anti-Terrorism Laws” as defined in subsection 4.19.
     “Applicable Margin”: 3.75% in the case of any Alternate Base Rate Loan and 4.75% in the case of any Eurodollar Loan.
     “Approved Fund”: as defined in subsection 10.6(b)(ii).
     “Asset Sale Offer”: as defined in the Indenture as in effect on the Closing Date.
     “Assignee”: as defined in subsection 10.6(b)(i).
     “Assignment and Assumption”: an assignment and assumption substantially in the form of Exhibit B.

     “Available Revolving Credit Commitment”: as to any Lender, at a particular time, an amount equal to (a) the amount of such Lender’s Revolving Credit Commitment at such time less (b) the sum of (i) the aggregate unpaid principal amount at such time of all Loans made by such Lender pursuant to subsection 2.1, (ii) such Lender’s L/C Participating Interest in the aggregate amount available to be drawn at such time under all outstanding Letters of Credit issued by the Issuing Lender and (iii) such Lender’s Revolving Credit Commitment Percentage of the aggregate outstanding amount of L/C Obligations; collectively, as to all the Lenders, the “Available Revolving Credit Commitments.”
     “Bankruptcy Code”: Title I of the Bankruptcy Reform Act of 1978, as amended and codified at Title 11 of the United States Code.
     “Base Amount”: as defined in subsection 7.7 hereof.
     “Bermuda Holdings”: as defined in the Preamble hereto.
     “Bermuda Holdings and Stratus Bermuda Guaranty”: the guaranty of Bermuda Holdings and Stratus Bermuda pursuant to Section 11.
     “Bermuda Holdings Pledge Agreement”: the Legal Mortgage of Shares to be executed and delivered by Bermuda Holdings, substantially in the form of Exhibit C-3.
     “Board”: the Board of Governors of the Federal Reserve System, together with any successor.
     “Borrower”: as defined in the Preamble hereto.
     “Borrowing”: a group of Loans of a single Type and made on a single date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
     “Borrowing Date”: any Business Day specified in a notice pursuant to (a) subsection 3.1 as a date on which the Borrower requests the Lenders to make Loans hereunder or (b) subsection 2.4 as a date on which the Borrower requests the Issuing Lender to issue a Letter of Credit hereunder.
     “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments or principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
     “Capital Expenditures”: for any period, the sum of:
     (a) the aggregate amount of all expenditures of Bermuda Holdings and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures; and
     (b) the aggregate amount of all Financing Leases of Bermuda Holdings and its Subsidiaries incurred during such period.

     “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements to acquire any of the foregoing.
     “Cash Collateralize”: with respect to a Letter of Credit, the deposit of immediately available cash into a cash collateral account maintained with (or on behalf of) the Administrative Agent on terms reasonably satisfactory to the Administrative Agent in an amount equal to 105% of the maximum amount available to be drawn thereunder (in each case determined without regard to any conditions to drawing could then be met).
     “Cash Equivalents”: (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any Lender or with any domestic (in the case of any investments, acquisitions or holdings by the Borrower or its Domestic Subsidiaries) commercial bank or trust company having capital and surplus in excess of $300,000,000, (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) entered into with any financial institution meeting the qualifications specified in clause (b) above, (d) commercial paper having the highest rating obtainable from S&P or Moody’s and in each case maturing within one year after date of acquisition; (e) investment funds investing 95% of their assets in securities of the type described in clauses (a) through (d) above, (f) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either S&P or Moody’s and (g) indebtedness with a rating of “A” or higher from S&P or “A2” or higher from Moody’s.
     “Cash Management Obligations”: with respect to any Person, all obligations of such Person in respect of overdrafts and liabilities owed to any other Person that arise from treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds, or any similar transactions, that are secured by any Collateral under the Security Documents.
     “Change in Law”: with respect to any Lender, the adoption of, or change in, any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) or any change in the interpretation or application thereof by any Governmental Authority having jurisdiction over such Lender, in each case after the Closing Date.
     “Change of Control”: shall be considered to have occurred if:
     (i) at any time prior to an IPO: Permitted Holders shall cease to own, directly or indirectly, in the aggregate, more than 50% of the issued and outstanding voting stock of Bermuda Holdings, free and clear of all Liens, other than Liens in favor of the Administrative Agent and the Lenders pursuant to the Credit Documents and Liens in favor of the administrative agent and lenders under the Second Lien Facility;
     (ii) at any time after an IPO: if any Person, whether singly or in concert with one or more Persons (excluding Permitted Holders (or, for purposes of clause (y) below, their designated board members)), shall, directly or indirectly, have acquired, or acquire the power (x)(A) to vote or direct the voting of 40% or more, on a fully diluted basis, of the outstanding common stock of Bermuda Holdings and (B) the Permitted Holders have the power, directly or indirectly, to vote or direct the voting of a lesser percentage, on a fully diluted basis, of the outstanding common stock of Bermuda Holdings, than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Bermuda Holdings or (y) to elect or designate for election a majority of the Board of Directors of Bermuda Holdings by voting power, contract or otherwise;
     (iii) Bermuda Holdings shall cease to own all of the outstanding Capital Stock of Stratus Bermuda;
     (iv) Stratus Bermuda shall cease to own all of the outstanding Capital Stock of the Borrower; or
     (v) any “change of control” or similar event shall occur under the Second Lien Credit Agreement or the Indenture.
     “Closing Date”: the date on which all conditions set forth in subsection 5.1 have been satisfied and the initial Loans have been made.
     “Code”: the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral”: all assets of the Credit Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
     “Collateral Agreement”: the Collateral Agreement executed and delivered by Bermuda Holdings, Stratus Bermuda, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit C-1.
     “Commercial L/C”: a commercial documentary Letter of Credit under which the Issuing Lender agrees to make payments in Dollars for the account of the Borrower, on behalf of the Borrower or a Subsidiary of the Borrower, in respect of obligations of the Borrower or such Subsidiary in connection with the purchase of goods or services in the ordinary course of business.
     “Commitment”: as to any Lender at any time, such Lender’s Revolving Credit Commitment; collectively, as to all the Lenders, the “Commitments.”
     “Commitment Fee Rate”: 0.75% per annum.
     “Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with Bermuda Holdings or the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes Bermuda Holdings or the Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code.
     “Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to subsections 3.11, 3.12 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.
     “Consolidated EBITDA”: for any period, the Consolidated Net Income of Bermuda Holdings and its Subsidiaries for such period, plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) total income tax expense, (b) interest expense, amortization or write-off of debt discount, debt issuance, warrant and other equity issuance costs and commissions, discounts, redemption premium and other fees and charges associated with the Loans (and the Loans, as defined in the Second Lien Credit Agreement), letters of credit permitted hereunder, Financing Leases or the acquisition or repayment of any debt securities of Bermuda Holdings and its Subsidiaries permitted hereunder, and net costs associated with Swap Agreements to which any of Bermuda Holdings or any of its Subsidiaries is a party in respect of the Loans and the Loans (as defined in the Second Lien Credit Agreement) (including commitment fees and other periodic bank charges), (c) costs of surety bonds not to exceed $250,000 per year, (d) depreciation and amortization expense, (e) amortization of inventory write up, deferred revenue adjustment or other non cash adjustments required under Statement of Financial Accounting Standards No. 141 — Business Combinations, amortization of intangibles (including, but not limited to, goodwill and costs of interest rate caps and the cost of non-competition agreements) and organization costs including any non cash charges associated with any impairment analysis required under Statement of Financial Accounting Standards No. 142 — Goodwill and other Intangible Assets, (f) non-cash amortization of management fees, (g) non cash amortization of Financing Leases, (h) franchise taxes, (i) management fees paid as contemplated by subsections 7.11 and 10.13 in an amount not to exceed $2,000,000 per year, (j) any expenses incurred in connection with the Transactions, any merger, any acquisition or joint venture or any disposition permitted herein, (including any usual and customary earn-out or similar payments in connection with such permitted transactions, payments of success/transition bonuses to employees and directors of any Credit Party in connection therewith and the payment of options to employees in connection therewith), (k) any other write downs, write offs, minority interests and other non cash charges or expenses reducing Consolidated Net Income or amortization, (l) any non-cash restructuring or other type of non-cash special charge or reserve, (m) expenses and charges related to any equity offering, (n) to the extent permitted under the Agreement, dividends paid in respect of any Capital Stock of Stratus Bermuda (including, but not limited to, all cash dividend payments on any series of preferred stock), in an amount not to exceed $5,000,000 per year, (o) research and development expenses related to co-development projects funded in advance by third parties and scheduled in reasonable detail acceptable to the Administrative Agent in the compliance certificates required by subsection 6.1(d) and (p) non cash compensation charges associated with any stock options, restricted stock or other equity instruments; provided that (i) the cumulative effect of a change in accounting principles (effected either through cumulative effect adjustment or a retroactive application) shall be excluded, (ii) the impact of foreign currency and hedging translations and transactions shall be excluded and (iii) all other extraordinary or non-recurring gains, losses, charges or reserves in accordance with GAAP shall be excluded, provided that to the extent that any such reserve is reversed in any future period, Consolidated EBITDA for such period shall be reduced by the amount of such reversal (if increasing Consolidated Net Income in such period) to the extent previously added thereto.
     “Consolidated Indebtedness”: at a particular date, all Indebtedness (other than Indebtedness described in clauses (b) or (c) of the definition of “Indebtedness” included in this subsection 1.1) of Bermuda Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP at such date.
     “Consolidated Liquidity”: at any particular date, the sum of (x) the Revolving Credit Commitments less the amount of the Loans, L/C Obligations then outstanding and outstanding Letters of Credit and (y) unrestricted cash and Cash Equivalents of Bermuda Holdings and its Subsidiaries on such date.
     “Consolidated Net Income”: for any period, net income of Bermuda Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that: (i) the net income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to Bermuda Holdings or a wholly owned Subsidiary and (ii) the net income of any Subsidiary of Stratus Bermuda (other than a Credit Party) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that net income is prohibited or not permitted at the date of determination.
     “Contingent Obligation”: as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount (based on the maximum reasonably anticipated net liability in respect thereof as determined by the Borrower in good faith) of the primary obligation or portion thereof in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof (assuming such Person is required to perform thereunder) as determined by the Borrower in good faith.
     “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of the property owned by it is bound.
     “Covenant Compliance Period”: each period (x) commencing on the date (no earlier than the thirtieth calendar day after the Closing Date) on which the daily average of the sum of the amount of Loans and L/C Obligations then outstanding (the “Average Outstanding Utilization”) for the previous 30 calendar days (not including any days prior to the Closing Date) exceeds $15,000,000 and (y) ending on the date on which the Average Outstanding Utilization for three consecutive Business Days is $15,000,000 or less.
     “Credit Documents”: the collective reference to this Agreement, the Notes, the Subsidiary Guaranty and the Security Documents.

     “Credit Parties”: the collective reference to Bermuda Holdings, Stratus Bermuda, the Borrower and each Subsidiary Guarantor.
     “Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
     “Dollars” and “$”: refers to lawful money of the United States.
     “Domestic Entity”: each Domestic Subsidiary directly or indirectly wholly-owned by Bermuda Holdings, including, without limitation, the Borrower.
     “Domestic Subsidiary”: as to any Person, any Subsidiary of such Person other than a Foreign Subsidiary of such Person.
     “Eligible Assignee”: means any Lender, any Affiliate of any Lender and any Approved Fund (any two or more affiliated Approved Funds being treated as a single Eligible Assignee for all purposes hereof).
     “Embargoed Person”: as defined in subsection 7.18.
     “Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority or requirements of law (including, without limitation, common law) regulating or imposing liability or standards of conduct concerning environmental or public health protection matters, including, without limitation, Hazardous Materials, as now or may at any time hereafter be in effect.
     “Environmental Permits”: any and all permits, licenses, registrations, approvals, notifications, exemptions and any other authorizations required under any Environmental Law.
     “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “Eurocurrency Reserve Requirement”: means, at any time, for any Eurodollar Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Eurocurrency Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Loans. A Eurodollar Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Loans shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Requirement.
     “Eurodollar Lending Office”: as to any Lender the office of such Lender which shall be making or maintaining Eurodollar Loans.

     “Eurodollar Loans”: Loans at such time as they are made and/or being maintained at a rate of interest based upon a Eurodollar Rate.
     “Eurodollar Rate”: with respect to any Eurodollar Loan for any Interest Period therefor, the greater of (I) (a) the rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the Administrative Agent to be equal to the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on Reuters Screen LIBOR01 (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the Eurodollar Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if Reuters Screen LIBOR01 (or any replacement page) shall at any time no longer exist, “Eurodollar Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Loans comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in Dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Loan to be outstanding during such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Loan for such Interest Period, and (II) 1.50% per annum.
     “Excess Cash Flow Offer”: as defined in the Indenture as in effect on the Closing Date.
     “ Event of Default”: any of the events specified in Section 8; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
     “Executive Order”: as defined in subsection 4.19.
     “Fee Property”: as defined in subsection 4.13.
     “Financing Lease”: (a) any lease of property, real or personal, the obligations under which are capitalized on a consolidated balance sheet of Bermuda Holdings and its consolidated Subsidiaries and (b) any other such lease to the extent that the then present value of any rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee.
     “Foreign Entity”: Bermuda Holdings and each Foreign Subsidiary of Bermuda Holdings.
      “Foreign Lender”: any Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.
     “Foreign Subsidiary”: as to any Person, any Subsidiary of such Person which is not organized under the laws of the United States or any state thereof or the District of Columbia.
     “GAAP”: generally accepted accounting principles in the United States in effect from time to time.

     “Governmental Authority”: any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Governmental Authorization”: any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
     “Guaranteed Creditors”: each of the Administrative Agent, the Issuing Lender, the Lenders and each party (other than a Credit Party) party to a Swap Agreement to the extent such party constitutes a Secured Party under the Security Documents.
     “Guaranteed Obligations”: (i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of the principal and interest on each Note issued by, and all Loans made to, the Borrower under this Agreement and all reimbursement obligations with respect to Letters of Credit, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), indebtedness and liabilities (including, without limitation, indemnities, fees and interest (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) thereon) of the Borrower to the Lenders, the Issuing Lender, the Administrative Agent now existing or hereafter incurred under, arising out of or in connection with this Agreement and each other Credit Document to which the Borrower is a party and the due performance and compliance by the Borrower with all the terms, conditions and agreements contained in the Credit Agreement and in each such other Credit Document, (ii) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) of Bermuda Holdings or any of its Subsidiaries owing under any Swap Agreement entered into by Bermuda Holdings or such Subsidiary, as applicable, with any Lender or any affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) so long as such Lender or affiliate participates in such Swap Agreement and their subsequent assigns, if any, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein and (iii) all Cash Management Obligations of the Borrower or Bermuda Holdings or any Subsidiary of Bermuda Holdings.
     “Guarantors”: Bermuda Holdings, Stratus Bermuda and each Subsidiary Guarantor.
     “Guaranties”: collectively, the Subsidiary Guaranty and the Bermuda Holdings and Stratus Bermuda Guaranty.
     “Hazardous Materials”: any hazardous materials, hazardous wastes, hazardous pesticides or hazardous or toxic substances, and any other material that is regulated pursuant to or could give rise to liability under any Environmental Law, including, without limitation, asbestos, radioactivity, molds, petroleum, any other petroleum products (including gasoline, crude oil or any fraction thereof), polychlorinated biphenyls and urea-formaldehyde insulation.
     “Indebtedness”: of a Person, at a particular date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) the undrawn face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder and unpaid reimbursement obligations with respect thereto, (c) all liabilities (other than Lease Obligations and liabilities in connection with reserves established in accordance with GAAP) secured by any Lien on any property owned by such Person, even though such Person has not assumed or become liable for the payment thereof or is nonrecourse to the credit of that Person, (d) Financing Leases, and (e) all indebtedness of such Person arising under acceptance facilities, but excluding (i) trade and other accounts payable and accrued expenses payable in the ordinary course of business and (ii) letters of credit supporting the purchase of goods in the ordinary course of business and expiring no more than six months from the date of issuance; provided that obligations in respect of Swap Agreements shall not constitute Indebtedness under this definition.
     “Indenture”: that certain indenture dated as of April 8, 2010 providing for the purchase of Senior Secured Notes issued by the Borrower and Stratus Bermuda (as amended, restated, supplemented, modified, replaced or refinanced from time to time.
     “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
     “Insolvent”: pertaining to a condition of Insolvency.
     “Intercompany Note”: a promissory note evidencing Indebtedness of Bermuda Holdings or any of its Subsidiaries to Bermuda Holdings or any of its Subsidiaries.
     “Intercreditor Agreement”: that certain Amended and Restated Intercreditor Agreement dated as of April 8, 2010 among the Administrative Agent, the Borrower, Stratus Bermuda, the administrative agent under the Second Lien Facility and the collateral agent and trustee under the Indenture governing the Senior Secured Notes (as amended, modified, restated and/or supplemented from time to time), substantially in the form of Exhibit C-6.
     “Interest Coverage Ratio”: on the last day of any fiscal quarter of Bermuda Holdings, the ratio of (a) Consolidated EBITDA for the period of twelve months ending on such day to (b) cash interest expense (excluding (i) fees payable on account of letters of credit, (ii) to the extent included in interest expense in accordance with GAAP, net costs associated with Swap Agreements to which Bermuda Holdings or any of its Subsidiaries is a party in respect of the Loans and other periodic bank charges and amortization of debt discount (including discount of liabilities and reserves established under APB 16) and (iii) interest expense in respect of costs of debt issuance and interest expense on customer deposits) for such period net of interest income, in each case, for or during such period on a consolidated basis for Bermuda Holdings and its Subsidiaries in accordance with GAAP; provided that for the periods ending on May 30, 2010, August 29, 2010 and November 28, 2010, cash interest expense for the relevant period shall be deemed to equal actual cash interest expense for the one, two and three quarters, respectively, then ended multiplied by 4, 2 and 4/3, respectively. For clarification, cash interest expense does not include the accretion of interest expense.
     “Interest Payment Date”: (a) as to Alternate Base Rate Loans, the last day of each March, June, September and December, commencing on the first such day to occur after any Alternate Base Rate Loans are made or any Eurodollar Loans are converted to Alternate Base Rate Loans, (b) as to any Eurodollar Loan in respect of which the Borrower has selected an Interest Period of one, two or three months, the last day of such Interest Period and (c) as to any Eurodollar Loan in respect of which the Borrower has selected a longer Interest Period than the periods described in clause (b), the last day of each three calendar month interval during such Interest Period and, in addition, the last day of such Interest Period.
“Interest Period”: with respect to any Eurodollar Loan:
     (a) initially, the period commencing on, as the case may be, the Borrowing Date or conversion date with respect to such Eurodollar Loan and ending one, two, three or six months thereafter as selected by the Borrower in its Notice of Borrowing as provided in subsection 3.1 or its notice of conversion as provided in subsection 3.2; and
     (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect to such Eurodollar Loan;
provided that the foregoing provisions relating to Interest Periods are subject to the following:
     (A) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;
     (B) any Interest Period that would otherwise extend beyond the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date, or if the Revolving Credit Termination Date shall not be a Business Day, on the next preceding Business Day;
     (C) if the Borrower shall fail to give notice as provided above in clause (b), it shall be deemed to have selected a conversion of a Eurodollar Loan into an Alternate Base Rate Loan (which conversion shall occur automatically and without need for compliance with the conditions for conversion set forth in subsection 3.2);
     (D) any Interest Period that begins on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
     (E) the Borrower shall select Interest Periods so as not to require a prepayment (to the extent practicable) or a scheduled payment of a Eurodollar Loan during an Interest Period for such Eurodollar Loan.
“Investcorp”: Investcorp S.A., a Luxembourg corporation.
     “Investment Grade Securities”: (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents), (b) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 by Moody’s or the equivalent of such rating by such rating organization, or if no rating of S&P’s or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among Bermuda Holdings and its Subsidiaries and (c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment and/or distribution.
     “Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
     “IPO”: as to any Person, any sale by such Person through a public offering of its common (or other voting) stock pursuant to an effective registration statement (other than a registration statement on Form S-4, S-8 or any successor or similar form) filed under the Securities Act of 1933, as amended. When used in this Agreement, “IPO” shall refer to any IPO by Bermuda Holdings or any of its Subsidiaries.
     “IRS”: the Internal Revenue Service.
     “Issuing Lender”: in respect of Standby L/Cs, Jefferies Group, Inc. (an affiliate of Jefferies Finance LLC) (through the Bank of New York Mellon or one of its Affiliates) (“Jefferies Group, Inc.”) and, in respect of Standby L/Cs or Commercial L/Cs any Lender reasonably acceptable to the Administrative Agent and the Borrower which agrees to issue Letters of Credit hereunder, provided that Jefferies Group, Inc. shall not be obligated to issue Commercial L/Cs hereunder. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Lender (and such Affiliate shall be deemed to be an “Issuing Lender” for all purposes of the Credit Documents).
     “L/C Application”: as defined in subsection 2.4(a).
     “L/C Obligations”: the obligations of the Borrower to reimburse the Issuing Lender for any payments made by the Issuing Lender under any Letter of Credit that have not been reimbursed by the Borrower pursuant to subsection 2.7(a).
     “L/C Participating Interest”: an undivided participating interest in the face amount of each issued and outstanding Letter of Credit and the L/C Application relating thereto.
     “L/C Participation Certificate”: a certificate in substantially the form of Exhibit D.
     “L/C Usage”: as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lender and not theretofore reimbursed by or on behalf of the Borrower.
     “Lead Arranger”: as defined in the Preamble hereto.
     “Lease Obligations”: of Bermuda Holdings and its Subsidiaries, as of the date of any determination thereof, the rental commitments of Bermuda Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP, if any, under leases for real and/or personal property (net of rental commitments from sub-leases thereof), excluding however, obligations under Financing Leases.
     “Leased Properties”: as defined in subsection 4.13.
     “Lender Counterparty” means each Lender or any Affiliate of a Lender counterparty to a Swap Agreement (including any Person who is a Lender (and any Affiliate thereof) as of the

Closing Date but subsequently, whether before or after entering into a Swap Agreement, ceases to be a Lender), including, without limitation, each such Affiliate that enters into a joinder agreement with the Administrative Agent.
     “Lenders”: as defined in the Preamble hereto.
     “Letters of Credit”: the collective reference to the Standby L/Cs and the Commercial L/Cs, individually, a “Letter of Credit.”
     “Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing, except for the filing of financing statements in connection with Lease Obligations incurred by Bermuda Holdings or its Subsidiaries to the extent that such financing statements relate to the property subject to such Lease Obligations).
     “Loans”: as defined in subsection 2.1(a).
     “Marketing Services Agreements”: (a) the Marketing and Support Services Agreement, dated as of February 25, 2002, entered into by and between the Borrower and Stratus Technologies Ireland Limited and (b) the Management and Administrative Services Agreement dated as of February 11, 2003 by and between Cemprus, LLC and the Borrower, as each may be amended, modified or supplemented from time to time.
     “Material Adverse Effect”: a material adverse effect on (i) the business, assets, financial condition or results of operations of Bermuda Holdings and its Subsidiaries taken as a whole, (ii) the ability of Bermuda Holdings and its Subsidiaries to perform their material obligations under the Credit Documents and with respect to the other financings contemplated hereby or (C) the material rights and remedies of the Agents and the Lenders hereunder.
     “Moody’s”: Moody’s Investors Service, Inc.
     “Mortgages”: each of the mortgages and deeds of trust made by any Credit Party pursuant to subsection 6.9 in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, in a form reasonably acceptable to the Administrative Agent and the Borrower, as the same may be amended, supplemented or otherwise modified from time to time.
     “Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Non-Consenting Lender”: as defined in subsection 3.14(y).
     “Non-Funding Lender”: as defined in subsection 3.9(c).
     “Note”: as defined in subsection 3.13(e).
     “Notice of Borrowing”: as defined in subsection 3.1(a).

     “Obligations”: as defined in the Collateral Agreement.
     “OFAC”: as defined in subsection 4.19.
     “Original First Lien Credit Agreement”: as defined in the Recitals hereto.
     “Original First Lien Term and Revolving Facilities”: as defined in the Recitals hereto.
     “Other List”: as defined in subsection 7.18.
     “Other Taxes”: as defined in subsection 3.11(B)(b).
     “Participant”: as defined in subsection 10.6(c)(i).
     “Participating Lender”: any Revolving Credit Lender (other than the Issuing Lender) with respect to its L/C Participating Interest in each Letter of Credit.
     “Payment Sharing Notice”: a written notice from the Borrower or any Lender informing the Administrative Agent that an Event of Default has occurred and is continuing and directing the Administrative Agent to allocate payments thereafter received from or on behalf of the Borrower in accordance with the provisions of subsection 3.9.
     “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
     “Permitted Holders”: Investcorp or MidOcean Partners LP or any of their respective Affiliates, provided that, solely for the purposes of the definition of “Change of Control”, the term “Permitted Holders” shall also include each Lender (under and as defined in the Second Lien Credit Agreement) (and its applicable successors, transferees and assignees) to the extent of its ownership of Capital Stock of Bermuda Holdings as a result of the issuances contemplated by the Subscription and Stockholders Agreement.
     “Permitted Liens”: Liens permitted to exist under subsection 7.2.
     “Person”: an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
     “Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Pledged Note”: as defined in the Collateral Agreement.
     “Pledged Stock”: as defined in the Collateral Agreement.
     “Post-Closing Actions”: as defined in subsection 5.3.
     “Pro Forma Balance Sheet”: as defined in subsection 4.1(c).

     “Projections” shall mean the business plan for Bermuda Holdings and its Subsidiaries for fiscal year ending 2010 through and including fiscal year ending 2015, and projections (including the assumptions on which such projections are based) for Bermuda Holdings and its Subsidiaries for fiscal year ending 2010 through and including fiscal year ending 2015, that were prepared by or on behalf of Bermuda Holdings and its Subsidiaries in connection with the Transactions and delivered to the Administrative Agent and the Lenders prior to the Closing Date.
     “R&D Services Agreements”: (a) the Research and Development Services Agreement entered into (i) by and between the Borrower and Stratus Bermuda dated as of February 25, 2002, (ii) by and between Stratus Technologies Ireland Limited and Stratus Bermuda, dated as of February 25, 2002, (iii) by and between Stratus Technologies Systems Limited and Stratus Bermuda dated as of February 25, 2002, and (b) the Agreement for Sharing Research and Development Costs, dated as of February 11, 2003 between Cemprus, LLC and Stratus Bermuda, as each may be amended, modified or supplemented from time to time.
     “Refinancing”: as defined in the Recitals hereto.
     “Register”: as defined in subsection 10.6(b)(iv).
     “Related Person”: with respect to any Person, (a) each Affiliate of such Person and each of the officers, directors, partners, trustees, employees, affiliates, shareholders, Advisors, agents, attorneys-in-fact and controlling persons of each of the foregoing, and (b) if such Person is the Administrative Agent, each other Person designated, nominated or otherwise mandated by or assisting the Administrative Agent pursuant to subsection 9.1 or any comparable provision of any Credit Document.
     “Reorganization”: with respect to any Multiemployer Plan, the condition that such Plan is in reorganization as such term is used in Section 4241 of ERISA.
     “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice is waived under subpart B of PBGC Reg. § 4043.
     “Required Lenders”: at a particular time, the holders of more than 50% of the sum of the Revolving Credit Commitments or, if the Revolving Credit Commitments are terminated, the aggregate unpaid principal amount of the Loans, and the aggregate amount available to be drawn at such time under all outstanding Letters of Credit and L/C Obligations. The Revolving Credit Commitments of any Non-Funding Lender shall be disregarded in determining Required Lenders at any time.
     “Requirement of Law”: as to any Person, the Articles or Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, order, or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Responsible Officer”: with respect to any Person, the president, treasurer, chief executive officer, the chief operating officer, the chief financial officer, assistant treasurer, corporate controller or any vice president of such Person.
     “Revolving Credit Commitment”: as to any Lender, its obligations (a) to make Loans to the Borrower pursuant to subsection 2.1, and (b) to purchase its L/C Participating Interest in any

Letter of Credit, in an aggregate amount not to exceed the amount set forth under such Lender’s name in Schedule I opposite the caption “Revolving Credit Commitment” or in Schedule 1 to the Assignment and Assumption by which such Lender acquired its Revolving Credit Commitment, as the same may be reduced from time to time pursuant to subsection 3.3 or adjusted pursuant to subsection 10.6(b); collectively, as to all the Lenders, the “Revolving Credit Commitments”. The original aggregate principal amount of the Revolving Credit Commitments is $25,000,000.
     “Revolving Credit Commitment Percentage”: as to any Lender at any time, the percentage of the aggregate Revolving Credit Commitments then constituted by such Lender’s Revolving Credit Commitment.
     “Revolving Credit Commitment Period”: the period from and including the Closing Date to but not including the Revolving Credit Termination Date.
     “Revolving Credit Lender”: any Lender with a Revolving Credit Commitment.
     “Revolving Credit Termination Date”: the earlier of (a) September 29, 2014 and (b) such other earlier date as the Revolving Credit Commitments shall terminate hereunder.
     “SDN List”: as defined in subsection 7.18.
     “Second Lien Credit Agreement”: that certain First Amended and Restated Second Lien Credit Agreement among the Borrower, Stratus Bermuda, the several lenders from time to time parties thereto (the “Second Lien Lenders”), and the other agents party thereto, dated as of August 28, 2006 as amended by (a) an amendment dated as of June 5, 2007 and (b) the Second Lien Facility Amendment, and as further amended, supplemented or modified from time to time in accordance with the terms and conditions thereof and of the Intercreditor Agreement.
     “Second Lien Facility”: the term facility under the Second Lien Credit Agreement.
     “Second Lien Facility Amendment”: that certain Second Amendment to First Amended and Restated Second Lien Credit Agreement dated as of March 22, 2010 among the Borrower, Stratus Bermuda, Deutsche Bank Trust Company Americas, as administrative agent and GSCP as syndication agent.
     “Security Documents”: the collective reference to the Collateral Agreement, the Bermuda Holdings Pledge Agreement, the Stratus Bermuda Cyprus Law Share Pledge, the Stratus Bermuda Irish Law Share Pledge, the Intercreditor Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Credit Party under any Credit Document.
     “Senior Secured Notes”: as defined in the Recitals hereto.
     “Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.
     “S&P”: Standard and Poor’s Ratings Services, a division of McGraw-Hill Companies, Inc.
     “Standby L/C”: an irrevocable letter of credit under which the Issuing Lender agrees to make payments in Dollars for the account of the Borrower, on behalf of the Borrower or any

Subsidiary of the Borrower in respect of obligations of the Borrower or such Subsidiary incurred pursuant to contracts made or performances undertaken or to be undertaken or like matters relating to contracts to which the Borrower or such Subsidiary is or proposes to become a party in the ordinary course of the Borrower’s or such Subsidiary’s business, including, without limiting the foregoing, for insurance purposes or in respect of advance payments or as bid or performance bonds or for any other purpose for which a standby letter of credit might customarily be issued.
     “Stratus Bermuda”: as defined in the Preamble hereto.
     “Stratus Bermuda Cyprus Law Share Pledge”: the Deed of Pledge of Shares to be executed and delivered by Stratus Bermuda, substantially in the form of Exhibit C-4.
     “Stratus Bermuda Irish Law Share Pledge”: the Charge over Shares Re: Stratus Technologies Ireland Limited to be executed and delivered by Stratus Bermuda, substantially in the form of Exhibit C-5.
     “Subscription and Stockholders Agreement”: as defined in the Second Lien Credit Agreement as in effect on the Closing Date.
     “Subsection 3.11(B)(d)(2) Certificate”: as defined in subsection 3.11(B)(d).
     “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, by such Person or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. A Subsidiary shall be deemed wholly-owned by a Person who owns directly or indirectly all of the voting shares of stock or other interests of such Subsidiary having voting power under ordinary circumstances to vote for directors or other managers of such corporation, partnership or other entity, except for (i) directors’ qualifying shares, (ii) shares owned by multiple shareholders to comply with local laws and (iii) shares owned by employees. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Bermuda Holdings; provided that any joint venture or Person in which an investment is existing on the Closing Date (as defined in the Original First Lien Credit Agreement) or is made pursuant to subsection 7.6(h) or subsection 8.6(h) of the Original First Lien Credit Agreement shall, so long as such investment is maintained in reliance on such subsections, not be a “Subsidiary” of Bermuda Holdings for any purpose of this Agreement.
     “Subsidiary Guarantor”: (i) each direct and indirect Subsidiary of Bermuda Holdings (other than the Borrower) that is a party to the Subsidiary Guaranty as of the Closing Date and (ii) each Subsidiary of Bermuda Holdings that becomes a party to the Subsidiary Guaranty or comparable documentation in favor of the Administrative Agent after the Closing Date as required by subsection 6.9(b) or otherwise.
     “Subsidiary Guaranty”: the guaranty executed and delivered by the Subsidiary Guarantors, substantially in the form of Exhibit C-2.
     “Supermajority Lenders”: at a particular time, the holders of more than 66⅔% of the sum of the Revolving Credit Commitments or, if the Revolving Credit Commitments are terminated,

the aggregate unpaid principal amount of the Loans, and the aggregate amount available to be drawn at such time under all outstanding Letters of Credit and L/C Obligations. The Revolving Credit Commitments of any Non-Funding Lender shall be disregarded in determining Supermajority Lenders at any time.
     “Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.
     “Syndication Agent”: as defined in the Preamble hereto.
     “Tax and Taxes”: mean all present or future taxes, levies, imposts, duties, withholdings, assessments, fees or other similar charges of whatever nature imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Tier 1 Foreign Entity”: any Foreign Entity that is not a Subsidiary of a Domestic Entity and that is organized under the laws of Bermuda, Cyprus or Ireland or such other jurisdiction as may be approved by the Administrative Agent from time to time.
     “Tier 2 Foreign Entity”: any Foreign Entity that is not a Tier 1 Foreign Entity.
     “Transactions”: collectively; (i) the execution, delivery and performance by each applicable Credit Party of the Indenture and all documents governing the Senior Secured Notes to which it is a party and the issuance and sale of the Senior Secured Notes, (ii) the consummation of the Refinancing, (iii) the execution, delivery and performance by each applicable Credit Party of the Second Lien Facility Amendment to which it is a party, (iv) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party, the incurrence of Loans on each Borrowing Date and the use of proceeds thereof and (v) the payment of all related fees, commission and expenses in connection with the foregoing.
     “Transferee”: any Participant or Assignee.
     “Type”: as to any Loan, its nature as an Alternate Base Rate Loan or a Eurodollar Loan.
     “Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any subsequent revisions thereof.
     “United States”: the United States of America.
     “United States Person”: any Person organized under the laws of the United States or any state thereof or the District of Columbia.
          1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes, any other Credit Document or any certificate or other document made or delivered pursuant hereto.

          (b) As used herein and in the Notes, any other Credit Document and any certificate or other document made or delivered pursuant hereto, accounting terms relating to Bermuda Holdings and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent there are any changes in GAAP from the date of this Agreement, the financial covenants set forth herein at the option of the Borrower will either (i) continue to be determined in accordance with GAAP in effect on the Closing Date, as applicable, or (ii) be adjusted or reset to reflect such changes in GAAP, such adjustments or resets to be mutually agreed to by the Borrower and the Administrative Agent.
          (c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.
          (d) The meanings given to terms defined herein shall be equally applicable to the singular and plural forms of such terms.
          SECTION 2. AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS
          2.1 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Revolving Credit Lender severally agrees to the extent of its Revolving Credit Commitment to extend credit to the Borrower from time to time on any Borrowing Date during the Revolving Credit Commitment Period (i) by purchasing an L/C Participating Interest in each Letter of Credit issued by the Issuing Lender and (ii) by making loans in Dollars (individually, a “Loan,” and collectively, the “Loans”) to the Borrower from time to time. Notwithstanding the above, (x) in no event shall more than $10,000,000 in the aggregate of Loans be made on the Closing Date (plus amounts utilized for the issuance of Letters of Credit), (y) in no event shall any Loans be made, or Letter of Credit be issued, if the aggregate amount of the Loans to be made or the Letter of Credit to be issued would, after giving effect to the use of proceeds, if any, thereof, exceed the aggregate Available Revolving Credit Commitments and (z) in no event shall any Letter of Credit be issued if, after giving effect to the issuance thereof, the sum of the amount of the L/C Obligations then outstanding and the amounts available to be drawn under outstanding Letters of Credit, would exceed $6,000,000.
          (b) During the Revolving Credit Commitment Period, the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof, and/or by having the Issuing Lender issue Letters of Credit, having such Letters of Credit expire undrawn upon or if drawn upon, reimbursing the Issuing Lender for such drawing, and having the Issuing Lender issue new Letters of Credit.
          (c) Each borrowing of Loans pursuant to the Revolving Credit Commitments except pursuant to subsection 2.7(b) shall be in an aggregate principal amount of the lesser of (i) $500,000 or a whole multiple of $100,000 in excess thereof in the case of Alternate Base Rate Loans, and $1,000,000 or a whole multiple of $500,000 in excess thereof, in the case of Eurodollar Loans, and (ii) the Available Revolving Credit Commitments.
          2.2 Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender (other than any Non-Funding Lender) a commitment fee from and including the Closing Date to and including the Revolving Credit Termination Date computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made (whether or not the Borrower shall have satisfied the applicable conditions to borrow or for the issuance of a Letter of Credit set forth in Section

5). Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on June 30, 2010 (or, if earlier, the Revolving Credit Termination Date).
          2.3 Proceeds of Loans. The Borrower and its Subsidiaries shall use the proceeds of Loans for working capital and general corporate purposes, including Capital Expenditures.
          2.4 Issuance of Letters of Credit. (a) During the Revolving Credit Commitment Period, the Borrower may from time to time request the Issuing Lender to issue a Standby L/C or a Commercial L/C by delivering to the Administrative Agent at its address specified in subsection 10.2 (or such other location as the Issuing Lender may direct) no later than 12:00 p.m. (New York time) at least four Business Days in advance of the proposed date of such issuance a letter of credit application in the Issuing Lender’s then customary form and, in respect of Standby L/Cs issued by Jefferies Group, Inc., in the form of Exhibit J (the “L/C Application”) (provided, that in the case of any Standby L/C proposed to be issued on the Closing Date, the Borrower may deliver the applicable L/C Application by no later than 4:00 P.M. (New York time) one Business Day prior to the Closing Date) completed to the satisfaction of the Issuing Lender, together with the proposed form of such Letter of Credit (which shall comply with the applicable requirements of paragraph (b) below) and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request; provided that if the Issuing Lender informs the Borrower that it is for any reason unable to open such Letter of Credit, the Borrower may request any Lender to open such Letter of Credit upon the same terms offered to the Issuing Lender and each reference to the Issuing Lender for purposes of subsections 2.4 through 2.13, 5.1 and 5.2 shall be deemed to be a reference to such Issuing Lender. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any L/C Application or other document submitted by the Borrower to, or entered into by the Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
          (b) Each Standby L/C and Commercial L/C issued hereunder shall be issued for the account of the Borrower and shall, among other things, (i) be denominated in Dollars and be in such form requested by the Borrower as shall be acceptable to the Issuing Lender in its sole discretion, (ii) provide for payments on a sight basis except that Commercial L/Cs having a tenor shorter than 180 days may provide for payment on a sight or time basis if the drafts are drawn on the Issuing Lender and (iii) have an expiry date occurring not later one year (or such longer duration as may be agreed by the Issuing Lender in its sole discretion) after the date of issuance of such Letter of Credit and, in the case of Standby L/Cs, may be automatically renewed on its expiry date for an additional period equal to the initial term, but in no case shall any Letter of Credit have an expiry date occurring later than five business days prior to the Revolving Credit Termination Date. Each L/C Application and each Letter of Credit shall be subject to the International Standby Practices (ISP 98) or the Uniform Customs and Practice for Documentary Credits (UCP 500) of the International Chamber of Commerce, as elected by the Issuing Lender, and, to the extent not inconsistent therewith, the laws of the State of New York; provided, the Issuing Lender shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time Issuing Lender must elect to allow such extension; provided, further, in the event that the condition described in subsection 3.9(c) below exists, Issuing Lender shall not be required to issue any Letter of Credit unless, at the Borrower’s option (x) Issuing Lender has entered into arrangements reasonably satisfactory to it and to the Borrower to eliminate Issuing Lender’s risk with respect to the participation in Letters of Credit of the Non-Funding Lender, including by cash collateralizing such Non-Funding Lender’s pro rata share (based on its Revolving Credit Commitment) of the L/C Usage; or (y) the aggregate Revolving Credit Commitments hereunder shall be deemed and treated for all purposes hereof as reduced in an amount equal to the Revolving Credit Commitment of each Non-Funding Lender for so long as such respective Non-Funding Lender has not been replaced with a Replacement Lender in accordance with subsection 3.14 or otherwise ceased to be a Revolving Lender or ceased to be a Non-Funding Lender.
          2.5 Participating Interests. Effective in the case of each Standby L/C and Commercial L/C (if applicable) as of the date of the opening thereof, the Issuing Lender agrees to allot and does allot, to itself and each other Revolving Credit Lender, and each such Lender severally and irrevocably agrees to take and does take in such Letter of Credit and the related L/C Application (if applicable), an L/C Participating Interest in a percentage equal to such Lender’s Revolving Credit Commitment Percentage.
          2.6 Procedure for Opening Letters of Credit. The Issuing Lender will notify the Administrative Agent (and, upon receipt of such notification, the Administrative Agent will notify each Lender) after the end of each calendar month of any L/C Applications received by the Issuing Lender from the Borrower during such month. Upon receipt of any L/C Application from the Borrower, the Issuing Lender will process such L/C Application, and the other certificates, documents and other papers delivered to the Issuing Lender in connection therewith, in accordance with its customary procedures and, subject to the terms and conditions hereof, shall promptly open such Letter of Credit by issuing the original of such Letter of Credit to the beneficiary thereof and by furnishing a copy thereof to the Borrower and, after the end of the calendar month in which such Letter of Credit was opened, to the other Lenders; provided that no such Letter of Credit shall be issued if subsection 2.1 would be violated thereby.
          2.7 Payments in Respect of Letters of Credit. (a) The Borrower agrees forthwith upon demand by the Issuing Lender and otherwise in accordance with the terms of the L/C Application relating thereto, (i) to reimburse the Issuing Lender for any payment made by the Issuing Lender under any Letter of Credit issued for the account of the Borrower and (ii) to pay interest on any unreimbursed portion of any such payment from the date of such payment until reimbursement in full thereof at a rate per annum equal to (A) on or prior to the date which is one Business Day after the day on which the Issuing Lender demands reimbursement from the Borrower for such payment, the Alternate Base Rate plus the Applicable Margin for the Loans and (B) thereafter, the Alternate Base Rate plus the Applicable Margin for the Loans plus 2%.
          (b) In the event that the Issuing Lender makes a payment under any Letter of Credit and is not reimbursed in full therefor forthwith upon demand of the Issuing Lender, and otherwise in accordance with the terms of the L/C Application relating to such Letter of Credit, the Issuing Lender will promptly notify the Administrative Agent and, promptly upon receipt of such notification, the Administrative Agent will notify each other Revolving Credit Lender. Forthwith upon its receipt of any such notice, each such other Lender will transfer to the Issuing Lender, in immediately available funds, an amount equal to such other Lender’s pro rata share (based on its Revolving Credit Commitment) of the L/C Obligation arising from such unreimbursed payment. Promptly, upon its receipt from such other Lender of such amount, the Issuing Lender will complete, execute and deliver to such other Lender an L/C Participation Certificate dated the date of such receipt and in such amount. If and to the extent such other Lender does not so transfer such amount to the Issuing Lender, such other Lender will pay to the Issuing Lender forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Effective Rate for the first three days and at the interest rate applicable to Loans that are Alternate Base Rate Loans for each day thereafter. The failure of such Revolving Credit Lender to so transfer such amount shall not relieve any other Revolving Credit Lender of its obligation hereunder to make available to the Issuing Lender its pro rata share of the L/C Obligation arising from any such unreimbursed payment on the date required as specified above, but no Revolving Credit Lender shall be responsible for the failure of any other Revolving Credit Lender to so transfer such amount to the Issuing Lender.

          (c) Whenever, at any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any other Revolving Credit Lender such other Lender’s pro rata share of the L/C Obligation arising therefrom, the Issuing Lender receives any reimbursement on account of such L/C Obligation or any payment of interest on account thereof, the Issuing Lender will promptly distribute to the Administrative Agent such reimbursement or payment of interest and the Administrative Agent, promptly upon receipt thereof will distribute such reimbursement or payment to such other Lender its pro rata share thereof in like funds as received; provided that in the event that the receipt by the Issuing Lender of such reimbursement or such payment of interest (as the case may be) is required to be returned, such other Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it in like funds as such reimbursement or payment is required to be returned by the Issuing Lender.
          (d) In determining whether to pay under any Letter of Credit, the Issuing Lender shall have no obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for the Issuing Lender any resulting liability to the Borrower, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of the Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).
          2.8 Letter of Credit Fees. (a) In lieu of any letter of credit commissions and fees provided for in any L/C Application relating to Standby or Commercial L/Cs (other than standard issuance, amendment and payment and discrepancy fees, if any) the Borrower agrees to pay the Administrative Agent, for the account of the Issuing Lender and the Participating Lenders letter of credit fees equal to (x) the Applicable Margin for Loans that are Eurodollar Rate Loans, times (y) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination), payable, in arrears, on the last day of each fiscal quarter of the Borrower. From such fees, the Issuing Lender shall retain for its own account a fronting fee of 0.60% per annum on the undrawn and unexpired amount of each Letter of Credit. The Administrative Agent will disburse any Letter of Credit fees received pursuant to this subsection 2.8(a) to the respective Lenders promptly following the receipt of any such fees. Notwithstanding the foregoing, the Borrower agrees to pay standard issuance, amendment and payment and discrepancy fees, if any, to the Issuing Lender.
          (b) For purposes of any payment of fees required pursuant to this subsection 2.8, the Administrative Agent agrees to provide to the Borrower a statement of any such fees to be so paid; provided that the failure by the Administrative Agent to provide the Borrower with any such invoice shall not relieve the Borrower of its obligation to pay such fees.
          2.9 Letter of Credit Reserves. (a) If any Change in Law shall either (i) impose, modify, deem or make applicable any reserve, special deposit, assessment or similar requirement against letters of credit issued by the Issuing Lender or (ii) impose on the Issuing Lender any other condition regarding this Agreement (with respect to Letters of Credit) or any Letter of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost of the Issuing Lender of issuing or maintaining any Letter of Credit (which increase in cost shall be the result of the Issuing Lender’s reasonable allocation of the aggregate of such cost increases resulting from such events), then, upon demand by the Issuing Lender, the Borrower shall immediately pay to the Issuing Lender, from time to time as specified by the Issuing Lender, additional amounts which shall be sufficient to compensate the Issuing Lender for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the rate applicable to Alternate Base Rate Loans pursuant to subsection 3.5(b). The Borrower shall not be required to make any payments to the Issuing Lender for any additional amounts pursuant to this subsection 2.9(a) unless the Issuing Lender has given written notice to the Borrower of its intent to request such payments prior to or within 60 days after the date on which the Issuing Lender became entitled to claim such amounts. A certificate, setting forth in reasonable detail the calculation of the amounts involved, submitted by the Issuing Lender to the Borrower concurrently with any such demand by the Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.
          (b) In the event that any Change in Law with respect to the Issuing Lender shall, in the opinion of the Issuing Lender, require that any obligation under any Letter of Credit be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by the Issuing Lender or any corporation controlling the Issuing Lender, and such Change in Law shall have the effect of reducing the rate of return on the Issuing Lender’s or such corporation’s capital, as the case may be, as a consequence of the Issuing Lender’s obligations under such Letter of Credit to a level below that which the Issuing Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account the Issuing Lender’s or such corporation’s policies, as the case may be, with respect to capital adequacy) by an amount deemed by the Issuing Lender to be material, then from time to time following notice by the Issuing Lender to the Borrower of such Change in Law, within 15 days after demand by the Issuing Lender, the Borrower shall pay to the Issuing Lender such additional amount or amounts as will compensate the Issuing Lender or such corporation, as the case may be, for such reduction. The Issuing Lender agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) or (b) of this subsection 2.9 with respect to the Issuing Lender, it will, if requested by the Borrower and to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs or reduction in payments resulting from such event; provided that such avoidance or minimization can be made in such a manner that the Issuing Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage. The Borrower shall not be required to make any payments to the Issuing Lender for any additional amounts pursuant to this subsection 2.9(b) unless the Issuing Lender has given written notice to the Borrower of its intent to request such payments prior to or within 60 days after the date on which the Issuing Lender became entitled to claim such amounts. A certificate, in reasonable detail setting forth the calculation of the amounts involved, submitted by the Issuing Lender to the Borrower concurrently with any such demand by the Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.
          (c) The Borrower and each Participating Lender agree that the provisions of the foregoing paragraphs (a) and (b) shall apply equally to each Participating Lender in respect of its L/C Participating Interest in such Letter of Credit, as if the references in such paragraphs and provisions referred to, where applicable, such Participating Lender or, in the case of paragraph (b), any corporation controlling such Participating Lender.
          2.10 Further Assurances. The Borrower hereby agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably requested by the Issuing Lender more fully to effect the purposes of this Agreement and the issuance of Letters of Credit hereunder.
          2.11 Obligations Absolute. The payment obligations of the Borrower under this Agreement with respect to the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

     (a) the existence of any claim, set-off, defense or other right which the Borrower or any of its Subsidiaries may have at any time against any beneficiary, or any transferee, of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, the Administrative Agent or any Lender, or any other Person, whether in connection with this Agreement, any Credit Document, the transactions contemplated herein, or any unrelated transaction;
     (b) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent or invalid or any statement therein being untrue or inaccurate in any respect;
     (c) payment by the Issuing Lender under any Letter of Credit against presentation of a draft or certificate or other document which does not comply with the terms of such Letter of Credit or is insufficient in any respect, except where such payment constitutes gross negligence or willful misconduct on the part of the Issuing Lender as determined by a court of competent jurisdiction; or
     (d) any other circumstances or happening whatsoever, whether or not similar to any of the foregoing, except for any such circumstances or happening constituting gross negligence or willful misconduct on the part of the Issuing Lender as determined by a court of competent jurisdiction.
          2.12 Assignments. No Participating Lender’s participation in any Letter of Credit or any of its rights or duties hereunder shall be subdivided, assigned or transferred (other than in connection with a transfer of part or all of such Participating Lender’s Revolving Credit Commitment in accordance with subsection 10.6(b)) without the prior written consent of the Issuing Lender, which consent will not be unreasonably withheld. Such consent may be given or withheld without the consent or agreement of any other Participating Lender. Notwithstanding the foregoing, a Participating Lender may subparticipate its L/C Participating Interest without obtaining the prior written consent of the Issuing Lender.
          2.13 Participations. The obligation of each Revolving Credit Lender to purchase participating interests pursuant to subsection 2.5 shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement by the Borrower or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
          SECTION 3. GENERAL PROVISIONS APPLICABLE TO LOANS
          3.1 Procedure for Borrowing. (a) The Borrower may borrow under the Commitments on any Business Day occurring prior to the Revolving Credit Commitment Termination Date; provided that, with respect to any borrowing, the Borrower shall give the Administrative Agent irrevocable notice, (such notice to be contained in a “Notice of Borrowing” in the form of Exhibit I) (which notice must be received by the Administrative Agent (i) before 12:00 noon, New York City time, three Business Days prior to the requested Borrowing Date if all or any part of the Loans are to be Eurodollar Loans and (ii) before 2:00 P.M., New York City time, one Business Day prior to the requested Borrowing Date if the borrowing is to be solely of Alternate Base Rate Loans; provided that any such notice in respect of Loans to be made on the Closing Date may be given at any time before 4:00 P.M. New York City time, one Business Day prior to the Closing Date) specifying (A) the amount of the borrowing, (B) whether such Loans are initially to be Eurodollar Loans or Alternate Base Rate Loans or a combination thereof and (C) if the borrowing is to be entirely or partly Eurodollar Loans, the length of the Interest Period for such Eurodollar Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each affected Lender thereof. Not later than 12:00 noon, New York City time, on the Borrowing Date specified in such notice, each affected Lender shall make available to the Administrative Agent at the office of the Administrative Agent specified in subsection 10.2 (or at such other location as the Administrative Agent may direct) an amount in immediately available funds equal to the amount of the Loan to be made by such Lender. Loan proceeds received by the Administrative Agent hereunder shall promptly be made available to the Borrower by the Administrative Agent’s crediting the account of the Borrower, at the office of the Administrative Agent specified in subsection 10.2, with the aggregate amount actually received by the Administrative Agent from the Lenders and in like funds as received by the Administrative Agent. The Loans made on the Closing Date shall be Alternate Base Rate Loans.
          (b) Any borrowing of Eurodollar Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (i) the aggregate principal amount of all Eurodollar Loans having the same Interest Period shall not be less than $1,000,000 or a whole multiple of $500,000 in excess thereof and (ii) no more than ten Interest Periods shall be in effect at any one time.
          3.2 Conversion and Continuation Options. (a) Subject to subsection 3.12, the Borrower may elect from time to time to convert Eurodollar Loans into Alternate Base Rate Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 12:00 noon, New York City time, at least three Business Days prior to the proposed conversion date. The Borrower may elect from time to time to convert all or a portion of the Alternate Base Rate Loans then outstanding to Eurodollar Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 12:00 noon, New York City time, at least three Business Days prior to the proposed conversion date, specifying the Interest Period selected therefor, and, if no Default or Event of Default has occurred and is continuing, such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Business Day, on the next succeeding Business Day. Upon receipt of any notice pursuant to this subsection 3.2, the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of the outstanding Loans may be converted as provided herein; provided that partial conversions of Alternate Base Loans shall be in the aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof and the aggregate principal amount of the resulting Eurodollar Loans outstanding in respect of any one Interest Period shall be at least $1,000,000 or a whole multiple of $500,000 in excess thereof.
          (b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have, by written notice to the Borrower, determined that such a continuation is not appropriate, (ii) if, after giving effect thereto, subsection 3.1(b) would be contravened or (iii) after the date that is one month prior to the Revolving Credit Termination Date (in the case of continuations of Loans).
          3.3 Changes of Commitment Amounts. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate or from time to time to permanently reduce the Revolving Credit Commitments, subject to the provisions of this subsection 3.3. Any such termination of the Revolving Credit Commitments shall be accompanied by prepayment in full of the Loans and L/C Obligations then outstanding and by Cash Collateralization of any outstanding

Letters of Credit on terms reasonably satisfactory to the Administrative Agent. Upon termination of the Revolving Credit Commitments, any Letter of Credit then outstanding that has been so Cash Collateralized shall no longer be considered a “Letter of Credit” as defined in subsection 1.1 and any L/C Participating Interests heretofore granted by the Issuing Lender to the Lenders in such Letter of Credit shall be deemed terminated (subject to automatic reinstatement in the event that such cash collateral is returned and the Issuing Lender is not fully reimbursed for any such L/C Obligations) but the Letter of Credit fees payable under subsection 2.8 shall continue to accrue to the Issuing Lender and the Participating Lenders (or, in the event of any such automatic reinstatement, as provided in subsection 2.8) with respect to such Letter of Credit until the expiry thereof (provided that in lieu of paying a Letter of Credit fee pursuant to subsection 2.8 the Borrower shall pay to the Administrative Agent an amount equal to 0.60% per annum).
          (b) On any day on which an Asset Sale Offer or Excess Cash Flow Offer is consummated pursuant to the Indenture, the Revolving Credit Commitments shall be permanently reduced by an amount, if any, equal to the amount by which the Loans are repaid on such date in order that the aggregate amount of Loans and L/C Obligations then outstanding equals $15,000,000.
          (c) In the case of termination of the Revolving Credit Commitments, interest accrued on the amount of any prepayment relating thereto and any unpaid commitment fee accrued hereunder shall be paid on the date of such termination. Any such partial reduction of the Revolving Credit Commitments pursuant to subsection 3.3(a) above shall be in an amount of $500,000 or a whole multiple of $100,000 in excess thereof and shall, in each case, reduce permanently the amount of the Revolving Credit Commitments then in effect.
          3.4 Optional and Mandatory Prepayments; Repayments of Loans. Subject to subsection 3.12, the Borrower may at any time and from time to time prepay Loans, in whole or in part, without premium or penalty, by irrevocable notice to the Administrative Agent by 10:00 A.M., New York City time, on the same Business Day in the case of Alternate Base Rate Loans, and three Business Days’ irrevocable notice to the Administrative Agent in the case of Eurodollar Loans, specifying the date and amount of prepayment. Upon receipt of such notice (which may be conditioned upon consummation of a refinancing, change of control or other event) the Administrative Agent shall promptly notify each Lender thereof. If such notice is given, the Borrower shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein. Partial prepayments of Loans shall be in an aggregate principal amount equal to the lesser of (A) $1,000,000, or a whole multiple of $500,000 in excess thereof with respect to Eurodollar Loans or (II) $500,000, or a whole multiple of $100,000 in excess thereof with respect to Alternate Base Rate Loans and (B) the aggregate unpaid principal amount of the Loans, as the case may be.
          (b) (i) To the extent, if any, that the sum of the amount of the Loans and L/C Obligations then outstanding and the amounts available to be drawn under outstanding Letters of Credit exceeds the amount of the Revolving Credit Commitments as then in effect, the Borrower shall be required to make a prepayment equal to such excess amount, the proceeds of which shall be applied, first, to payment of the Loans then outstanding, second, to payment of any L/C Obligations then outstanding, and third, to Cash Collateralize any outstanding Letters of Credit on terms reasonably satisfactory to the Administrative Agent.
               (ii) Except as otherwise may be agreed by the Borrower, as agent for the Required Lenders, any prepayment of Loans pursuant to this subsection 3.4 shall be applied, first, to any Alternate Base Rate Loans then outstanding and the balance of such prepayment, if any, to the Eurodollar Loans then outstanding (including to Cash Collateralize outstanding Letters of Credit).

          3.5 Interest Rates and Payment Dates. (a) Eurodollar Loans shall bear interest for each day during each Interest Period applicable thereto, commencing on (and including) the first day of such Interest Period to, but excluding, the last day of such Interest Period, on the unpaid principal amount thereof at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.
          (b) Alternate Base Rate Loans shall bear interest for the period from and including the date such Loans are made to, but excluding, the maturity date thereof, or to, but excluding, the conversion date if such Loans are earlier converted into Eurodollar Loans on the unpaid principal amount thereof at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.
          (c) Except to the extent provided in clause (ii) below, (x) upon the occurrence and during the continuance of any Default or Event of Default under subsections 8(a) or 8(f) or (y) upon the occurrence and during the continuance of any Event of Default (if the Required Lenders so elect in the case of (y) only), the unpaid principal amount of each outstanding Loan shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by such Loans, (ii) to the extent permitted by law, overdue interest in respect of each Loan shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by such Loans and (iii) all other overdue amounts (other than principal) payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Loans that are maintained as Alternate Base Rate Loans from time to time. Interest that accrues under this subsection 3.5(c) shall be payable on demand.
          (d) Except as otherwise expressly provided for in this subsection 3.5 or subsections 3.3(b) or 3.4(b), interest shall be payable in arrears on each Interest Payment Date.
          3.6 Computation of Interest and Fees. (a) Interest in respect of Alternate Base Rate Loans, at any time that the Alternate Base Rate is determined by reference to the Prime Rate, and all fees hereunder shall be calculated on the basis of a 365 (or 366 as the case may be) day year for the actual days elapsed. Interest in respect of Eurodollar Loans and in respect of Alternate Base Rate Loans at any time that the Alternate Base Rate is determined by reference to the Federal Funds Effective Rate shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate is announced or such change in the Eurocurrency Reserve Requirements becomes effective, as the case may be. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.
          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, or any Lender, deliver to the Borrower or such Lender a statement showing the quotations used by the Administrative Agent in determining the Eurodollar Rate.
          3.7 Certain Fees
          (a) The Borrower agrees to pay to the Administrative Agent, for its own account, a non-refundable agent’s fee in an amount previously agreed to with the Administrative Agent, payable in advance on the Closing Date and on the first day of each fiscal year of the Borrower thereafter.

          (b) The Borrower agrees to pay to each Lender an upfront fee in an amount equal to 2.00% of each Lender’s Revolving Credit Commitment, such fee to be due and payable on the Closing Date.
          3.8 Inability to Determine Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that (a) by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any Interest Period with respect to (i) proposed Loans that the Borrower has requested be made as Eurodollar Loans, (ii) any Eurodollar Loans that will result from the requested conversion of all or part of the Alternate Base Rate Loans into Eurodollar Loans or (iii) the continuation of any Eurodollar Loan as such for an additional Interest Period, or (b) dollar deposits in the relevant amount and for the relevant period with respect to any such Eurodollar Loan are not generally available to the Lenders in their respective Eurodollar Lending Offices’ interbank eurodollar markets, the Administrative Agent shall forthwith give telecopy or e-mail notice of such determination, confirmed in writing, to the Borrower and the Lenders at least one day prior to, as the case may be, the requested Borrowing Date, the conversion date or the last day of such Interest Period. If such notice is given (i) any requested Eurodollar Loans shall be made as Alternate Base Rate Loans, (ii) any Alternate Base Rate Loans that were to have been converted to Eurodollar Loans shall be continued as Alternate Base Rate Loans, and (iii) any outstanding Eurodollar Loans shall be converted on the last day of the then current Interest Period applicable thereto into Alternate Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made and no Alternate Base Rate Loans shall be converted to Eurodollar Loans.
          3.9 Pro Rata Treatment and Payments. (a) Except to the extent otherwise provided herein, each borrowing of Loans by the Borrower from the Lenders and any reduction of the Commitments of the Lenders hereunder shall be made pro rata according to the Revolving Credit Commitment Percentages of the Lenders with respect to the Loans borrowed or the Commitments to be reduced.
          (b) Whenever any payment received by the Administrative Agent under this Agreement or the Notes or any other Credit Document is insufficient to pay in full all amounts then due and payable to the Administrative Agent and the Lenders under this Agreement:
     (i) If the Administrative Agent has not received a Payment Sharing Notice (or, if the Administrative Agent has received a Payment Sharing Notice but the Event of Default specified in such Payment Sharing Notice has been cured or waived in accordance with the provisions of this Agreement), such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the following order: first, to the payment of fees and expenses due and payable to the Administrative Agent under and in connection with this Agreement and the other Credit Documents; second, to the payment of all expenses due and payable under subsection 10.5, ratably among the Lenders in accordance with the aggregate amount of such payments owed to each such Lender; third, to the payment of fees due and payable under subsections 2.2 and 2.8, ratably among the Lenders in accordance with the Revolving Credit Commitment Percentage of each Lender of the Commitment for which such payment is owed and, in the case of the Issuing Lender, the amount retained by the Issuing Lender for its own account pursuant to subsection 2.8; fourth, to the payment of interest then due and payable on the Loans and the L/C Obligations ratably in accordance with the aggregate amount of interest owed to each such Lender; and fifth, to the payment of the principal amount of the Loans and the L/C Obligations which is then due and payable ratably among the Lenders in accordance with the aggregate principal amount owed to each such Lender; or

     (ii) If the Administrative Agent has received a Payment Sharing Notice which remains in effect, all payments received by the Administrative Agent under this Agreement or the Notes shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the following order: first, to the payment of all amounts described in clauses “first” through “third” of the foregoing clause (i) in the order set forth therein; second, to the payment of the interest accrued on all Loans and L/C Obligations, regardless of whether any such amount is then due and payable, ratably among the Lenders in accordance with the aggregate accrued interest plus the aggregate principal amount of all Loans and L/C Obligations then due and payable and owed to such Lender; and third, to the payment of the principal amount of all Loans and L/C Obligations, regardless of whether any such amount is then due and payable, ratably among the Lenders in accordance with the aggregate principal amount owed to such Lender.
          (c) If any Lender (a “Non-Funding Lender”) has (x) failed to make a Loan required to be made by it hereunder, and the Administrative Agent has determined that such Lender is not likely to make such Loan or (y) given notice to the Borrower or the Administrative Agent that it will not make, or that it has disaffirmed or repudiated any obligation to make, any Loan, in each case whether by reason of the provisions of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, or otherwise, (i) any payment made on account of the principal of the Loans outstanding shall be made as follows:
     (A) in the case of any such payment made on any date when and to the extent that in the determination of the Administrative Agent the Borrower would be able under the terms and conditions hereof to reborrow the amount of such payment under the Commitments and to satisfy any applicable conditions precedent set forth in Section 5 to such reborrowing, such payment shall be made on account of the outstanding Loans held by the Lenders other than the Non-Funding Lender pro rata according to the respective outstanding principal amounts of the Loans of such Lenders; and
     (B) otherwise, such payment shall be made on account of the outstanding Loans held by the Lenders pro rata according to the respective outstanding principal amounts of such Loans; and
(ii) any payment made on account of interest on the Loans shall be made pro rata according to the respective amounts of accrued and unpaid interest due and payable on the Loans with respect to which such payment is being made. The Borrower agrees to give the Administrative Agent such assistance in making any determination pursuant to subparagraph (i)(A) of this paragraph as the Administrative Agent may reasonably request. Any such determination by the Administrative Agent shall be conclusive and binding on the Lenders.
          (d) All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Administrative Agent, for the account of the Lenders not later than 2:00 p.m. (New York time) on the date due at the office designated by the Administrative Agent in lawful money of the United States and in immediately available funds; for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by on the next succeeding Business Day. The Administrative Agent shall promptly distribute such payments in accordance with the provisions of subsection 3.9(b) upon receipt in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans) would become due and payable on a day other than a Business Day, such payment shall become due and payable on the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension), unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day.
          (e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount which would constitute its Revolving Credit Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent in accordance with subsection 3.1 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection 3.9(e) shall be conclusive absent manifest error. If such Lender’s Revolving Credit Commitment Percentage of such borrowing is not in fact made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Alternate Base Rate Loans hereunder (in lieu of any otherwise applicable interest), on demand, from the Borrower, without prejudice to any rights which the Borrower or the Administrative Agent may have against such Lender hereunder. Nothing contained in this subsection 3.9 shall relieve any Lender which has failed to make available its ratable portion of any borrowing hereunder from its obligation to do so in accordance with the terms hereof.
          (f) The failure of any Lender to make the Loan to be made by it on any Borrowing Date shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such Borrowing Date.
          (g) All payments and optional prepayments (other than prepayments as set forth in subsection 3.11(A) with respect to increased costs) of Eurodollar Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Loans with the same Interest Period shall not be less than $1,000,000 or a whole multiple of $500,000 in excess thereof.
          (h) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8, all payments or proceeds received by the Administrative Agent hereunder in respect of any of the Obligations shall be applied in accordance with the application arrangements described in the Intercreditor Agreement.
          3.10 Illegality. Notwithstanding any other provision herein, if any Change in Law occurring after the date that any lender becomes a Lender party to this Agreement shall (a) make it unlawful for such Lender to make or maintain Eurodollar Loans as contemplated by this Agreement or (b) make it impracticable for such Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then the commitment of such Lender hereunder to make Eurodollar Loans or to convert all or a portion of Alternate Base Rate Loans into Eurodollar Loans shall forthwith be suspended until such time, if any, as such illegality shall no longer exist and such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Alternate Base Rate Loans for the duration of the respective Interest Periods (or, if permitted by applicable law, at the end of such Interest Periods) and all payments of principal which would otherwise be applied to such Eurodollar Loans shall be applied instead to such Lender’s Alternate Base Rate Loans. The Borrower hereby agrees to pay any Lender, promptly upon its demand, any amounts payable pursuant to subsection 3.12 in connection with any conversion in accordance with this subsection 3.10 (such Lender’s notice of such costs, as certified in reasonable detail as to such amounts to the Borrower through the Administrative Agent, to be conclusive absent manifest error).
          3.11 Requirements of Law; Taxes (A) (a) In the event that any Change in Law or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority occurring after the date that any lender becomes a Lender party to this Agreement:
     (i) does or shall subject any such Lender or its Eurodollar Lending Office to any Tax with respect to this Agreement, the Notes or any Eurodollar Loans made by it, or change the basis of taxation of payments to such Lender or its Eurodollar Lending Office of principal, the commitment fee, interest or any other amount payable hereunder (except for (x) net income and franchise taxes imposed on the net income of such Lender or its Eurodollar Lending Office by the jurisdiction under the laws of which such Lender is organized or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in which such Lender’s Eurodollar Lending Office is located or any political subdivision or taxing authority thereof or therein, including changes in the rate of tax on the overall net income of such Lender or such Eurodollar Lending Office, (y) taxes resulting from the substitution of any such system by another system of taxation; provided that the taxes payable by Lenders subject to such other system of taxation are not generally charged to borrowers from such Lenders having loans or advances bearing interest at a rate similar to the Eurodollar Rate) and (z) Taxes addressed by subsection 3.11(B);
     (ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of the Eurodollar Rate; or
     (iii) does or shall impose on such Lender or its Eurodollar Lending Office any other condition;
and the result of any of the foregoing is to increase the cost to such Lender or its Eurodollar Lending Office of making, converting, renewing or maintaining advances or extensions of credit or to reduce any amount receivable hereunder, in each case, in respect of its Eurodollar Loans, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender deems to be material as determined by such Lender with respect to such Eurodollar Loans, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the Alternate Base Rate plus 1%.
          (b) In the event that any Change in Law occurring after the date that any lender becomes a Lender party to this Agreement with respect to any such Lender shall, in the opinion of such Lender, require that any Commitment of such Lender be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by such Lender or any corporation controlling such Lender, and such Change in Law shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital, as the case may be, as a consequence of such

Lender’s obligations hereunder to a level below that which such Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account such Lender’s or such corporation’s policies, as the case may be, with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time following notice by such Lender to the Borrower of such Change in Law as provided in paragraph (c) of this subsection 3.11(A), within 15 days after demand by such Lender, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation on an after-tax basis, as the case may be, for such reduction.
          (c) The Borrower shall not be required to make any payments to any Lender for any additional amounts pursuant to this subsection 3.11(A) unless such Lender has given written notice to the Borrower, through the Administrative Agent, of its intent to request such payments prior to or within 60 days after the date on which such Lender became entitled to claim such amounts. If any Lender has notified the Borrower through the Administrative Agent of any increased costs pursuant to paragraph (a) of this subsection 3.11(A), the Borrower at any time thereafter may, upon at least three Business Days’ notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and subject to subsection 3.12, prepay (or convert into Alternate Base Rate Loans) all (but not a part) of the Eurodollar Loans then outstanding. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) of this subsection 3.11(A) with respect to such Lender, it will, if requested by the Borrower to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs or reduction in payments resulting from such event (including, without limitation, endeavoring to change its Eurodollar Lending Office); provided, that such avoidance or minimization can be made in such a manner that such Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage. If any Lender requests compensation from the Borrower under this subsection 3.11(A), the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender thereafter to make or continue Loans of the Type with respect to which such compensation is requested, or to convert Loans of any other Type into Loans of such Type, until the Requirement of Law giving rise to such request ceases to be in effect; provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.
          3.11(B) (a) Any and all payments made by the Borrower or any Guarantor hereunder or under any Credit Document shall be made free and clear of and without deduction or withholding for any and all Taxes, but excluding Taxes imposed on or measured by the recipient’s net income and franchise taxes imposed in lieu of net income taxes, by a jurisdiction (or political subdivision or taxing authority thereof or therein) under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or, in the case of a Lender, has its applicable lending office and (Y) Taxes imposed under Sections 1471 through 1474 of the Code (“FATCA”) with respect to payments made to a Lender or the Administrative Agent pursuant to the Credit Documents (such non-excluded Taxes being called “Indemnified Taxes”). For purposes of this Agreement, the future effective date of FATCA shall not be considered a Change in Law. In the event that any withholding or deduction from or in respect of any payment under any Credit Document is required in respect of any Taxes pursuant to any applicable law then the Borrower will, or will cause each relevant Guarantor to, (i) make such required withholding or deduction and pay directly to the relevant authority the full amount required to be so withheld or deducted in accordance with applicable law, (ii) promptly forward to the Administrative Agent documentation reasonably satisfactory to the Administrative Agent evidencing such payment to such authority and (iii) in the case of any deduction or withholding for or on account of any Indemnified Taxes, pay to the Administrative Agent for the account of the Lenders and the Administrative Agent such additional amount or amounts as are necessary to ensure that the net amount actually received by each Lender or the Administrative Agent (as the case may be), after making all required withholdings and deductions (including withholdings and deductions applicable to additional sums payable under this subsection

3.11(B)), will equal the full amount such Lender or the Administrative Agent (as the case may be) would have received had no such withholding or deduction been required.
          (b) In addition, Borrower or the relevant Guarantor (as applicable) will pay any present or future stamp or documentary taxes or any other excise, property, intangible, mortgage, recording or similar taxes, charges or similar levies of any jurisdiction, and all liabilities (including for penalties and interest) arising therefrom or with respect thereto, in each case arising from any payment made under any Credit Document or from the execution, delivery or registration of, or otherwise with respect to, any Credit Document (collectively, “Other Taxes”).
          (c) The Borrower or the relevant Guarantor (as applicable) will indemnify each Lender and the Administrative Agent, as the case may be, for the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this subsection 3.11(B)) paid by such Lender or Administrative Agent (as the case may be), whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 20 days after the date such Lender or Administrative Agent (as the case may be) makes written demand therefor. Such written demand shall set forth the amount of such indemnification, and shall be presumed to be correct in the absence of manifest error. Neither the Borrower nor any relevant Guarantor shall be obliged to make a payment to any Lender or the Administrative Agent pursuant to subsection 3.11(B)(a) or (b) in respect of any penalties or interest attributable to any Indemnified Taxes and Other Taxes if such penalties or interest are attributable to the gross negligence or willful misconduct of such Lender or Administrative Agent. After a Lender or the Administrative Agent receives notice of the imposition of the Indemnified Taxes or Other Taxes that are subject to this subsection 3.11(B), such Lender or Agent will act in good faith to promptly notify the Borrower of its obligations thereunder; provided, that the failure to provide such notice shall not relieve the Borrower of the Borrower’s obligation to indemnify such Lender or Administrative Agent pursuant to this subsection 3.11(B). For purposes of this subsection 3.11, a distribution hereunder by the Administrative Agent to or for the account of any Lender or the Administrative Agent shall be deemed a payment by the Borrower.
          As soon as practical after the date of any payment of Indemnified Taxes or Other Taxes by the Borrower or any Guarantor, as applicable, pursuant to this subsection 3.11(B), the Borrower or the Guarantors (as applicable) will furnish to the Administrative Agent, evidence of such payment reasonably satisfactory to the Administrative Agent. If the Borrower or the relevant Guarantor (as applicable) fails to remit to the Administrative Agent, for the account of the respective Lenders and the Administrative Agent, such documentary evidence, the Borrower shall indemnify the Lenders and the Administrative Agent for any incremental taxes, interest, penalties or other costs (including reasonable attorneys’ fees and expenses) that may become payable by any Lender or the Administrative Agent as a result of any such failure.
          (d) Each Lender (and in case of an Assignee on the date it becomes a Lender) that is a United States Person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower, with a copy to the Administrative Agent, U.S. Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender (and in case of an Assignee on the date it becomes a Lender) that is not a United States Person (as defined in Section 7701(a)(30) of the Code) for federal income tax purposes either (1) in the case of a Lender that is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (i) represents to Borrower (for the benefit of the Borrower and the Administrative Agent) that under applicable law and treaties no taxes are required to be withheld by the Borrower or the Administrative

Agent with respect to any payments to be made to such Lender in respect of the Loans or the L/C Participating Interests, (ii) agrees to furnish to the Borrower, with a copy to the Administrative Agent, either U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN (wherein such Lender claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder) and (iii) agrees (for the benefit of the Borrower and the Administrative Agent), to the extent it may lawfully do so at such times, to provide the Borrower, with a copy to the Administrative Agent, a new Form W-8ECI or Form W-8BEN upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Lender, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption or (2) in the case of a Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (i) agrees to furnish to the Borrower, with a copy to the Administrative Agent, (A) a certificate substantially in the form of Exhibit E (any such certificate, a “Subsection 3.11(B)(d)(2) Certificate”) and (B) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, certifying to such Lender’s legal entitlement at the Closing Date (or, in the case of an Assignee, on the date it becomes a Lender) to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to all payments to be made under this Agreement, and (ii) agrees, to the extent legally entitled to do so, upon reasonable request by the Borrower, to provide to the Borrower (for the benefit of the Borrower and the Administrative Agent) such other forms as may be required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement. Notwithstanding any provision of this subsection 3.11(B) to the contrary, the Borrower shall have no obligation to pay any amount to or for the account of any Lender (or the Eurodollar Lending Office of any Lender) on account of any Indemnified Taxes pursuant to this subsection 3.11(B), to the extent that such amount results from (i) the failure of any Lender to comply with its obligations pursuant to this subsection 3.11(B)(d) or (ii) any representation made or deemed to be made by any Lender pursuant to this subsection 3.11(B)(d) proving to have been incorrect, false or misleading in any material respect when so made or deemed to be made, except where such Lender’s failure to comply with its obligations pursuant to subsection 3.11B(d) or any such incorrect, false or misleading representation made or deemed to have been made by such Lender results from a Change of Law after the Closing Date. Notwithstanding anything to the contrary contained elsewhere in this Agreement, but subject to the immediately preceding sentence, the Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in subsection 3.11(B)(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as a result of any Change in Law after the Closing Date relating to the deducting or withholding of income or similar Taxes. The Borrower shall not be required to increase any amounts payable to any Lender or Assignee with respect to any Indemnified Taxes that are United States withholding taxes imposed on amounts payable to such Lender or Assignee at the time such Lender or its Assignee becomes a party to this Agreement, except to the extent that such Lend er’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Indemnified Taxes pursuant to this subsection 3.11(B).
          (e) A certificate in reasonable detail as to any amounts submitted by such Lender, through the Administrative Agent, to the Borrower, shall be conclusive in the absence of manifest error. The covenants contained in this subsection 3.11 shall survive the termination of this Agreement and repayment of the Loans.
          3.12 Indemnity. The Borrower agrees to indemnify each Lender and to hold such Lender harmless from any loss or expense (but without duplication of any amounts payable as default interest) which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or interest on any Eurodollar Loans of such Lender, including, but not limited to, any the loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder, (b) default by the Borrower in making a borrowing after the Borrower has given a notice in accordance with subsection 3.1 or in making a conversion of Alternate Base Rate Loans to Eurodollar Loans or in continuing Eurodollar Loans as such, in either case, after the Borrower has given notice in accordance with subsection 3.2, (c) default by the Borrower in making any prepayment after the Borrower has given a notice in accordance with subsection 3.4 or (d) a payment or prepayment of a Eurodollar Loan or conversion (including without limitation, as a result of subsection 3.4 and/or a conversion pursuant to subsection 3.10) of any Eurodollar Loan into an Alternate Base Rate Loan, in either case on a day which is not the last day of an Interest Period with respect thereto, including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Eurodollar Loans hereunder (but excluding loss of profit). This covenant shall survive termination of this Agreement and repayment of the Loans.
          3.13 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Revolving Credit Termination Date. The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum and on the dates set forth in subsection 3.5.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
          (c) The Administrative Agent shall maintain the Register pursuant to subsection 10.6(b)(iv), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and the Lender’s share thereof.
          (d) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 3.13(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender or to repay any other obligations in accordance with the terms of this Agreement.
          (e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, it will execute and deliver to such Lender a promissory note evidencing the Loans of such Lender, substantially in the form of Exhibit A with appropriate insertions as to date and principal amount (a “Note”).
          3.14 Replacement of Lenders. In the event that any Lender or the Issuing Lender (w) is a Non-Funding Lender, (x) exercises its rights pursuant to subsection 3.10 or requests payments pursuant to subsections 2.9 or 3.11 or (y) refuses to consent to any amendment or waiver under any Credit Document which pursuant to the terms of subsection 10.1 requires the consent of all Lenders or all affected Lenders and with respect to which the Required Lenders shall have granted their consent (a “Non-Consenting Lender”), the Borrower may require, at its own expense (including payment of any processing fees under subsection 10.6(b)) and subject to subsection 3.12, such Lender or the Issuing Lender to assign, at par plus accrued interest and fees, without recourse (in accordance with subsection 10.6) all of its interests, rights and obligations hereunder (including all of its Commitments and the Loans and other amounts at the time owing to it hereunder and under its Note and its interest in the Letters of Credit) to a bank, financial institution or other entity specified by the Borrower (a “Replacement Lender”); provided that (i) such assignment shall be made in accordance with subsection 10.6(b) (except as otherwise provided in this subsection) and shall not conflict with or violate any law, rule or regulation or order of any court or other Governmental Authority, (ii) the Borrower shall have received the written consent of the Administrative Agent, which consent shall not unreasonably be withheld, to such assignment (provided that no such consent shall be required for any such assignment to a Lender, an Affiliate of a Lender or an Approved Fund), (iii) the Borrower shall have paid to the assigning Lender or the Issuing Lender all monies other than principal, interest and fees accrued and owing hereunder to it (including pursuant to subsections 2.9, 3.10, 3.11 and 3.12) and (iv) in the case of a required assignment by the Issuing Lender, the Letters of Credit shall be canceled and returned to the Issuing Lender.
          3.15 Reliance on Representation of the Borrower. The Borrower hereby agrees that the Administrative Agent and the Lenders may rely on any representation, warranty, certificate, notice, document or telephone request which purports to be executed or made, and which the Administrative Agent or the Lenders in good faith believe to have been executed or made, by the Borrower or any of its authorized officers, and the Borrower further agrees to indemnify and hold the Administrative Agent and the Lenders harmless for any action, including the making of the borrowings hereunder, and any loss or expense, taken or incurred by any of them as a result of their good faith reliance upon any such representation, warranty, certificate, notice, document or telephone request.
          SECTION 4. REPRESENTATIONS AND WARRANTIES
          In order to induce the Lenders to enter into this Agreement and to make the Loans and to induce the Issuing Lender to issue, and the Participating Lenders to participate in, the Letters of Credit, each Borrower hereby represents and warrants to each Lender and the Administrative Agent as of the Closing Date and as of the making of any extension of credit hereunder:
          4.1 Financial Condition
          (a) The audited consolidated balance sheet of Bermuda Holdings and its consolidated Subsidiaries as at February 22, 2009, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers, present fairly, in all material respects, the consolidated financial condition of Bermuda Holdings and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. All such financial statements have been prepared in accordance with GAAP consistently applied throughout the periods involved (except as approved by such accountants and disclosed therein).
          (b) The unaudited consolidated balance sheet of Bermuda Holdings and its consolidated Subsidiaries as at November 22, 2009, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, copies of which have heretofore been furnished to each Lender, present fairly, in all material respects, the consolidated financial condition of Bermuda Holdings and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended, subject to normal year-end adjustments. All such financial statements, including the related schedules thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Bermuda Holdings and its

Subsidiaries as of November 22, 2009 did not have, and since such date and prior to the Closing Date did not incur, assume or create, any material Contingent Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph or in the financial statements referred to in paragraph (a) of this subsection (other than foreign exchange transactions in the ordinary course of business as permitted by subsection 7.8).
          (c) The unaudited consolidated pro forma balance sheet of Bermuda Holdings and its consolidated Subsidiaries, as of November 22, 2009, certified by a Responsible Officer of Bermuda Holdings (the “Pro Forma Balance Sheet”), copies of which have been furnished to each Lender, is the unaudited balance sheet of Bermuda Holdings and its consolidated Subsidiaries adjusted to give effect (as if such events had occurred on such date) to (i) the Refinancing, (ii) the incurrence of the Loans and the issuance of the Letters of Credit to be incurred or issued, as the case may be, on the Closing Date, (iii) the issuance of the Senior Secured Notes on the Closing Date and (iv) the incurrence of all other Indebtedness that Bermuda Holdings and its consolidated Subsidiaries expect to incur, and the payment of all amounts Bermuda Holdings and its consolidated Subsidiaries expect to pay, in connection with the Transactions. The Pro Forma Balance Sheet was prepared based on good faith assumptions in accordance with GAAP and is based on information believed by Bermuda Holdings to be reasonable and correct as of the date of delivery thereof and presents fairly, in all material respects, on a pro forma basis the financial position of Bermuda Holdings and its consolidated Subsidiaries as of November 22, 2009, as adjusted, as described above, assuming that the events specified in the preceding sentence had actually occurred as of such date.
          (d) The Projections delivered to the Administrative Agent and the Lenders prior to the Closing Date have been prepared in good faith and are based on assumptions believed to be reasonable when such Projections were prepared, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results included in such Projections.
          (e) On and as of the Closing Date and each Borrowing Date and after giving effect to the Transactions and to all Indebtedness (including the Loans and the Senior Secured Notes) being incurred or assumed and Liens created by the Credit Parties in connection therewith on such date, (i) the sum of the fair value of the assets, at a fair valuation, of each Credit Party and its Subsidiaries (taken as a whole) will exceed its or their respective debts, (ii) the sum of the present fair salable value of the assets of each Credit Party and its Subsidiaries (taken as a whole) will exceed its or their respective debts, (iii) each Credit Party and its Subsidiaries (taken as a whole) has or have not incurred and does or do not intend to incur, and does or do not believe that it or they will incur, debts beyond its or their respective ability to pay such debts as such debts mature, and (iv) each Credit Party and its Subsidiaries (taken as a whole) will have sufficient capital with which to conduct its or their respective businesses. For purposes of this subsection 4.1(e), “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          4.2 No Change. (a) Since February 22, 2009, no event, change or effect has occurred and is continuing (other than, in each case, as described in (x) the default letter delivered by the Borrower to the administrative agent under the Original First Lien Credit Agreement on March 9, 2010, or (y) the

default letter delivered by the Borrower to the administrative agent under the Second Lien Credit Agreement on March 9, 2010) which has had, or would reasonably be expected to have, a Material Adverse Effect and (b) no dividends or other distributions have been declared, paid or made upon the Capital Stock of Bermuda Holdings or Stratus Bermuda nor has any of the Capital Stock of Bermuda Holdings or Stratus Bermuda been redeemed, retired, repurchased or otherwise acquired for value by Bermuda Holdings, Stratus Bermuda or any of their Subsidiaries, except as permitted under this Agreement.
          4.3 Existence; Compliance with Law. Bermuda Holdings and each of its Subsidiaries (a) is duly organized and validly existing under the laws of the jurisdiction of its incorporation except to the extent the failure of any Tier 2 Foreign Entity or immaterial Tier 1 Foreign Entity or Domestic Entity to be duly authorized and validly existing, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to use its corporate name and to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (c) is duly qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all applicable statutes, laws, ordinances, rules, orders, permits and regulations of any governmental authority or instrumentality, domestic or foreign (including, without limitation, those related to Hazardous Materials and substances), except where noncompliance would not reasonably be expected to have a Material Adverse Effect. Neither Bermuda Holdings nor any of its Subsidiaries has received any written communication from a Governmental Authority that alleges that any such Person is not in compliance with federal, state, local or foreign laws, ordinances, rules and regulations except to the extent such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          4.4 Power; Authorization. Each Credit Party has the power and authority to make, deliver and perform each of the Credit Documents to which it is a party, and the Borrower has the power and authority and legal right to borrow hereunder and to have Letters of Credit issued for its account hereunder. Each Credit Party has taken all necessary action to authorize the execution, delivery and performance of each of the Credit Documents to which it is or will be a party and the Borrower has taken all necessary action to authorize the borrowings hereunder and the issuance of Letters of Credit for its account hereunder. No consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority) is required in connection with the execution, delivery or performance by any Credit Party, or for the validity or enforceability in accordance with its terms against any Credit Party, of any Credit Document except for consents, authorizations and filings which have been obtained or made and are in full force and effect and except (i) such consents, authorizations and filings, the failure to obtain or perform (x) which would not reasonably be expected to have a Material Adverse Effect and (y) which would not adversely affect the validity or enforceability of any of the Credit Documents, and (ii) such filings as are necessary to perfect the Liens of the Lenders created pursuant to this Agreement and the Security Documents.
          4.5 Enforceable Obligations. This Agreement has been, and each of the other Credit Documents has been or will be, duly executed and delivered on behalf of each Credit Party that is party thereto. This Agreement and each of the other Credit Documents constitute the legal, valid and binding obligation of each Credit Party that is party thereto, and is enforceable against each Credit Party that is party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
          4.6 No Legal Bar. The execution, delivery and performance of each Credit Document, the incurrence or issuance of and use of the proceeds of the Loans and of drawings under the Letters of Credit and the transactions contemplated by the Credit Documents, (a) will not violate any Requirement of Law or any Contractual Obligation applicable to or binding upon Bermuda Holdings or any of its Subsidiaries or any of their respective properties or assets, in any manner which, individually or in the aggregate, (i) would give rise to any liability on the part of the Administrative Agent or any Lender or (ii) would have a Material Adverse Effect, and (b) will not result in the creation or imposition of any Lien on any of its properties or assets pursuant to any Requirement of Law applicable to it, as the case may be, or any of its Contractual Obligations, except for the Liens arising under the Security Documents and other Permitted Liens.
          4.7 No Material Litigation. Other than as set forth on Schedule 4.7, (i) no litigation by, investigation known to the Borrower by, or proceeding of, any Governmental Authority is pending against Bermuda Holdings or any of its Subsidiaries with respect to the validity, binding effect or enforceability of any Credit Document, the Loans made hereunder, the use of proceeds thereof, or of any drawings under a Letter of Credit and the other transactions contemplated hereby and (ii) no lawsuits, claims, proceedings or investigations are pending or, to the best knowledge of the Borrower, threatened against or affecting Bermuda Holdings or any of its Subsidiaries or any of their respective properties, assets, operations or businesses (including after giving effect to the Transactions), in which there is a probability of an adverse determination, and is reasonably likely, if adversely decided, to have a Material Adverse Effect.
          4.8 Investment Company Act. Neither Bermuda Holdings nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended).
          4.9 Use of Proceeds; Federal Regulation
          (a) All proceeds of the Loans and the Letters of Credit will be used for the working capital and general corporate purposes of the Borrower and its Subsidiaries.
          (b) No part of the proceeds of any of the Loans or any drawing under a Letter of Credit will be used for any purpose which violates the provisions of Regulation T, U or X of the Board. Neither Bermuda Holdings nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under said Regulation U.
          4.10 No Default. Bermuda Holdings and each of its Subsidiaries (a) have performed all material obligations required to be performed by them under their respective Contractual Obligations and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, except to the extent that such breach or default would not reasonably be expected to have a Material Adverse Effect and (b) are not in default under any material judgment, order or decree of any Governmental Authority, domestic or foreign, applicable to it or any of its respective properties, assets, operations or business, except to the extent that any such defaults would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          4.11 Taxes. Bermuda Holdings and each of its Subsidiaries has filed or caused to be filed all material tax returns which, to the knowledge of the Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves (or other sufficient provisions) in conformity with GAAP have been provided on the books of Bermuda Holdings or its Subsidiaries, as the case may be); and, to the knowledge of the Borrower, no tax Lien has been filed, and, no written claim is being asserted, with respect to any such tax, fee or other charges.
          4.12 Subsidiaries. The Subsidiaries of Bermuda Holdings as of the Closing Date and their jurisdictions of incorporation are as set forth on Schedule 4.12.
          4.13 Ownership of Property; Liens. As of the Closing Date and as of the making of any extension of credit hereunder (subject to transfers and dispositions of property permitted under subsection 7.5), Bermuda Holdings and each of its Subsidiaries has good and valid title to all of its respective material assets (other than real property or interests in real property) in each case free and clear of all mortgages, liens, security interests or encumbrances of any nature whatsoever except Permitted Liens. With respect to real property or interests in real property, as of the Closing Date, Bermuda Holdings and each of its Subsidiaries has (i) fee title to all of the real property listed on Schedule 4.13 under the heading “Fee Properties” (each, a “Fee Property”), and (ii) good and valid title to the leasehold estates in all of the real property leased by it and, in the case of any such leasehold estates located in the United States with a base aggregate annual rent in excess of $100,000, listed on Schedule 4.13 under the heading “Leased Properties” (each, a “Leased Property”), in each case, free and clear of all mortgages, liens, security interests, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except (A) Permitted Liens and (B) as to Leased Property, the terms and provisions of the respective lease therefor, including, without limitation, the matters set forth on Schedule 4.13, and any matters affecting the fee title and any estate superior to the leasehold estate related thereto. The Fee Properties and the Leased Properties constitute, as of the Closing Date, all of the real property owned in fee or leased by Bermuda Holdings and its Subsidiaries in the United States (other than leased Real Property the combined base aggregate annual rent of which does not exceed $100,000).
          4.14 ERISA. Neither a Reportable Event nor a failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied during such period in all respects with its terms and he applicable provisions of ERISA and the Code except for any noncompliance that would not result in a material liability to Bermuda Holdings or any of its Subsidiaries. None of Bermuda Holdings, any of its Subsidiaries or any Commonly Controlled Entity has been involved in any transaction, and no condition exists, that would cause Bermuda Holdings or any of its Subsidiaries to be subject to material liability with respect to a Plan to which Bermuda Holdings or any of its Subsidiaries or any Commonly Controlled Entity contributed or was obligated to contribute during the six-year period ending on the date this representation is made or deemed made; or incurred any material liability under Title IV of ERISA which would become or remain a material liability of Bermuda Holdings or any of its Subsidiaries after the Closing Date. No termination of a Single Employer Plan has occurred, and no Lien with respect to a Plan has arisen, during such five-year period that has not been satisfied in full. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount which, if it became a liability of Bermuda Holdings or any of its Subsidiaries, would be a material liability. Neither Bermuda Holdings, nor any of its Subsidiaries nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that resulted in a liability that has not been satisfied in full, and neither Bermuda Holdings, nor any of its Subsidiaries nor any Commonly

Controlled Entity would become subject to any liability under ERISA if Bermuda Holdings or any of its Subsidiaries or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made, in either case that would result in a material liability to Bermuda Holdings or any of its Subsidiaries. To the knowledge of Bermuda Holdings, no such Multiemployer Plan is in Reorganization or Insolvent. The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of Bermuda Holdings, its Subsidiaries and each Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits by an amount which, if it became a liability of Bermuda Holdings or any of its Subsidiaries, would be a material liability except to the extent that such liability is properly reflected on Bermuda Holdings’ financial statements. For purposes of this subsection 4.14, a material liability shall mean a liability exceeding $5,000,000. No Plan has applied for or received a waiver of the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) or an extension of any amortization period within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA. No proceedings have been instituted to terminate or appoint a trustee to administer any Single Employer Plan.
          4.15 Collateral Agreements. (a) Upon execution and delivery thereof by the parties thereto, the Collateral Agreement will be effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties (as defined in the Collateral Agreement), a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof. In the case of Pledged Stock described in the Collateral Agreement, when stock certificates representing or constituting such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Collateral Agreement, when financing statements and other filings specified on Schedule 4.15(b) in appropriate form are filed in the offices specified on Schedule 4.15(b), the Collateral Agreement shall, subject to the existence of Permitted Liens, constitute first liens on, and perfected security interests in, all rights, title and interest of the Credit Parties in such Collateral (except to the extent that a security interest cannot be perfected therein by the filing of a financing statement or the taking of possession under the Uniform Commercial Code of the relevant jurisdiction), as security for the Obligations.
          (b) Upon execution and delivery thereof by the relevant Credit Party, each Mortgage delivered pursuant to subsection 6.9 will be effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the collateral described therein, and upon recording the Mortgages in the jurisdictions in which the property covered by such Mortgage is located (and/or such other actions as may be required under the relevant local law in respect of foreign mortgages and which are to be performed pursuant to subsection 6.9(d)), such security interests will, subject to the existence of Permitted Liens, constitute first liens on, and perfected security interests in, all rights, title and interest of the debtor party thereto in the collateral described therein.
          4.16 Copyrights, Patents, Permits, Trademarks and Licenses. Schedule 4.16 sets forth a true and complete list as of the Closing Date of all material registered trademarks, trade names, service marks, patents, pending patent applications and registered copyrights and applications therefor owned, used or filed by or licensed to Bermuda Holdings and its Subsidiaries and, with respect to registered trademarks (if any), contains a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. Except as set forth on Schedule 4.16, Bermuda Holdings or one of its Subsidiaries owns or has the right to use, registered trademarks, trade names, service marks, patents, pending patent applications and copyrights and applications therefor referred to in such Schedule. Except as set forth on Schedule 4.16, to the best knowledge of Borrower, no claims are pending by any Person with respect to the ownership, validity, enforceability of Bermuda Holdings’ or any Subsidiary’s use of any such registered trademarks, trade names, service marks, patents, pending patent applications and copyrights, or applications therefor, challenging or questioning the validity or effectiveness of any of the foregoing, in any jurisdiction, domestic or foreign, except to the extent such claims would not reasonably be expected to have a Material Adverse Effect.
          4.17 Environmental Matters. Except insofar as any exceptions to the following, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:
     (a) to the best knowledge of the Borrower, the properties owned, leased, or otherwise operated by Bermuda Holdings or any of its Subsidiaries do not contain, and have not previously contained, in, on or under, including, without limitation, the soil and groundwater thereunder, any Hazardous Materials in amounts, concentrations or conditions that constitute or constituted a violation of, or could reasonably give rise to liability under, Environmental Laws or otherwise result in costs to Bermuda Holdings or any of its Subsidiaries;
     (b) to the best knowledge of the Borrower, the properties owned or leased, or otherwise operated by Bermuda Holdings or any of its Subsidiaries and all operations and facilities at such properties are in compliance with all Environmental Laws, and there is no contamination or violation of any Environmental Law which could interfere with the continued operation of, or impair the fair saleable value of, such property;
     (c) neither Bermuda Holdings nor any of its Subsidiaries has received or is aware of any written complaint, notice of violation, alleged violation, or notice of investigation or of potential liability (including, without limitation, as relates to any potentially responsible party status) under Environmental Laws or with respect to any Hazardous Materials with regard to Bermuda Holdings or its Subsidiaries, nor does Bermuda Holdings or any of its Subsidiaries have knowledge that any such action is being contemplated, considered or threatened;
     (d) to the best knowledge of the Borrower, Hazardous Materials have not been generated, treated, stored or disposed of at, on or under any properties presently or formerly owned, leased, or otherwise operated by Bermuda Holdings or any of its Subsidiaries, nor have any Hazardous Materials been transported from any such property, or come to be located at any other property, in violation of or in a manner that could reasonably give rise to liability under any Environmental Laws; and
     (e) there are no governmental, administrative, or judicial actions or proceedings pending or, to the best knowledge of the Borrower, threatened under any Environmental Law to which Bermuda Holdings or any of its Subsidiaries is a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements, other than permits authorizing operations by Bermuda Holdings or any of its Subsidiaries, outstanding relating to compliance with or liability under any Environmental Law.
          4.18 Accuracy and Completeness of Information. The factual statements contained in the financial statements referred to in subsection 4.1, the Credit Documents (including the schedules thereto) and any other certificates or documents furnished or to be furnished to the Administrative Agent or the Lenders from time to time in connection with this Agreement, taken as a whole, do not and will not, to the best knowledge of the Borrower, as of the date when made, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made, all except as otherwise qualified herein or therein, such knowledge qualification being given only with respect to factual statements made by Persons other than the Borrower or any of its Subsidiaries; provided that with respect to projected financial information, the Borrower represents only that such information has been and will be prepared in good faith based upon assumptions (in accordance with GAAP) believed by the Borrower to be reasonable at the time.
     4.19 Anti-Terrorism Law; Foreign Corrupt Practices Act. (a) Neither Bermuda Holdings nor any of its Subsidiaries is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “Patriot Act”).
          (b) Neither Bermuda Holdings nor any of its Subsidiaries is any of the following:
          (i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
          (ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
          (iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
          (iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
          (v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.
          (c) Neither Bermuda Holdings nor any of its Subsidiaries (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in subsection 4.19(b), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
          (d) Neither Bermuda Holdings nor any of its Subsidiaries, nor any director or officer thereof, has, in the course of its actions for, or on behalf of, Bermuda Holdings or its Subsidiaries, directly or indirectly (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.
          SECTION 5. CONDITIONS PRECEDENT
          5.1 Conditions to Initial Loans and Letters of Credit. The obligation of each Lender to make its Loans, and the obligation of the Issuing Lender to issue any Letter of Credit, on the Closing Date are subject to the satisfaction, or waiver by such Lender, immediately prior to or concurrently with the making of such Loans or the issuance of such Letters of Credit, as the case may be, of the following conditions:
     (a) Agreement; Notes. The Administrative Agent shall have received (i) a counterpart of this Agreement for each Lender, duly executed and delivered by a duly authorized officer of each of the Administrative Agent, the Syndication Agent, each Lender and the Borrower and (ii) for the account of each Revolving Credit Lender requesting the same pursuant to subsection 4.13, a Note of the Borrower conforming to the requirements hereof and executed by a duly authorized officer of the Borrower.
     (b) PATRIOT Act. The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, and under or in respect of applicable Anti-Terrorism Laws including the Executive Order and the Patriot Act.
     (c) Senior Secured Notes. (i) The Borrower and Stratus Bermuda shall have received gross cash proceeds of not less than $207,281,500 from the issuance of the Senior Subordinated Notes in a public offering or in a Rule 144A or other private placement to one or more holders. (ii) The Administrative Agent shall have received an executed copy of the Indenture and all other documentation governing the Senior Secured Notes which shall be reasonably satisfactory to it (provided that the terms and conditions of the Senior Secured Notes contained in the preliminary offering memorandum dated March 23, 2010 in respect of such Senior Secured Notes are satisfactory to the Administrative Agent).
     (d) Second Lien Facility Amendment. The Administrative Agent shall have received executed copies of the Second Lien Facility Amendment and all documentation relating thereto, in form and substance reasonably satisfactory to it, and all conditions precedent to the effectiveness of the Second Lien Facility Amendment shall have been satisfied such that the Second Lien Facility Amendment shall have become effective in accordance with its terms.
     (e) Intercreditor Agreement. The Administrative Agent shall have received the Intercreditor Agreement executed and delivered by the parties thereto.
     (f) Consummation of the Refinancing.
          (i) On or prior to the Closing Date, the commitments under the Original First Lien Credit Agreement shall have been terminated, all loans thereunder shall have been repaid in full, together with interest thereon, all letters of credit issued thereunder shall have been terminated, or supported hereunder by Letters of Credit, and all other amounts owing pursuant to the Original First Lien Credit Agreement shall have been repaid in full, in each case using the gross cash proceeds received from the issuance and sale of the Senior Secured Notes, and the Administrative Agent shall have received evidence in form, scope and substance reasonably satisfactory to it that the matters set forth in this subsection have been satisfied at such time.
          (ii) On or prior to the Closing Date, the creditors under the Original First Lien Credit Agreement shall have terminated and released all Liens on the Capital Stock of and assets owned by Bermuda Holdings and its Subsidiaries, and the Administrative Agent shall have received all such releases as may have been requested by it, which releases shall be in form and substance reasonably satisfactory to the Administrative Agent.

     (g) Financial Statements. The Administrative Agent shall have received the Pro Forma Balance Sheet, together with a certificate of the Borrower to the effect that such Pro Forma Balance Sheet fairly presents in all material respects the pro forma financial position of Bermuda Holdings and its consolidated Subsidiaries and was prepared in good faith, and the financial statements described in subsection 4.1.
     (h) Fees. The Agents, the Lead Arranger and the Lenders shall have received all fees, expenses and other consideration presented for payment required to be paid or delivered on or before the Closing Date.
     (i) Lien Searches; Lien Perfection. (i) The Administrative Agent shall have received substantially all of the results of a search of Uniform Commercial Code, tax and judgment filings made with respect to Bermuda Holdings and its Subsidiaries in the jurisdictions set forth on Schedule 4.15(b) with respect to which it has requested such search, together with copies of financing statements disclosed by such searches and such searches shall disclose no Liens on any assets encumbered by any Security Document, except for Liens permitted hereunder or, if unpermitted Liens are disclosed, the Administrative Agent shall have received reasonably satisfactory evidence of the release of such Liens and (ii) the Administrative Agent shall have received each document (including any Uniform Commercial Code financing statements), necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens created by the Security Documents, in proper form for filing; provided that the Administrative Agent may, in the reasonable exercise of its discretion, consent to an extension of time with respect to any such document or action relating to the perfection of Liens in Collateral located in or governed by the laws of a jurisdiction other than the United States or a political subdivision thereof.
     (j) Subsidiary Guaranty, Collateral Agreement; Pledged Stock; Pledged Notes. The Administrative Agent shall have received (i) the Subsidiary Guaranty, (ii) the Collateral Agreement, executed and delivered by the Borrower and each Subsidiary Guarantor, (iii) the Bermuda Holdings Pledge Agreement executed and delivered by Bermuda Holdings, (iv) the Stratus Bermuda Cyprus Pledge Agreement and the Stratus Bermuda Irish Law Pledge Agreement executed and delivered by Stratus Bermuda, (v) an Acknowledgement and Consent in the form attached to the Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Credit Party, (vi) the certificates, if any, representing the shares of Capital Stock pledged pursuant to the Collateral Agreement, the Bermuda Holdings Pledge Agreement, the Stratus Bermuda Cyprus Law Pledge Agreement and the Stratus Bermuda Irish Law Pledge Agreement, respectively, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (vii) the Pledged Notes, together with an undated allonge for each such Pledged Note executed in blank by a duly authorized officer of the pledgor thereof.
     (k) Indebtedness. After giving pro forma effect to the Transactions, Bermuda Holdings and its Subsidiaries shall have no (i) outstanding preferred stock and (ii) Indebtedness other than any Indebtedness permitted under subsection 7.1 hereof.
     (l) Legal Opinions. The Administrative Agent shall have received, dated the Closing Date and addressed to the Administrative Agent and the Lenders, an opinion of (i) Gibson, Dunn & Crutcher LLP, counsel to the Credit Parties, in substantially the form of Exhibit F, (ii) Mouaimis & Mouaimis, special Cyprus counsel to SRA Technologies Cyprus Limited, in substantially the form of Exhibit G-1, (iii) A&L Goodbody, special Ireland counsel to Stratus Technologies Ireland Limited, in substantially the form of Exhibit G-2, and (iv) Cox Hallett Wilkinson, special Bermuda Counsel to Bermuda Holdings and Stratus Bermuda, in substantially the form of Exhibit G-3, in each case, with such changes thereto as may be approved by the Administrative Agent and its counsel.
     (m) Closing Certificate. The Administrative Agent shall have received a closing certificate of the Borrower, each other Credit Party, Bermuda Holdings and Stratus Bermuda, dated the Closing Date, in substantially the form of Exhibits H-1, H-2, H-3 and H-4, respectively, with appropriate insertions and attachments, in form and substance satisfactory to the Administrative Agent and its counsel, executed by the President or any Vice President and the Secretary or any Assistant Secretary (or other appropriate officers or representatives) of the Borrower, each other Credit Party, Bermuda Holdings and Stratus Bermuda, respectively.
     (n) Solvency Certificate. The Administrative Agent shall have received a certificate of the chief financial officer of the Borrower in form and substance reasonably satisfactory to it which shall document the solvency of Bermuda Holdings and its Subsidiaries taken as a whole, after giving pro forma effect to the consummation of the Transactions and the other transactions and related financings contemplated hereby.
     (o) Insurance. The Administrative Agent shall have received (i) a schedule describing all insurance maintained by Bermuda Holdings and its respective Subsidiaries pursuant to subsection 6.5 and (ii) binders or certificates of insurance (or other customary evidence as to the obtaining and maintenance by Bermuda Holdings of such insurance) for each policy set forth on such schedule insuring against casualty and other usual and customary risks.
     (p) Maximum Leverage Ratio. As of the Closing Date and after giving pro forma effect to the Transactions, the ratio of (i) all Consolidated Indebtedness (net of unrestricted cash and Cash Equivalents) of Bermuda Holdings and its Subsidiaries to (ii) Consolidated EBITDA for each of the (x) twelve-month period ended November 22, 2009 and (y) twelve-month period ended February 28, 2010, shall be no greater than 5.40: 1:00.
     (q) Consents and Approvals. All necessary governmental and other third party authorizations, consents, approvals or waivers required in connection with the execution, delivery and performance by the Credit Parties, and the validity and enforceability against the Credit Parties, of the Credit Documents to which any of them is a party, or otherwise in connection with the transactions contemplated by the Credit Documents, shall have been obtained or made and remain in full force and effect, and Bermuda Holdings and its Subsidiaries shall not be subject to any contractual or other restrictions that would be violated by the transactions contemplated hereby, including the granting of security interests and guarantees required by this Agreement (except where the failure to do so would not reasonably be expected to have a Material Adverse Effect).
          5.2 Conditions to All Loans and Letters of Credit. The obligation of each Lender to make any Loan and the obligation of the Issuing Lender to issue any Letter of Credit is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:
     (a) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing as required by subsection 3.1(a) (or such notice shall have been deemed given in accordance with subsection 3.1(a)) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by subsection 2.4(a).

     (b) Representations and Warranties. Each of the representations and warranties made in or pursuant to Section 4 or which are contained in any other Credit Document shall be true and correct in all material respects on and as of the date of such Loan or of the issuance of such Letter of Credit as if made on and as of such date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date).
     (c) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such Borrowing Date or after giving effect to such Loan to be made or such Letter of Credit to be issued on such Borrowing Date.
Each borrowing hereunder and the issuance of each Letter of Credit by the Issuing Lender hereunder shall constitute a representation and warranty by the Borrower as of the date of such borrowing or issuance that the conditions in clauses (a), (b) and (c) of this subsection 5.2 have been satisfied.
          5.3 Post-Closing Actions. Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that the actions set forth in Schedule 5.3 (the “Post-Closing Actions”) shall have been taken within the time periods prescribed therein.
          (b) All conditions precedent, covenants and representations contained in this Agreement and the other Credit Documents shall be deemed modified (and, in the case of conditions precedent, waived) to the extent necessary to effect the foregoing (and to permit the taking of the actions described in Schedule 5.3 within the time periods required therein, rather than as elsewhere provided in the Credit Documents), provided that to the extent any representation and warranty in this Agreement or any other Credit Document would not be true because such actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this subsection 5.3 and Schedule 5.3 (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects at such time as of such earlier date). The acceptance of the benefits of each Borrowing Date shall constitute a representation, warranty and covenant by the Borrower to the Administrative Agent and each of the Lenders that the actions required pursuant to Schedule 5.3 will be, or have been, taken within the relevant time periods referred to therein and that, at such time as such actions will be, or have been taken, all representations and warranties contained in this Agreement and the other Credit Documents shall then be true and correct in all material respects without any modification pursuant to this subsection 5.3 (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects at such time as of such earlier date), and the parties hereto acknowledge and agree that the failure to take any of the actions required under Schedule 5.3, within the relevant time periods required therein, shall give rise to an immediate Event of Default pursuant to this Agreement.
          SECTION 6. AFFIRMATIVE COVENANTS
          Bermuda Holdings hereby agrees that, so long as the Commitments remain in effect, any Loan, Note or L/C Obligation remains outstanding and unpaid, any amount (unless cash in an amount equal to such amount has been deposited to a cash collateral account established by the Administrative Agent) remains available to be drawn under any Letter of Credit or any other amount is owing to any Lender or the Administrative Agent hereunder or under any of the other Credit Documents, it shall, and, in the case of the agreements contained in subsections 6.3 through 6.6, and 6.8 through 6.9, Bermuda Holdings and the Borrower shall cause each of their Subsidiaries to:

          6.1 Financial Statements. Furnish to the Administrative Agent (which furnishing may be made to the Administrative Agent via a secured internet web page or via delivery of a hard copy to the Administrative Agent with sufficient copies for each Lender which the Administrative Agent shall promptly furnish to each Lender):
     (a) as soon as available, but in any event within 95 days after the end of each fiscal year of Bermuda Holdings, a copy of the audited consolidated balance sheet of Bermuda Holdings and its consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of stockholders’ equity and cash flows and the audited consolidated statements of income of Bermuda Holdings and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year and, in the case of the consolidated balance sheet referred to above, reported on, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, or qualification which would affect the computation of financial covenants, by independent certified public accountants of nationally recognized standing;
     (b) as soon as available, but in any event not later than 50 days after the end of each of the first three quarterly periods of each fiscal year of Bermuda Holdings, the unaudited consolidated balance sheet of Bermuda Holdings and its Subsidiaries as at the end of each such quarter and the related unaudited consolidated statements of income and cash flows of Bermuda Holdings and its Subsidiaries for such quarterly period and the portion of the fiscal year of Bermuda Holdings through such date, setting forth in each case in comparative form the figures for the corresponding quarter in, and year to date portion of, the previous year, and the figures for such periods in the budget prepared by the Borrower and furnished to the Administrative Agent, certified by the chief financial officer, controller or treasurer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments);
     (c) as soon as available, but in any event not later than 45 days after the beginning of each fiscal year of Bermuda Holdings after the Closing Date, a preliminary consolidated operating budget for Bermuda Holdings and its Subsidiaries taken as a whole; and as soon as available, any material revision to or any final revision of any such preliminary annual operating budget or any such consolidated operating budget;
     (d) concurrently with the delivery of financial statements pursuant to subsection 6.1(a) or (b), a certificate of the chief financial officer or treasurer of the Borrower setting forth, in reasonable detail, the computations of Capital Expenditures as of the last day of the fiscal period covered by such financial statements, and the Interest Coverage Ratio as of such last day (whether or not a Covenant Compliance Period is then in effect);
     (e) all such financial statements to be complete and correct in all material respects (subject, in the case of interim statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and (except in the case of the statements referred to in paragraphs (c) and (d) of this subsection 6.1) in accordance with GAAP;
     (f) as soon as available, but in any event not later than 35 days after the end of the first and second month of each quarter following the Closing Date, an unaudited summary financial report of Bermuda Holdings and its Subsidiaries as at the end of each such period providing key metrics of the business; and
     (g) no later than ten (10) Business Days following delivery of the Borrower’s annual financial statements pursuant to clause (a) above or delivery of the Borrower’s quarterly financial statements pursuant to clause (b) above, as the case may be, participate in a telephonic meeting with the Administrative Agent and Lenders at such time as may be agreed to by the Borrower and the Administrative Agent in order to provide a business update to Lenders.
          6.2 Certificates; Other Information. Furnish to the Administrative Agent (with sufficient copies for each Lender, which the Administrative Agent shall promptly deliver to each Lender):
     (a) concurrently with the delivery of the consolidated financial statements referred to in subsection 6.1(a), a letter from the independent certified public accountants reporting on such financial statements stating that in making the examination necessary to express their opinion on such financial statements no knowledge was obtained of any Default or Event of Default under subsections 3.3(b), 3.4(b), 7.1, 7.3 and 7.5 through 7.10, insofar as such subsections relate to accounting matters, except as specified in such letter;
     (b) within 15 days of the delivery of the financial statements referred to in subsections 6.1(a) and (b) (except that the certificate referred to in clause (iii) below shall be delivered concurrently with such financial statements), a certificate of the chief financial officer or treasurer of the Borrower (A) stating that, to the best of such officer’s knowledge upon due inquiry, during such period (i) no Subsidiary has been formed or acquired (or, if any such Subsidiary has been formed or acquired, the relevant entity has complied with the requirements of subsection 6.9 with respect thereto), (ii) neither Bermuda Holdings nor any of its Subsidiaries has changed its name or its jurisdiction of organization without complying with the requirements of this Agreement and the Security Documents with respect thereto, (iii) each of Bermuda Holdings and its Subsidiaries has observed or performed all of its respective covenants and other agreements, and satisfied every material condition, contained in this Agreement, the Notes and the other Credit Documents to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (B) showing in detail as of the end of the related fiscal period the figures and calculations supporting such statement in respect of clause (e) of subsection 7.1, clauses (b) and (e) of subsection 7.3 and subsections 7.6 through 7.10 and any other calculations reasonably requested by the Administrative Agent with respect to the quantitative aspects of the other covenants contained herein, (C) if not specified in the financial statements delivered pursuant to subsection 6.1, specifying the aggregate amount of interest paid or accrued by Bermuda Holdings and its Subsidiaries, and the aggregate amount of depreciation, depletion and amortization charged on the books of Bermuda Holdings and its Subsidiaries, during such accounting period, and (D) identifying any owned Real Property of Bermuda Holdings or a Subsidiary of Bermuda Holdings acquired during such accounting period that, together with any improvements thereon, has a value of (x) in the case of Real Property of Bermuda Holdings or any Domestic Subsidiary of Bermuda Holdings, at least $2,500,000 and (y) in the case of Real Property of any Foreign Subsidiary of Bermuda Holdings, at least $5,000,000; and
     (c) promptly upon receipt thereof, copies of all final reports submitted to Bermuda Holdings or to any of its Subsidiaries by independent certified public accountants in connection with each annual, interim or special audit of the books of each of Bermuda Holdings or any of its Subsidiaries made by such accountants, and, upon the request of any Lender (through the Administrative Agent), any final comment letter submitted by such accountants to management in connection with their annual audit;
     (d) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available to the public generally by Bermuda Holdings or any of its Subsidiaries, if any, and all regular and periodic reports and all final registration statements and final prospectuses, if any, filed by Bermuda Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any Governmental Authority succeeding to any of its functions;
     (e) concurrently with the delivery of the financial statements referred to in subsections 6.1(a) and (b), a management summary describing and analyzing the performance of Bermuda Holdings and its Subsidiaries during the periods covered by such financial statements; and
     (f) promptly, such additional financial and other information as any Lender may from time to time reasonably request (through the Administrative Agent).
          6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations and liabilities of whatever nature, except (a) when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Bermuda Holdings or any of its Subsidiaries, as the case may be, (b) for delinquent obligations which would not, individually or in the aggregate, reasonably be expected to have Material Adverse Effect and (c) for trade and other accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of Bermuda Holdings or any of its Subsidiaries, as the case may be.
          6.4 Conduct of Business and Maintenance of Existence; Tax Returns. Continue to engage in businesses of the same general type as now conducted by it, and preserve, renew, and keep in full force and effect its corporate existence except to the extent that the failure of any Tier 2 Foreign Entity or immaterial Tier 1 Foreign Entity or Domestic Entity to do so could not have a Material Adverse Effect and take all reasonable action to maintain all material rights, material privileges, franchises, and intellectual property rights, including copyrights, patents, trademarks, service marks, and trade names necessary or desirable in the normal conduct of its business, except for rights, privileges, franchises, copyrights, patents, trademarks, service marks, and trade names the loss of which would not in the aggregate reasonably be expected to have a Material Adverse Effect, and except as otherwise permitted by subsections 7.4 and 7.5; and comply with all applicable Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Bermuda Holdings will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Bermuda Holdings or any of its Subsidiaries).
          6.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted); and
          (b) Maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and with only such deductibles as are usually maintained by, and against at least such risks (but including, in any event, public liability and business interruption insurance) as are usually insured against in the same general area by, companies engaged in the same or a similar business, and furnish to the Administrative Agent (which furnishing may be made to the Administrative Agent via a secured internet web page or via electronic mail), (i) annually, a schedule disclosing (in a manner substantially similar to that used in the schedule provided pursuant to subsection 5.1(o) all insurance against products liability risk maintained by Bermuda Holdings and its Subsidiaries pursuant to this subsection 6.5(b) or otherwise and (ii) upon written request of any Lender, full information as to the insurance carried; provided that Bermuda Holdings and its Subsidiaries may implement programs of self insurance in the ordinary course of business and in accordance with industry standards for a company of similar size so long as reserves are maintained in accordance with GAAP for the liabilities associated therewith.
          6.6 Inspection of Property; Books and Records; Discussions. Keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities which permit financial statements to be prepared in conformity with GAAP and all Requirements of Law; and permit representatives of any Lender upon reasonable notice (made through the Administrative Agent and no more frequently than quarterly unless a Default or Event of Default shall have occurred and be continuing) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be requested upon reasonable notice, and to discuss the business, operations, assets and financial and other condition of Bermuda Holdings and its Subsidiaries with officers and employees thereof and with their independent certified public accountants with prior reasonable notice to, and coordination with, the chief financial officer or the treasurer of Bermuda Holdings.
          6.7 Notices. Promptly give notice to the Administrative Agent (to be distributed by the Administrative Agent to the Lenders):
     (a) of the occurrence of any Default or Event of Default;
     (b) of any (i) default or event of default under any instrument or other agreement, guarantee or collateral document of Bermuda Holdings or any of its Subsidiaries which default or event of default has not been waived and would have a Material Adverse Effect, or any other default or event of default under any such instrument, agreement, guarantee or other collateral document which would have constituted a Default or Event of Default under this Agreement, (ii) litigation, investigation or proceeding which may exist at any time between Bermuda Holdings or any of its Subsidiaries and any Governmental Authority, or receipt of any notice of any environmental claim or assessment against Bermuda Holdings or any of its Subsidiaries by any Governmental Authority, which in any such case could reasonably be expected to have a Material Adverse Effect, (iii) written notice from any Governmental Authority identifying Bermuda Holdings or any of its Subsidiaries as a potentially responsible party under any Environmental Law for the cleanup of Hazardous Materials at any location, whether or not owned, leased, or operated by such Person, which could reasonably be expected to have a Material Adverse Effect, or (iv) written notice that any property owned, leased, or operated by Bermuda Holdings or any of its Subsidiaries is being listed on, or proposed for listing on, any list maintained by any Governmental Authority, including without limitation the National Priorities List (“NPL”) and the Comprehensive Environmental Response, Compensation and Liability Information System (“CERCLIS”) maintained by the U.S. Environmental Protection Agency and any similar list maintained by any other federal, state, local, or other authority;
     (c) of any litigation or proceeding against Bermuda Holdings or any of its Subsidiaries (i) in which more than $3,500,000 of the amount claimed is not covered by insurance, or (ii) in which injunctive or similar relief is sought which if obtained would have a Material Adverse Effect;
     (d) of the following events, as soon as practicable after, and in any event within 30 days after, Bermuda Holdings or any of its Subsidiaries knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan which Reportable Event could reasonably result in material liability to Bermuda Holdings and its Subsidiaries taken as a whole or (ii) the institution of proceedings or the taking of any other action by PBGC, Bermuda Holdings or any Commonly Controlled Entity or any Multiemployer Plan to terminate, withdraw or partially withdraw from any Plan and, with respect to a Multiemployer Plan, the Reorganization or Insolvency of such Plan, in each of the foregoing cases which could reasonably result in material liability to Bermuda Holdings and its Subsidiaries taken as a whole, and in addition to such notice, deliver to the Administrative Agent and each Lender whichever of the following may be applicable: (A) a certificate of a Responsible Officer of Bermuda Holdings setting forth details as to such Reportable Event and the action that Bermuda Holdings or such Commonly Controlled Entity proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC, or (B) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, as the case may be;
     (e) any notices delivered pursuant to the Second Lien Credit Agreement or the Indenture;
     (f) of the commencement of a Covenant Compliance Period by no later than the second Business Day following the day on which such period commences and, within 3 Business Days after the beginning of a Covenant Compliance Period, deliver a certificate of the chief financial officer or treasurer of the Borrower showing in detail as of the end of the fiscal quarter most recently ended for which financial information is available, figures and calculations demonstrating the calculation of the Interest Coverage Ratio as of the last day of the last fiscal quarter; and
     (g) of any development or event that has had a Material Adverse Effect.
Each notice pursuant to this subsection 6.7 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and (in the cases of clauses (a) through (d)) stating what action Bermuda Holdings and its Subsidiaries propose to take with respect thereto.
          6.8 Environmental Laws. (a) (i) Comply with all Environmental Laws applicable to it, and obtain, comply with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (ii) take reasonable efforts to ensure that all of its tenants, subtenants, contractors, subcontractors, and invitees comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits, applicable to any of them insofar as any failure to so comply, obtain or maintain as set forth in (i) and (ii) above could reasonably be expected to result in a Material Adverse Effect. Noncompliance by Bermuda Holdings or any of its Subsidiaries with any applicable Environmental Law or Environmental Permit shall be deemed not to constitute a breach of this subsection 6.8(a); provided that, upon learning of any such noncompliance, Bermuda Holdings and its Subsidiaries shall promptly undertake reasonable efforts to achieve compliance or to contest by appropriate proceedings any alleged noncompliance and; provided, further, that, in any case, such noncompliance, and any other noncompliance with Environmental Law and any contesting of allegations of noncompliance with Environmental Laws, individually or in the aggregate, after giving effect to any compliance efforts undertaken, would not reasonably be expected to give rise to a Material Adverse Effect.
          (b) Comply in a timely manner with all orders and lawful directives regarding Environmental Laws issued to Bermuda Holdings or any of its Subsidiaries by any Governmental Authority, other than such orders and lawful directives as to which an appeal or other challenge has been timely and properly taken in good faith and the pendency of any and all such appeals and other challenges could not reasonably be expected to give rise to a Material Adverse Effect.

          (c) Maintain, update as appropriate, and implement in all material respects an environmental program reasonably designed to (i) ensure that Bermuda Holdings and its Subsidiaries, their respective operations (including, without limitation, disposal), and any properties owned, leased or operated by any of them, attain and remain in substantial compliance with all applicable Environmental Laws; (ii) reasonably and prudently manage any liabilities or potential liabilities that Bermuda Holdings, any of its Subsidiaries, any of their respective operations (including, without limitation, disposal), and any properties owned or leased by any of them, may have under all applicable Environmental Laws; and (iii) ensure that Bermuda Holdings and its Subsidiaries undertake reasonable efforts to identify, and reasonably evaluate, issues of compliance with and liability under Environmental Laws prior to acquiring, directly or indirectly, any ownership or leasehold interest in real property, or other interest in any real property that could give rise to Bermuda Holdings or any of its Subsidiaries being subjected to liability under any Environmental Law as a result of such acquisition.
          6.9 Additional Collateral. (a) Subject to subsection 6.9(d), with respect to any assets acquired, created, or developed after the Closing Date by any Credit Party (including, without limitation, the filing of any applications for the registration or issuance of any item of material intellectual property) that are intended to be subject to the Lien created by any of the Security Documents but which are not so subject (but, in any event, excluding (i) any assets described in paragraph (b) or (c) of this subsection, (ii) assets acquired or owned pursuant to subsection 7.6(g)(i) and (iii) immaterial assets), promptly (and in any event within 30 days after the acquisition thereof or after reasonable request in accordance with clause (i) below): (i) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on such assets, and (ii) take all actions necessary or advisable to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent and the filing, not more often than quarterly, of any security agreements or other documents with the United States Patent and Trademark Office or the United States Copyright Office or the office of any similar foreign registry as may be reasonably requested by the Administrative Agent.
          (b) With respect to any Person that is or becomes a Subsidiary (other than any Foreign Subsidiary of the Borrower or of any other U.S. Person) that has material assets or that guarantees Borrower’s obligations under the Senior Secured Notes or the Second Lien Facility, promptly (and in any event within 30 days after such Person becomes a Subsidiary): (i) execute and deliver to the Administrative Agent, for the benefit of the Lenders, a new pledge agreement or such amendments to the Collateral Agreement as the Administrative Agent reasonably shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on the Capital Stock of such Subsidiary which is owned by Bermuda Holdings or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers executed and delivered in blank by a duly authorized officer of Bermuda Holdings or such Subsidiary, as the case may be, and (iii) cause such new Subsidiary (A) to become a party to the Subsidiary Guaranty, (B) to become a party to the Collateral Agreement or such comparable documentation which is in form and substance reasonably satisfactory to the Administrative Agent, and (C) to take all actions necessary or advisable to cause the Lien created by the Collateral Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent.
          (c) With respect to any Person that is or becomes a Foreign Subsidiary of the Borrower or any other U.S. Person that has material assets, promptly (and in any event within 90 days after such Person becomes a Subsidiary): (i) execute and deliver to the Administrative Agent a new pledge agreement or such amendments to the Collateral Agreement as the Administrative Agent reasonably shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on the Capital Stock of such Subsidiary which is owned by the Borrower or any other U.S. Person (provided that, to the extent that any such pledge of the Capital Stock of Foreign Subsidiary of the Borrower is made to support the obligations of the Borrower it shall be limited to no more than 65% of the Capital Stock of such Foreign Subsidiary in respect of the Borrower’s Obligations), and (ii) if such Capital Stock is issued in certificated form, deliver to the Administrative Agent any certificates representing such Capital Stock, together with undated stock powers executed and delivered in blank by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, and take or cause to be taken all such other actions under the law of the jurisdiction of organization of such Foreign Subsidiary as may be necessary or advisable to perfect such Lien on such Capital Stock, and if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described in clauses (i) and (ii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          (d) Upon the request of the Administrative Agent, Bermuda Holdings will, and will cause its Subsidiaries to, promptly grant to the Administrative Agent, within 120 days of such request, security interests and mortgages (a “Mortgage”) in such owned Real Property of Bermuda Holdings and its Subsidiaries as is acquired after the Closing Date by Bermuda Holdings or any of its Subsidiaries and that, together with any improvements thereon, individually has a value of (x) in the case of a Domestic Subsidiary, at least $2,500,000 and (y) in the case of a Foreign Subsidiary, at least $5,000,000 (and the Administrative Agent has reasonably determined that the cost of perfecting a security interest in such foreign asset is reasonable in relation to the benefits to the Lenders of the security afforded thereby), as additional security for the obligations of the Credit Parties under any Credit Document (unless the subject property is already mortgaged to a third party to the extent permitted by subsection 7.2) provided that any such Mortgage in property of a Foreign Subsidiary of the Borrower shall not secure the obligations of the Borrower. Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Liens and such other Liens reasonably acceptable to the Administrative Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. If requested by the Administrative Agent or the Required Lenders, the Borrower shall provide a lender’s title policy with respect to each such Mortgage paid for by the Borrower, issued by a nationally recognized title insurance company, together with such endorsements, coinsurance and reinsurance as may be reasonably requested by the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent, insuring each Mortgage as a first lien on the relevant Real Property and subject only to Permitted Liens and other Liens expressly agreed to by the Administrative Agent.
          6.10 Holding Company
          Bermuda Holdings shall engage only in activities incidental to its ownership of the Capital Stock of the Credit Parties that are directly owned by it and the activities contemplated by the Transactions, and shall not incur, create or assume any Indebtedness other than (i) the obligations pursuant to the Credit Documents to which it is a party, (ii) the other obligations contemplated by the Transactions, (iii) nonconsensual obligations imposed by operation of law and (iv) any other Indebtedness incidental to its ownership of the Capital Stock of the Credit Parties.

          SECTION 7. NEGATIVE COVENANTS
          Bermuda Holdings and the Borrower each hereby agrees that it shall not, and it shall not permit any of its Subsidiaries to, directly or indirectly so long as the Commitments remain in effect or any Loan, Note or L/C Obligation remains outstanding and unpaid, any amount (unless cash in an amount equal to such amount has been deposited to a cash collateral account established by the Administrative Agent) remains available to be drawn under any Letter of Credit or any other amount is owing to any Lender or the Administrative Agent hereunder or under any other Credit Document (it being understood that each of the permitted exceptions to each of the covenants in this Section 7 is in addition to, and not overlapping with, any other of such permitted exceptions except to the extent expressly provided):
          7.1 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
     (a) the Indebtedness outstanding on the Closing Date and reflected on Schedule 7.1(a), including the refinancing of any such Indebtedness on terms and conditions taken as a whole no less favorable to Bermuda Holdings and its Subsidiaries or the Lenders;
     (b) Indebtedness consisting of the Loans and in connection with the Letters of Credit and this Agreement;
     (c) Indebtedness of the Credit Parties incurred under the Second Lien Facility in an aggregate principal amount (not including interest capitalized as principal on or after March 30, 2010) not to exceed $77,100,000 less the aggregate principal amount of all prepayments thereunder made after the Closing Date and Indebtedness incurred to refinance, renew or replace such Indebtedness and capitalized interest thereon (plus amounts for prepayment penalties and premiums and reasonable fees and expenses in connection with such refinancing) in whole or in part; provided that any refinancing thereof shall be in accordance with the terms of the Intercreditor Agreement;
     (d) unsecured Indebtedness of Bermuda Holdings or any Subsidiary of Bermuda Holdings owed to Bermuda Holdings or any Subsidiary of Bermuda Holdings; provided, that the aggregate amount of such Indebtedness at any time outstanding (excluding Indebtedness otherwise permitted under this subsection 7.1) that is not evidenced by Intercompany Notes subject to a first priority Lien in favor of the Administrative Agent pursuant to the Collateral Agreement shall not exceed $20,000,000 plus the sum of any amounts dividended or distributed by any Tier 2 Foreign Entity to any Credit Party (not retransferred to a Tier 2 Foreign Entity) less the sum of (A) the aggregate amount of any obligations of Tier 2 Foreign Entities guaranteed by Bermuda Holdings or any Credit Party pursuant to subsection 7.3(c) and (B) the aggregate amount of any investments made in Tier 2 Foreign Entities by Bermuda Holdings or any Credit Party pursuant to subsection 7.6(b), and provided further that Indebtedness of any Subsidiary of Bermuda Holdings to Bermuda Holdings or any Subsidiary of Bermuda Holdings financed with contributions of equity after the Closing Date to the payee of such indebtedness directly or indirectly from or any of the Permitted Holders, shall be permitted hereunder, to the extent such equity proceeds are not used to finance acquisitions pursuant to subsection 7.6. For purposes of this subsection 7.1(d), the payment, or intercompany loans or advances for such purpose, by Bermuda Holdings or any Subsidiary of Bermuda Holdings of expenses and operating costs of Bermuda Holdings or any Subsidiary of Bermuda Holdings incurred in the ordinary course of business, provided that any such payment by Bermuda Holdings or any Subsidiary of Bermuda Holdings of expenses and operating costs of Tier 2 Foreign Entities pursuant to this clause shall be promptly repaid by such Foreign Subsidiaries as soon as such Foreign Subsidiaries have funds available to make such repayment and any such repayment shall not increase the amount of loans which may be made to such Foreign Subsidiaries pursuant to the first proviso to this paragraph, shall not be considered to be a loan, advance, dividend or other investment, and shall be permitted under this Agreement and such payments shall not reduce any permitted amounts to be so made as specified herein;
     (e) other unsecured Indebtedness of Bermuda Holdings and its Subsidiaries in an aggregate principal amount at any one time outstanding not in excess of $10,000,000;
     (f) Indebtedness in respect of letters of credit (other than Letters of Credit issued hereunder) in an aggregate principal amount equal to $5,000,000 at any one time outstanding;
     (g) Indebtedness in connection with worker’s compensation obligations and general liability exposure of Bermuda Holdings and its Subsidiaries;
     (h) other Indebtedness of Foreign Subsidiaries of Bermuda Holdings in an aggregate principal amount at any time outstanding not in excess of the equivalent at the date of each incurrence thereof of $5,000,000;
     (i) Indebtedness of Bermuda Holdings and its Subsidiaries in respect of Financing Leases and for industrial revenue bonds or other similar governmental and municipal bonds, for the deferred purchase price or cost of newly acquired, improved or constructed property and to finance equipment of Bermuda Holdings and its Subsidiaries (pursuant to purchase money mortgages or otherwise and whether owed to the seller or a third party) used in the ordinary course of business (provided such financing is entered into within 180 days of the acquisition of such property) of Bermuda Holdings and its Subsidiaries in an amount (based on the remaining balance of the obligations therefor on the books of Bermuda Holdings and its Subsidiaries) which shall not exceed $5,000,000 in the aggregate at any one time outstanding; and
     (j) Indebtedness of the Credit Parties incurred under the Senior Secured Notes in an aggregate principal amount not to exceed $215,000,000 less the aggregate principal amount of all payments thereunder made after the Closing Date and Indebtedness incurred to refinance, renew or replace such Indebtedness (plus amounts for prepayment penalties and premiums and reasonable fees and expenses in connection with such refinancing) in whole or in part; provided that any refinancing thereof shall be in accordance with the terms of the Intercreditor Agreement.
          7.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets, income or profits, whether now owned or hereafter acquired, except:
     (a) Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of Bermuda Holdings or the relevant Subsidiary, as the case may be, in accordance with GAAP;
     (b) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations which are not yet due or which are bonded or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of Bermuda Holdings or the relevant Subsidiary, as the case may be, in accordance with GAAP;
     (c) pledges or deposits in connection with workmen’s compensation, unemployment insurance and other social security legislation;

     (d) deposits to secure the performance of bids, tenders, trade or government contracts (other than for borrowed money), leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (e) easements (including, without limitation, reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, changes, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially detract from the aggregate value of the properties of Bermuda Holdings and its Subsidiaries, taken as a whole, or in the aggregate materially interfere with or adversely affect in any material respect the ordinary conduct of the business of Bermuda Holdings and its Subsidiaries on the properties subject thereto, taken as a whole;
     (f) Liens in favor of the Administrative Agent, the Lenders and the Lender Counterparties pursuant to the Credit Documents, including Liens pursuant to the Credit Documents in respect of Swap Agreements and cash management or similar arrangements, and bankers’ liens arising by operation of law;
     (g) Liens on property of Bermuda Holdings or any of its Subsidiaries created solely for the purpose of securing (i) Indebtedness not exceeding $15,000,000 in aggregate amount at any time outstanding permitted by subsection 7.1(h) (so long as such Lien applies only to the property of the relevant Foreign Subsidiaries) or (ii) Indebtedness permitted by subsection 7.1(i) representing or incurred to finance, refinance or refund the purchase price of property; provided that no such Lien incurred in connection with Indebtedness pursuant to subsection 7.1(a) or 7.1(h) shall extend to or cover other property of Bermuda Holdings or such Subsidiary other than the respective property so acquired, and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original purchase price of such property;
     (h) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matter of record that have been placed by any developer, landlord or other third party on property over which Bermuda Holdings or any of its Subsidiaries has easement rights or on any real property leased by Bermuda Holdings or any of its Subsidiaries and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;
     (i) Liens in connection with worker’s compensation obligations and general liability exposure of Bermuda Holdings and its Subsidiaries;
     (j) Liens on goods (and proceeds thereof) financed with drawings under commercial letters of credit securing reimbursement obligations in respect of such commercial letters of credit issued in accordance with the terms of this Agreement;
     (k) Liens incurred in the ordinary course of business of Bermuda Holdings or any of its Subsidiaries with respect to obligations (other than Indebtedness) not exceeding $5,000,000 at any one time outstanding and that do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by Bermuda Holdings or such Subsidiary;

     (l) any provision for the retention of title to an asset by the vendor or transferor of such asset which asset is acquired by Bermuda Holdings or any of its Subsidiaries in a transaction entered into in the ordinary course of business of Bermuda Holdings or such Subsidiary;
     (m) judgment Liens arising as a result of any litigation or legal proceeding; provided that such Lien is released on or prior to the earlier of (i) 90 days following the date on which such Lien arises and (ii) the date such judgment shall have been vacated, discharged, stayed or bonded pending appeal;
     (n) Liens on the Collateral securing Indebtedness permitted by subsection 7.1(c) and subsection 7.1(j); provided that such Liens are subordinated to the Liens securing the Obligations in accordance with the terms of the Intercreditor Agreement or any replacement therefor;
     (o) Liens on documents of title and the property covered thereby securing Indebtedness in respect of the Commercial L/Cs;
     (p) Liens on cash securing Indebtedness of the type described in subsection 7.1(f); and
     (q) Liens existing on the Closing Date and described in Schedule 7.2(q) (including the extension of any Liens listed on such Schedule relating to any Indebtedness permitted under subsection 7.1(a) in connection with any refinancing of such Indebtedness permitted by such subsection), provided that no such Lien shall extend to or cover other property of Bermuda Holdings or any of its Subsidiaries other than the respective property so encumbered and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original principal amount of the Indebtedness so secured.
          7.3 Limitation on Contingent Obligations. Create, incur, assume or suffer to exist any Contingent Obligation except:
     (a) Contingent Obligations pursuant to this Agreement, the Subsidiary Guaranty or to the Collateral Agreement;
     (b) other guarantees by Bermuda Holdings or any of its Subsidiaries incurred in the ordinary course of business for an aggregate amount not to exceed $2,500,000 at any one time;
     (c) guarantees of Bermuda Holdings or any Subsidiary of Bermuda Holdings of the obligations of Bermuda Holdings or any of its Subsidiaries; provided, that the aggregate amount of any obligations of Tier 2 Foreign Entities guaranteed by Credit Parties (except for guarantees otherwise permitted under this subsection 7.3) shall not exceed $20,000,000 plus the sum of any amounts dividended or distributed by any Tier 2 Foreign Entity to any Credit Party (and not retransferred to a Tier 2 Foreign Entity) less the sum of (A) the aggregate amount of any Indebtedness of Tier 2 Foreign Entities owed to Credit Parties pursuant to subsection 7.1(d) and (B) the aggregate amount of any investments made in Tier 2 Foreign Entities by Credit Parties pursuant to subsection 7.6(b). For purposes of this subsection 7.3(c), the payment, or intercompany loans or advances for such purpose, by Bermuda Holdings or any Subsidiary of Bermuda Holdings of expenses and operating costs of Bermuda Holdings or any Subsidiary of Bermuda Holdings incurred in the ordinary course of business, provided that any such payment by Bermuda Holdings or any Subsidiary of Bermuda Holdings of expenses and operating costs of Tier 2 Foreign Entities pursuant to this clause shall be promptly repaid by such Foreign Subsidiaries as soon as such Foreign Subsidiaries have funds available to make such repayment and any such repayment shall not increase the amount of guarantees which may be made to such Foreign

Subsidiaries pursuant to the first proviso to this paragraph, shall not be considered to be a loan, advance, dividend or other investment, and shall be permitted under this Agreement and such payments shall not reduce any permitted amounts to be so made as specified herein;
     (d) Contingent Obligations existing on the Closing Date and described in Schedule 7.3(d);
     (e) guarantees of obligations to third parties in connection with relocation of employees of Bermuda Holdings and its Subsidiaries, in an amount which, together with all loans and advances made pursuant to subsection 7.6(f), shall not exceed $5,000,000 at any time outstanding;
     (f) Contingent Obligations in connection with workmen’s compensation obligations and general liability exposure of Bermuda Holdings and its Subsidiaries; and
     (g) Contingent Obligations of the Guarantors in respect of Indebtedness permitted by subsection 7.1(c) and subsection 7.1(j).
          7.4 Prohibition of Fundamental Changes. Enter into any merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or engage in any type of business other than of the same general type now conducted by it, except (a) for the transactions otherwise permitted pursuant to clause (b) of subsection 7.5, (b) any Domestic Subsidiary of Bermuda Holdings may be merged with and into the Borrower or another wholly owned Domestic Subsidiary of Bermuda Holdings, (c) any Tier 1 Foreign Entity may be merged with and into the Borrower, Stratus Bermuda or a wholly owned Subsidiary Guarantor, (d) Subsidiaries with a net book value not greater than $100,000 may be dissolved, (e) any Subsidiary may otherwise be dissolved, provided that upon dissolution, the assets of such Subsidiary are transferred to a Credit Party (or, in the case of a dissolution of a Tier 2 Foreign Entity, such assets are transferred to Bermuda Holdings or one of its wholly owned Subsidiaries) on the terms and subject to the conditions set forth in subsection 7.5(b), (f) any entity acquired in an acquisition permitted pursuant to subsection 7.6(b) may be merged with or into the Borrower or any Guarantor so long as the resulting entity is the Borrower or a Guarantor and (g) any Tier 2 Foreign Entity may be merged with and into Bermuda Holdings or a wholly-owned Subsidiary of Bermuda Holdings.
          7.5 Prohibition on Sale of Assets
          Convey, sell, lease (other than a sublease of real property), assign, transfer, abandon, cancel, or otherwise dispose of (including through a transaction of merger or consolidation of any Subsidiary) any of its property, business or assets (including, without limitation, other payments and receivables but excluding leasehold interests), whether now owned or hereafter acquired, except:
     (a) sales or other dispositions of inventory in the ordinary course of business;
     (b) that Bermuda Holdings or any Subsidiary of Bermuda Holdings may sell, lease, transfer, or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to, and any Subsidiary of Bermuda Holdings (other than the Borrower) may merge with and into, Bermuda Holdings or any of its Subsidiaries; provided that (i) no such transaction may be effected if it would result in the transfer of (x) any assets or Capital Stock of the Borrower or any other Credit Party to, or the merger with and into, another Subsidiary that is not a Subsidiary Guarantor or (y) any assets or Capital Stock of a Domestic Entity to a Foreign Entity and (ii) the Borrower shall not transfer all or substantially all of its assets pursuant to this paragraph;

     (c) leases or subleases of Fee Properties and other real property owned in fee or leased;
     (d) any condemnation or eminent domain proceedings affecting any real property;
     (e) substantially like-kind exchanges of real property or equipment;
     (f) the sale or other disposition of any property that, in the reasonable judgment of the Borrower has become uneconomic, obsolete or worn out, and which is sold or disposed of in the ordinary course of business;
     (g) the sale of assets by Bermuda Holdings or any Subsidiary of Bermuda Holdings (other than the Capital Stock of any Subsidiary), so long as (x) Bermuda Holdings or the respective Subsidiary receives at least fair market value, (y) the consideration received by Bermuda Holdings or such Subsidiary consists of at least 75% cash or Cash Equivalents and (z) the aggregate amount of the cash and non-cash proceeds received from all assets sold pursuant to this clause 7.5(g) shall not exceed $20,000,000 since the Closing Date (for this purpose, using the fair market value of property other than cash); provided that the amount of: (A) any liabilities (as shown on Bermuda Holdings’ or such Subsidiary’s most recent balance sheet) of Bermuda Holdings or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Obligations or any guarantee thereof ) that are assumed by the transferee of any such assets pursuant to a customary novation agreement releasing Bermuda Holdings or such Subsidiary from further liability; and (B) any securities, notes or other obligations received by Bermuda Holdings or any such Subsidiary from such transferee that are converted by Bermuda Holdings or such Subsidiary into cash or Cash Equivalents within 120 days of their receipt (to the extent of the cash or Cash Equivalents received in that conversion), will be deemed to be cash for purposes of this provision;
     (h) any sale or disposition of any interest in property; provided that (i) if the property so sold constituted Collateral under the Security Documents then any property purchased with the net proceeds thereof shall be mortgaged or pledged, as the case may be, for the benefit of the Lenders if required by subsection 6.9 and in accordance therewith and (ii) the aggregate outstanding amount of net proceeds held by the Borrower and its Subsidiaries at any time for reinvestment (such reinvestment to be in new or existing properties useful in the business of the Borrower and its Subsidiaries, and consummated within 12 months from the date of the applicable sale) in respect of any property sold pursuant to this paragraph shall not exceed $12,000,000;
     (i) for the disposition of Cash Equivalents, Investment Grade Securities or cash in the ordinary course of business;
     (j) any Foreign Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to, and may merge with and into, any Credit Party; and
     (k) any sale or other disposition of any minority interests in a joint venture or other Person.
          7.6 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or make any other investment in (including, without limitation, any acquisition of all or any substantial portion of the assets, and any acquisition of a business or a product line, of other companies, other than the acquisition of inventory in the ordinary course of business), any Person, except:
     (a) loans or advances, to the extent, in each case, the Indebtedness created thereby is permitted by subsection 7.1(b);
     (b) Bermuda Holdings or any Subsidiary of Bermuda Holdings may make investments in, or create, any other Subsidiary of Bermuda Holdings (by way of capital contribution or otherwise) provided that (i) the requirements of subsection 6.9 are satisfied and (ii) the aggregate amount of investments made by Credit Parties in Tier 2 Foreign Entities (except for investments otherwise permitted under this subsection 7.6) shall not exceed $20,000,000 plus the sum of any amounts dividended or distributed by any Tier 2 Foreign Entity to any Credit Party (not retransferred to a Tier 2 Foreign Entity) less the sum of (A) the aggregate outstanding amount of any Indebtedness of Tier 2 Foreign Entities owed to Credit Parties pursuant to subsection 7.1(d) and (B) the aggregate amount of any obligations of Tier 2 Foreign Entities guaranteed by Credit Parties pursuant to subsection 7.3(c) and, provided further that Bermuda Holdings and its Subsidiaries may make investments in Bermuda Holdings and its Subsidiaries financed with contributions of equity after the Closing Date directly or indirectly from Bermuda Holdings or the other Permitted Holders and such investments shall be permitted hereunder, to the extent such equity proceeds are not used to finance acquisitions pursuant to this subsection 7.6;
     (c) Bermuda Holdings and its Subsidiaries may (i) invest in, acquire and hold Cash Equivalents and Investment Grade Securities and (ii) make loans in an aggregate amount at any time outstanding not to exceed $2,000,000 in connection with a sale of assets permitted by subsection 7.5;
     (d) Bermuda Holdings and its Subsidiaries may make payroll advances in the ordinary course of business (including advances against commissions) not to exceed $500,000;
     (e) Bermuda Holdings and its Subsidiaries may acquire and hold receivables owing to them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (provided that nothing in this clause (e) shall prevent Bermuda Holdings or any of its Subsidiaries from offering such concessionary trade terms, or from receiving such investments, in connection with the bankruptcy or reorganization of their respective suppliers or customers or the settlement of disputes with such customers or suppliers arising in the ordinary course of business, as management deems reasonable in the circumstances);
     (f) Bermuda Holdings and its Subsidiaries may make travel and entertainment advances and relocation and other loans to officers and employees of Bermuda Holdings or any such Subsidiary; provided that the aggregate principal amount of all such loans and advances outstanding at any one time, together with the guarantees of such loans and advances made pursuant to subsection 7.3(e), shall not exceed $2,000,000 at any one time outstanding;
     (g) Bermuda Holdings and its Subsidiaries may (i) make investments in, or loans or investments to, joint ventures or other Persons engaged primarily in one or more businesses in which Bermuda Holdings and its Subsidiaries are engaged or generally related thereto or (ii) make expenditures in connection with the development and integration of technology of Bermuda Holdings and its Subsidiaries in connection with an agreement or other arrangement with a third party (any such expenditures shall be deemed not to be operating expenses for all purposes under this Agreement), in an aggregate amount in respect of clauses (i) and (ii) not to exceed $25,000,000), (plus the sum of (x) any amounts dividended or distributed to the Borrower or any

Subsidiary Guarantor (whichever party is making such investment, loan or expenditure) by such joint venture or other Person, (y) the net cash proceeds of any issuance of Capital Stock by Bermuda Holdings after the Closing Date (except to the extent such net cash proceeds have been or are being applied for another purpose expressly provided for, and described in, subsections 7.6(i), 7.7 (to the extent funded with net cash proceeds described in clause (ii) of the proviso thereto), 7.10(c) (to the extent funded with net cash proceeds described in clause (b) of the parenthetical at the end of such subsection), or 7.10(e)), and (z) any amounts from sales or dispositions permitted by subsection 7.5(k)); provided that at the time of and after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would result therefrom;
     (h) Bermuda Holdings and its Subsidiaries may make investments in the form of stock, obligations or securities received by such Person in satisfaction of judgments, foreclosure of liens or settlement of debts in favor of Bermuda Holdings or such Subsidiary (whether pursuant to a plan of reorganization or similar arrangement);
     (i) Bermuda Holdings and its Subsidiaries may make investments and acquisitions in exchange for, or with the net cash proceeds from, the substantially concurrent sale of Capital Stock of Bermuda Holdings (other than Capital Stock issued or sold to a Subsidiary of Bermuda Holdings) or a substantially concurrent cash capital contribution received by Bermuda Holdings from its shareholders (except to the extent such net cash proceeds have been or are being applied for another purpose expressly provided for, and described in, subsections 7.6(g) (to the extent funded with net cash proceeds described in clause (y) of the parenthetical therein), 7.7 (to the extent funded with net cash proceeds described in clause (ii) of the proviso thereto), 7.10(c) (to the extent funded with net cash proceeds described in clause (b) of the parenthetical at the end of such subsection), or 7.10(e));
     (j) Capital Expenditures as permitted under subsection 7.7, payments of dividends or distributions, and purchases, redemptions, retirements or other acquisitions as permitted under subsection 7.10, and payments or prepayments on or redemption, retirement, defeasance, repurchases or acquisitions for value of other Indebtedness as permitted under subsection 7.16; and
     (k) any securities or assets received or other investments made as a result of the receipt of non-cash consideration from any disposition of assets permitted by subsection 7.5.
          For purposes of this subsection 7.6, the payment, or intercompany loans or advances for such purpose, by Bermuda Holdings or any Subsidiary of expenses and operating costs of Bermuda Holdings or any Subsidiary (x) incurred in the ordinary course of business (provided that, any such payment by Bermuda Holdings or any Subsidiary of expenses and operating costs of Foreign Subsidiaries of the Borrower pursuant to this clause shall be promptly repaid by such Foreign Subsidiaries as soon as such Foreign Subsidiaries have funds available to make such repayment) or (y) incurred in association with the initial establishment, start up and capitalization of Subsidiaries of Bermuda Holdings shall not be considered to be a loan, advance, dividend or other investment, and shall be permitted under this Agreement and such payments shall not reduce any permitted amounts to be so made as specified herein.
          7.7 Capital Expenditures. Make or commit to make any Capital Expenditures (excluding expenditures made with insurance or condemnation proceeds or the proceeds of sales or other dispositions of assets (other than current assets) or the proceeds of the issuances of Capital Stock of any Subsidiary of Bermuda Holdings), except that Bermuda Holdings and its Subsidiaries may make or commit to make Capital Expenditures not exceeding, in the aggregate, the amount set forth below (the “Base Amount”) for each of the fiscal years or periods of Bermuda Holdings (or other period) set forth below:

Fiscal Year ending	Base Amount
February 28, 2010	$12,000,000
February 27, 2011	$12,000,000
February 26, 2012	$12,000,000
February 24, 2013	$12,000,000
February 23, 2014	$12,000,000
February 22, 2015	$12,000,000
provided that (i) for any period set forth above, the Base Amount set forth above may be increased by a maximum of 50% of the Base Amount for any such period by carrying over to any such period any portion of the Base Amount (as increased) not spent in the immediately preceding period and (ii) for each period, the Base Amount for such period set forth above shall be increased by the amount of any net cash proceeds from the issuance of Capital Stock of Bermuda Holdings after the Closing Date (except to the extent such net cash proceeds have been or are being applied for another purpose expressly provided for, and described in, subsections 7.6(g) (to the extent funded with net cash proceeds described in clause (y) of the parenthetical therein), 7.6(i), 7.10(c) (to the extent funded with net cash proceeds described in clause (b) of the parenthetical at the end of such subsection), or 7.10(e)).
          7.8 Swap Agreements. Enter into, create, incur, assume or suffer to exist any Swap Agreements or obligations in respect thereof except in the ordinary course of business for non-speculative purposes.
          7.9 Interest Coverage. During each Covenant Compliance Period, permit the Interest Coverage Ratio determined as of the last day of the fiscal quarter ended prior to the beginning of such Covenant Compliance Period for which financial information is available (for each Covenant Compliance Period, the initial fiscal quarter) and as of the last day of each fiscal quarter ending after the initial fiscal quarter, so long as such Covenant Compliance Period continues, to be less than the ratio set forth below for such fiscal quarter under the column heading Ratio:

Fiscal Quarter ending	Ratio
May 30, 2010	1.15:1.00
August 29, 2010	1.15:1.00
November 28, 2010	1.15:1.00
February 27, 2011	1.15:1.00
May 29, 2011	1.15:1.00
August 28, 2011	1.15:1.00
November 27, 2011	1.15:1.00
February 26, 2012	1.15:1.00
May 27, 2012	1.15:1.00
August 26, 2012	1.15:1.00
November 25, 2012	1.15:1.00
February 24, 2013	1.15:1.00
May 26, 2013	1.20:1.00
August 25, 2013	1.20:1.00
November 24, 2013	1.20:1.00
February 23, 2014	1.25:1.00
May 25, 2014	1.25:1.00
August 24, 2014	1.25:1.00

          7.10 Limitation on Dividends. Declare any dividends on any shares of any class of Capital Stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any shares of any class of Capital Stock, or any warrants or options to purchase such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Bermuda Holdings or any of its Subsidiaries; except that:
     (a) Subsidiaries may pay dividends or make similar distributions to Stratus Bermuda, the Borrower or to Subsidiary Guarantors that are directly or indirectly wholly owned by Stratus Bermuda or the Borrower (or, in case of Foreign Subsidiaries, to the Borrower or Subsidiaries that are directly or indirectly wholly owned by the Borrower) or to employees of such Subsidiaries as compensation in accordance with customary practice in the relevant foreign jurisdiction;
     (b) Bermuda Holdings and its Subsidiaries may pay or make dividends or distributions to any holder of its Capital Stock in the form of additional shares of Capital Stock of the same class and type;
     (c) Bermuda Holdings and its Subsidiaries may repurchase or provide the funds to Bermuda Holdings to repurchase shares of Capital Stock of such Person owned by former, present or future employees of Bermuda Holdings and its Subsidiaries or their assigns, estates and heirs; provided that the aggregate amount expended by Bermuda Holdings and its Subsidiaries pursuant to this clause (c) shall not in the aggregate exceed (i) $3,000,000 in any fiscal year (provided, however, that any unused amounts in any fiscal year may be carried forward to one or more future periods) or (ii) $7,000,000 during the term of this Agreement after the Closing Date (in each case plus the amount of net cash and proceeds received by Bermuda Holdings and its Subsidiaries (a) in respect of “key-man” life insurance, (b) from the issuance of Capital Stock by Bermuda Holdings to members of management of Bermuda Holdings and its Subsidiaries (except to the extent such net cash proceeds have been or are being applied for another purpose expressly provided for, and described in subsections 7.6(g) (to the extent funded with net cash proceeds described in clause (y) of the parenthetical therein), 7.6(i), 7.7 (to the extent funded with net cash proceeds described in clause (ii) of the proviso thereto), or 7.10(e)), and (c) any amounts contributed to Bermuda Holdings and its Subsidiaries as a result of resales of such repurchased shares of Capital Stock);
     (d) (i) Stratus Bermuda and its Subsidiaries may make distributions to Bermuda Holdings or Stratus Bermuda to allow such Person to pay its operating and administrative expenses and other corporate overhead costs and expenses (including, without limitation, legal and accounting expenses and similar expenses) in an aggregate amount not to exceed $2,000,000 per fiscal year (except that the amount of distributions for such actual costs and expenses shall not be limited after the occurrence of an IPO by Bermuda Holdings) and (ii) Stratus Bermuda and its Subsidiaries may make distributions directly or indirectly to Bermuda Holdings in amounts equal to amounts required for Bermuda Holdings to pay taxes to the extent Bermuda Holdings is liable for such taxes and such taxes are attributable to the operations of Stratus Bermuda or Bermuda Holdings and its Subsidiaries; and
     (e) Bermuda Holdings may pay or make dividends or distributions to any holder of its Capital Stock, or purchase, redeem, retire or otherwise acquire Capital Stock in exchange for, or with the net cash proceeds from, the substantially concurrent sale of Capital Stock of Bermuda

Holdings (other than Capital Stock issued or sold to a Subsidiary of Bermuda Holdings) or a substantially concurrent cash capital contribution received by Bermuda Holdings from its shareholders (except to the extent such net cash proceeds have been or are being applied for another purpose expressly provided for, and described in subsections 7.6(g) (to the extent funded with net cash proceeds described in clause (y) of the parenthetical therein), 7.6(i), 7.7 (to the extent funded with net cash proceeds described in clause (ii) of the proviso thereto), or 7.10(c) (to the extent funded with net cash proceeds described in clause (b) of the parenthetical at the end of such subsection)); and
     (f) non-cash repurchases of equity interests of Bermuda Holdings deemed to occur as a result of the surrender of such equity interests for cancellation in connection with the exercise of stock options or warrants as a result of the payment of all or a portion of the exercise price of such options or warrants shall not be prohibited by this subsection 7.10.
          7.11 Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate except for transactions which are in the ordinary course of business of Bermuda Holdings and its Subsidiaries and which are upon fair and reasonable terms no less favorable to Bermuda Holdings or such Subsidiary than it would obtain in a hypothetical comparable arm’s length transaction with a Person not an Affiliate; provided that nothing in this subsection 7.11 shall prohibit Bermuda Holdings or its Subsidiaries from engaging in the following transactions: (a) the performance of Bermuda Holdings’ or any Subsidiary’s obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business, (b) the payment of compensation to employees, officers, directors or consultants in the ordinary course of business, (c) the maintenance of benefit programs or arrangements for employees, officers or directors, including, without limitation, vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans, in each case, in the ordinary course of business, or (d) in the case of Bermuda Holdings, (x) the payment or making of dividends or distributions to any holder of its Capital Stock, or purchase, redemption, retirement or other acquisition of Capital Stock by it, that is not prohibited by subsection 7.10, (y) the issuance or sale of any Capital Stock of, or any contribution to capital to, Bermuda Holdings, or (z) investments, loans and advances of the types described in subsections 7.6(f), (g) and (i).
          7.12 Limitation on Changes in Fiscal Year. Permit the fiscal year of Bermuda Holdings and its Subsidiaries to end on a day other than a date occurring on or about the last Sunday in February.
          7.13 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which Bermuda Holdings and its Subsidiaries are engaged on the date of this Agreement (or which are directly related thereto or generally related thereto).
          7.14 Amendments or Waivers to Certain Documents. Amend or otherwise change the terms of the Second Lien Credit Agreement, or any other Second Lien Loan Documents (as defined in the Intercreditor Agreement) or the Senior Secured Notes or any Senior Secured Note Documents (as defined in the Intercreditor Agreement), or make any payment consistent with an amendment thereof or change thereto, except such amendments, payments or changes as would not be prohibited by the terms of the Intercreditor Agreement.
          7.15 Limitation on Certain Restrictions on Subsidiaries.

          Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance, restriction or condition on the ability of any Subsidiary of Stratus Bermuda to (1) pay dividends or make any other distributions on its equity interests or any other interest or participation in its profits owned by Bermuda Holdings or any of its Subsidiaries, or pay any Indebtedness owed to Bermuda Holdings or any of its Subsidiaries, (2) make loans or advances to Bermuda Holdings or any of its Subsidiaries or (3) transfer any of its properties to Bermuda Holdings or any of its Subsidiaries, except for such encumbrances, restrictions or conditions existing under or by reason of:
     (a) applicable mandatory Requirements of Law;
     (b) this Agreement and the other Credit Documents;
     (c) any restrictions set forth in the Second Lien Credit Agreement, the Indenture, or other agreements in effect or entered into on the Closing Date, including agreements governing existing Indebtedness, in each case as in effect on the Closing Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the agreements governing such Indebtedness as in effect on the Closing Date (as determined in good faith by the Borrower);
     (d) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Bermuda Holdings or any of its Subsidiaries;
     (e) purchase money obligations that impose transfer restrictions on the property so acquired;
     (f) customary provisions restricting assignment of any agreement entered into by Bermuda Holdings or any of its Subsidiaries in the ordinary course of business;
     (g) any agreement or other instrument of a Person acquired by Bermuda Holdings or any Subsidiary, in existence at the time of such acquisition (but not created in contemplation thereof ), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;
     (h) Liens that limit the right of Bermuda Holdings or any of its Subsidiaries to dispose of the asset or assets subject to such Lien;
     (i) customary provisions limiting the disposition or distribution of assets or property in partnership, joint venture, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business, which limitation is applicable only to the assets that are the subject of such agreements;
     (j) any such encumbrance or restriction (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially more restrictive to the Lenders than the encumbrances and restrictions contained in the agreements described in clauses (b) and (c) above (as determined in good faith by the Borrower), or (ii) if such encumbrance or restriction is not materially more restrictive to the Lenders than is customary in comparable financings (as determined in good faith by the Borrower) and either (x) the Borrower determines in good faith that such encumbrance or restriction will not materially affect the Borrower’s ability to make the principal or interest payments on the Obligations or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness;
     (k) restrictions on cash or other deposits or net worth imposed under leases or by customers under contracts entered into in the ordinary course of business;
     (l) customary restrictions on the transfer of copyrighted or patented material;
     (m) any agreement that restricts the ability of the Borrower to pay dividends or make any other distributions, pay any Indebtedness owed, make any loans or advances or sell, lease or transfer any of its properties or assets to Bermuda Holdings or Stratus Bermuda; or
     (n) customary restrictions and conditions contained in any agreement relating to the sale or other disposition of any property pending the consummation of such sale; provided that (i) such restrictions and conditions apply only to the property to be sold, and (ii) such sale or other disposition is permitted hereunder.
          7.16 Prepayments of Other Indebtedness
          Directly or indirectly, make or offer to make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption, retirement, defeasance, or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness outstanding under the Senior Secured Notes or the Second Lien Facility; provided that the Borrower or Stratus Bermuda may repurchase or repay Senior Secured Notes or loans under the Second Lien Facility (i) pursuant to an optional redemption of the Senior Secured Notes pursuant to Section 3.07(c) or 3.10 of the Indenture to the extent that such redemption results in a reduction of “Excess Cash Flow” (as defined in the Indenture) for the applicable period in which such redemption is effected, and would not result in such Excess Cash Flow for such period to be less than zero, in an aggregate principal amount not to exceed (when added to the aggregate principal amount repurchased or repaid pursuant to an Excess Cash Flow Offer pursuant to clause (ii) below) $75,000,000, or (ii) pursuant to an Excess Cash Flow Offer in an aggregate principal amount not to exceed (when added to the aggregate principal amount of Senior Secured Notes redeemed pursuant to clause (i)) $75,000,000 or an Asset Sale Offer in an aggregate principal amount not to exceed $20,000,000, provided that in each case:
     (a) on the day such optional redemption, Excess Cash Flow Offer or Asset Sale Offer is consummated, immediately following such consummation, no Default or Event of Default has occurred and is continuing;
     (b) on the day such optional redemption, Excess Cash Flow Offer or Asset Sale Offer is consummated, immediately following such consummation, Consolidated Liquidity is not less than $15,000,000; and
     (c) the outstanding principal amount of Loans and L/C Obligations then outstanding do not exceed $15,000,000 immediately following the consummation of such optional redemption, Excess Cash Flow Offer or Asset Sale Offer.
          7.17 Anti-Terrorism Law; Anti-Money Laundering

     (a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in subsection 4.19, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and Bermuda Holdings or the Borrower shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming Bermuda Holdings’ and its Subsidiaries’ compliance with this subsection 7.17).
     (b) Cause or knowingly permit any of the funds of Bermuda Holdings or any of its Subsidiaries that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of Requirements of Law.
          7.18 Embargoed Person. Cause or knowingly permit (a) any of the funds or properties of Bermuda Holdings or any of its Subsidiaries that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by OFAC and/or on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in Bermuda Holdings or any of its Subsidiaries (whether directly or indirectly) is prohibited by applicable Requirements of Law, or the Loans made by the Lenders and the Issuing Lender would be in violation of Requirements of Law, or (2) the Executive Order, any related enabling legislation or any other similar executive orders, or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in Bermuda Holdings or any of its Subsidiaries, with the result that the investment in Bermuda Holdings or any of its Subsidiaries (whether directly or indirectly) is prohibited by applicable Requirements of Law or the Loans are in violation of applicable Requirements of Law.
          SECTION 8. EVENTS OF DEFAULT
          Upon the occurrence and during the continuance of any of the following events:
     (a) The Borrower shall fail to (i) pay any principal of any Loan or Note when due in accordance with the terms hereof or thereof or to reimburse the Issuing Lender in accordance with subsection 2.7 or (ii) pay any interest on any Loan or Note or any fee or other amount payable hereunder within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or
     (b) Any representation or warranty made or deemed made by any Credit Party in any Credit Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or
     (c) The Borrower shall default in the observance or performance of any agreement contained in subsection 6.7(a), 6.9 or Section 7 of this Agreement; or

     (d) Bermuda Holdings, Stratus Bermuda, the Borrower or any of its Subsidiaries shall default in the observance or performance of any other covenant or agreement contained in any Credit Document and such default shall continue unremedied for a period of 30 days; or
     (e) Bermuda Holdings or any of its Subsidiaries shall (i) default in any payment of principal of or interest on or other amounts in respect of any Indebtedness (other than the Loans, the L/C Obligations and any inter-company debt) or Swap Agreement or in the payment of any Contingent Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness, Swap Agreement or Contingent Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness, Swap Agreement or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness, the party or parties to such Swap Agreements or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, any applicable grace period having expired, such Swap Agreement to be terminated, any applicable grace period having expired or such Contingent Obligation to become payable, any applicable grace period having expired; in each case; provided that the aggregate principal amount of all such Indebtedness, Swap Agreements and Contingent Obligations under which a default exists or which would then become due or payable equals or exceeds $10,000,000; or
     (f) (i) Bermuda Holdings or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or Bermuda Holdings or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Bermuda Holdings or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Bermuda Holdings or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Bermuda Holdings or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Bermuda Holdings or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
     (g) (i) Any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any Plan shall fail to satisfy the minimum funding standard (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, or any Lien with respect to any Plan shall arise on the assets of Bermuda Holdings or any of its Subsidiaries or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) Bermuda Holdings or any of its Subsidiaries or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other events or conditions shall occur or exist with respect to a Plan; and such event or condition, together with all other such events or conditions set forth in clauses (i) through (vi) above, relating to a Plan, if any, would be reasonably likely to subject Bermuda Holdings or any of its Subsidiaries to any tax, penalty or other liabilities in the aggregate resulting in a Material Adverse Effect to Bermuda Holdings and its Subsidiaries taken as a whole; or
     (h) One or more judgments or decrees shall be entered against Bermuda Holdings or any of its Subsidiaries involving in the aggregate a liability (to the extent not paid or reserved for or to the extent not covered by insurance or indemnities to the extent the Borrower, in its reasonable good faith judgment, believes that such judgment or decree will be paid when due by the parties providing such indemnities) of $10,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, paid, stayed or bonded pending appeal within the time required by the terms of such judgment; or
     (i) Any Credit Document shall cease, for any reason, to be in full force and effect or any Credit Party or any of its Subsidiaries shall so assert in writing, or any Security Document shall cease to be effective to grant a perfected Lien on the collateral described therein with the priority purported to be created thereby (other than as a result of any action or inaction on the part of the Administrative Agent or the Lenders), subject to such exceptions as may be permitted therein or herein, and in the case of any Security Document, such condition shall continue unremedied for 30 days after notice thereof to the Borrower by the Administrative Agent or any Lender; or
     (j) There shall have occurred a Change of Control;
then, and in any such event, (a) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically (i) the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes shall immediately become due and payable, and (ii) all obligations of the Borrower in respect of the Letters of Credit, although contingent and unmatured, shall become immediately due and payable and the Issuing Lender’s obligations to issue the Letters of Credit shall immediately terminate and (b) if such event is any other Event of Default, so long as any such Event of Default shall be continuing, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Commitments and the Issuing Lender’s obligations to issue the Letters of Credit to be terminated forthwith, whereupon the Commitments and such obligations shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice of default to the Borrower, (A) declare all or a portion of the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable, and (B) declare all or a portion of the obligations of the Borrower in respect of the Letters of Credit, although contingent and unmatured, to be due and payable forthwith, whereupon the same shall immediately become due and payable and/or demand that the Borrower discharge any or all of the obligations supported by the Letters of Credit by paying or prepaying any amount due or to become due in respect of such obligations. All payments under this Section 8 on account of undrawn Letters of Credit shall be made by the Borrower directly to a cash collateral account established by the Administrative Agent for such purpose for application to the Borrower’s reimbursement obligations under subsection 2.7 as drafts are presented under the Letters of Credit, with the balance, if any, to be applied to the Borrower’s obligations under this Agreement and the Notes as the Administrative Agent shall determine with the approval of the Required Lenders. Except as expressly provided above in this Section 8, presentment, demand, protest and all other notices of any kind are hereby expressly waived.
          SECTION 9. THE ADMINISTRATIVE AGENT; THE SYNDICATION AGENT AND THE ISSUING LENDER
          9.1 Appointment. Each Lender hereby irrevocably designates and appoints Jefferies Finance LLC as the Administrative Agent under this Agreement and irrevocably authorizes Jefferies Finance LLC as Administrative Agent for such Lender to take such action on its behalf under the provisions of the Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Credit Documents or otherwise exist against the Administrative Agent. The Syndication Agent and the Lead Arrangers shall not have any duties or responsibilities hereunder in their capacity as such.
          9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and each of the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, except as otherwise provided in subsection 9.3.
          9.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, partners, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Credit Documents (except for its or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in the Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, the Credit Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Credit Documents or for any failure of any Credit Party to perform its obligations thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Credit Document, or to inspect the properties, books or records of any Credit Party.
          9.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, entries maintained in the Register, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Credit Document in accordance with a request of the Required Lenders (unless a higher percentage of Lenders is expressly required), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.
          9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower or any other Credit Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
          9.6 Non-Reliance on Administrative Agent, Syndication Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent, the Syndication Agent, the Lead Arrangers or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Credit Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, the Syndication Agent, the Lead Arrangers or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Bermuda Holdings and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the Syndication Agent, the Lead Arrangers or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Bermuda Holdings and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Credit Parties which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.
          9.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to the respective amounts of their respective Commitments (or, to the extent such Commitments have been terminated, according to the respective outstanding principal amounts of the Loans and the L/C Obligations and the respective obligations, whether as Issuing

Lender or a Participating Lender, under the Letter of Credit), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Credit Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this subsection 9.7 shall survive the repayment of the Loans and all other amounts payable hereunder.
          9.8 The Administrative Agent in its Individual Capacity. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Administrative Agent in its individual capacity as a Lender hereunder. The Administrative Agent and its Affiliates may make loans to, accept deposits, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Bermuda Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from and generally engage in any kind of business with Bermuda Holdings or any of its Affiliates as though the Administrative Agent were not the Administrative Agent hereunder. The terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.
          9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under the Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders which successor agent shall, so long as no Event of Default has occurred and is continuing, be approved by the Borrower, which shall not unreasonably withhold their approval, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under the Credit Documents.
          9.10 Agents under Security Documents and Guaranties. Each Lender hereby further authorizes the Administrative Agent, on behalf of and for the benefit of the Lenders, to be the agent for and representative of Lenders with respect to the Guaranties, the Collateral and the Security Documents. Subject to subsection 10.1, without further written consent or authorization from Lenders, the Administrative Agent may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release or subordinate any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Required Lenders (or such other Lenders as may be required to give such consent under subsection 10.1) have otherwise consented or (ii) release any Guarantor from the guaranty pursuant to the Guaranties, in connection with the sale or disposition of such Guarantor or all or substantially all of its assets permitted by this Agreement or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under subsection 10.1) have otherwise consented.
          9.11 Right to Realize on Collateral and Enforce Guaranties. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranties, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale.
          9.12 Issuing Lender as Issuer of Letters of Credit. Each Revolving Credit Lender hereby acknowledges that the provisions of this Section 9 shall apply to the Issuing Lender, in its capacity as issuer of the Letters of Credit, in the same manner as such provisions are expressly stated to apply to the Administrative Agent, except that obligations to indemnify the Issuing Lender shall be ratable among the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments (or, if the Revolving Credit Commitments have been terminated, the outstanding principal amount of their respective Loans and L/C Obligations and their respective participating interests in the outstanding Letters of Credit).
          9.13 Withholding Taxes. To the extent required by applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from or reduction of withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred.
          SECTION 10. MISCELLANEOUS
          10.1 Amendments and Waivers. Except as otherwise expressly set forth in this Agreement, no Credit Document nor any terms thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this subsection 10.1. With the written consent of the Required Lenders, the Administrative Agent and the respective Credit Parties or their Subsidiaries may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to any Credit Document to which they are parties or changing in any manner the rights of the Lenders or of any such Credit Party or its Subsidiaries thereunder or waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of any such Credit Document or any Default or Event of Default and its consequences; provided that:
     (a) no such waiver and no such amendment, supplement or modification shall (i) release all or substantially all of the collateral without the written consent of each Lender or (ii) release all or substantially all of the Guarantors on such date without the written consent of each Lender; provided that, notwithstanding the foregoing, this clause (a) shall not be applicable to and no consent shall be required for (x) releases of collateral in connection with any dispositions permitted by subsection 7.5, (y) releases of collateral in accordance with subsection 9.10 or 10.11 or (z) upon the reincorporation of Bermuda Holdings or any of its Subsidiaries in a new jurisdiction or the creation of a new Subsidiary of Bermuda Holdings or the Borrower, any release of collateral in connection with the transfer of such released collateral to such reincorporated entity or new Subsidiary in compliance with subsection 7.4; provided that the Administrative Agent, in its sole discretion, determines that such release and transfer, together with any grant and perfection of a new Lien therein in favor of the Administrative Agent, will cause no material impairment of the value of the collateral taken as a whole, after giving effect to such release and transfer;
     (b) no such waiver and no such amendment, supplement or modification shall extend the final maturity date or termination date of any Loan or Commitment or the scheduled payment date of any installment of any Loan, or reduce the rate or extend the time of payment of interest thereon, or change the method of calculating interest thereon, or reduce or extend the time of payment of any fee payable to the Lenders hereunder, or reduce the principal amount thereof, or change the amount of any Lender’s Commitment or Revolving Credit Commitment Percentage, in each case, without the prior written consent of each Lender directly affected thereby;
     (c) no such waiver and no such amendment, supplement or modification affecting the then Administrative Agent or Issuing Lender shall amend, modify or waive any provision of subsections 2.4 through 2.13 or Section 9 or alter the Issuing Lender’s rights or obligations with respect to Letters of Credit without the written consent of such Administrative Agent or Issuing Lender, as the case may be;
     (d) no such waiver and no such amendment, supplement or modification shall waive, amend, supplement or modify the provisions of the Intercreditor Agreement, without the written consent of the Supermajority Lenders;
     (e) no such waiver and no such amendment, supplement or modification shall amend, modify or waive any provision of subsection 3.9(b) or this subsection 10.1 or reduce the percentage specified in the definition of Required Lenders or Supermajority Lenders, or consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document, in each case, without the prior written consent of each Lender;
     (f) no such waiver and no such amendment, supplement or modification shall amend, modify or waive any provision of 10.6(b) in a manner which further restricts assignments thereunder, in each case, without the prior written consent of each Lender directly affected thereby;
     (g) anything to the contrary contained in this Agreement or any of the other Credit Documents notwithstanding, any Lender that is a Permitted Holder shall not be entitled to vote on any amendment, modification, waiver, consent or other matter with respect to any of the terms of this Agreement or any other Credit Document if the outcome of such vote could reasonably be expected, in the judgment of the Administrative Agent, to have the result that either (i) in their capacity as such equity holders, holders of Capital Stock of Bermuda Holdings would be advantaged thereby to the detriment of the Lenders or relative to the claims or interests of the Lenders or (ii) the rights and remedies of the Lenders would be impaired, and the Loans and Revolving Credit Commitments of any Lender that is a Permitted Holder shall be disregarded in determining Required Lenders in connection with any such vote;
     (h) any Lender who is or becomes a Permitted Holder shall not be entitled to vote on any amendment, modification, waiver, consent or other matter with respect to any of the terms of this Agreement or any other Credit Document, and the Loans and Revolving Credit Commitments of any such Lender shall be disregarded in determining Required Lenders in all circumstances; and
any such waiver and any such amendment, supplement or modification described in this subsection 10.1 shall apply equally to each of the Lenders and shall be binding upon each Credit Party and its Subsidiaries, the Lenders, the Administrative Agent and the Issuing Lender and all future holders of the Notes and the Loans. Any extension of a Letter of Credit by the Issuing Lender shall be treated hereunder as a new Letter of Credit. In the case of any waiver, the Credit Parties, the Lenders, the Administrative Agent and Issuing Lender shall be restored to their former position and rights hereunder and under the outstanding Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
          10.2 Notices. Any notices, requests, demands or other communication herein required or permitted to be given to a Credit Party, the Administrative Agent or Issuing Lender, shall be in writing (including by telecopy, if one is listed), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent, confirmation of receipt received, addressed as follows in the case of the Borrower, the Administrative Agent, and as set forth in Schedule I in the case of any Lender, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Borrower:	Stratus Technologies, Inc.
111 Powdermill Road
Maynard, Massachusetts 01754-3409
Attention: Robert Laufer
Telecopy: (978) 461-3750

With a copy to:	Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Janet Vance, Esq.
Telecopy: (212) 351-4035

Stratus Bermuda:	Stratus Technologies Bermuda Ltd.
c/o Coson Corporate Services Ltd
Milner House
18 Parliament Street
Hamilton HM12, Bermuda
Tel: 011-441-295-4630
Fax: 011-441-292-7880
Attention: Ernest Morrison

With a copy to:	Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Janet Vance, Esq.
Telecopy: (212) 351-4035

Bermuda Holdings:	Stratus Technologies Stratus Bermuda Ltd.
c/o Coson Corporate Services Ltd
Milner House
18 Parliament Street
Hamilton HM12, Bermuda
Tel: 011-441-295-4630
Fax: 011-441-292-7880
Attention: Ernest Morrison

With a copy to:	Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Janet Vance, Esq.
Telecopy: (212) 351-4035

The Administrative Agent:	Jefferies Finance LLC
520 Madison Avenue
18th Floor
New York, New York 10022
Attention: E. Joseph Hess
Telephone: (212) 284-8168
Telecopier No.: (212) 284-3444

The Issuing Lender (for Standby L/Cs):	Jefferies Group, Inc.
Harborside Financial Center
Plaza 3, Suite 705
Jersey City, New Jersey 07311
Attention: Mark Sahler

With a copy to:	Jefferies Finance LLC
520 Madison Avenue
New York, New York 10022
Attention: General Counsel
provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsections 2.4, 3.1, 3.2, 3.3 and 3.4 shall not be effective until received and; provided, further, that the failure to provide the copies of notices to the Borrower or any other Credit Party provided for in this subsection 10.2 shall not result in any liability to the Administrative Agent.
          10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under any Credit Document, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law or in any other Credit Document.
          10.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the Letters of Credit and the Notes. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in subsections 10.5 and 10.7 and the agreements of Lenders set forth in subsections 3.9, 9.3 and 9.7 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.
          10.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Syndication Agent and the Lead Arranger for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, negotiation, preparation, execution and syndication of the Credit Documents and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of one firm of counsel (and such other counsel in foreign jurisdictions as may be agreed by the Administrative Agent and the Borrower) to the Administrative Agent, the Syndication Agent and the Lead Arranger, (b) to pay or reimburse all of the reasonable expenses, including without limitation, reasonable fees and expenses of counsel, incurred by the Administrative Agent in connection with the administration of the facilities provided for herein or in connection with any amendments, waivers, work-outs or restructurings in respect thereof, (c) to pay or reimburse the Administrative Agent, the Syndication Agent, the Lead Arranger, the Issuing Lender and each Lender for all their costs and expenses incurred in connection with, and to pay, indemnify, and hold the Administrative Agent, the Syndication Agent, the Lead Arranger, the Issuing Lender and each Lender harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising out of or in connection with, the enforcement or preservation of any rights under any Credit Document and any such other documents, including, without limitation, reasonable fees and disbursements of counsel to the Administrative Agent, the Lead Arranger and each Lender and the charges of IntraLinks, SyndTrak or a similar service, incurred in connection with the foregoing and in connection with advising the Administrative Agent with respect to its rights and responsibilities under this Agreement and the documentation relating thereto, (d) to pay, indemnify, and to hold the Administrative Agent, the Syndication Agent, the Lead Arranger and each Lender harmless from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes (other than withholding taxes), if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Credit Document and any such other documents, and (e) to pay, indemnify, and hold the Administrative Agent, the Syndication Agent, the Lead Arranger, the Issuing Lender and each Lender and each of their Related Persons harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel) which may be incurred by or asserted against the Administrative Agent, the Syndication Agent, the Lead Arranger, the Issuing Lender or the Lenders or such Affiliates, officers, directors or trustees (x) arising out of or in connection with any investigation, litigation or proceeding related to this Agreement, the other Credit Documents, the proceeds of the Loans and the transactions contemplated by or in respect of such use of proceeds, or any of the other transactions contemplated hereby, whether or not the Administrative Agent, the Syndication Agent, the Lead Arranger, the Issuing Lender or any of the Lenders or such Affiliates, officers, directors or trustees is a party thereto, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the Bermuda Holdings, any of its Subsidiaries or any of the facilities and properties owned, leased or operated by the Bermuda Holdings or any of its Subsidiaries, or (y) without limiting the generality of the foregoing, by reason of or in connection with the execution and delivery or transfer of, or payment or failure to make payments under, Letters of Credit (it being agreed that nothing in this subsection 10.5(e)(y) is intended to limit the Borrower’s obligations pursuant to subsection 2.7) (all the foregoing, collectively, the “indemnified liabilities”); provided that the Borrower shall have no obligation hereunder with respect to indemnified liabilities of the Administrative Agent, the Syndication Agent, the Lead Arranger, the Issuing Lender or any Lender or any of their respective Affiliates, officers, directors and trustees to the extent, as determined by the final and nonappealable decision of a court of competent jurisdiction, resulting from (i) the gross negligence or willful misconduct of the person seeking indemnification or (ii) legal proceedings commenced against the Administrative Agent, the Syndication Agent, the Lead Arranger, the Issuing Lender or Lender not arising from (A) violation of any law by Bermuda Holdings or any of its Subsidiaries or (B) breach by Bermuda Holdings, Stratus Bermuda or the Borrower of its obligations owed to the Administrative Agent or the Lenders under the Credit Documents (not including obligations with respect to financial performance or payment) or any misrepresentation made by Bermuda Holdings, Bermuda Holding or the Borrower under the Credit Documents, by (x) a security holder or creditor of the indemnified person arising out of and based upon the rights afforded such security holder or creditor solely in its capacity as such or (y) arising out of disputes, claims or proceedings among the Agents, the Lenders and/or the Transferees. Without limiting the foregoing, and to the extent permitted by applicable law, the Bermuda Holdings agrees not to assert, and hereby waives (and shall cause its Subsidiaries not to assert and to waive) all rights for contribution or any other rights of recovery with respect to all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, under or related to Environmental Laws, that any of them might have by statute or otherwise against the Administrative Agent, the Syndication Agent, the Lead Arranger, the Issuing Lender or any Lender. The agreements in this subsection 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.
          10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) Bermuda Holdings, Stratus Bermuda and the Borrower may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Bermuda Holdings, Stratus Bermuda and the Borrower without such consent shall be null and void), (ii) whether or not such provisions shall be binding upon the successors of Bermuda Holdings shall be subject to the terms of clause (ii) of subsection 6.10, if applicable, and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this subsection.
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may, in the ordinary course of its commercial banking, lending or investment business and in accordance with applicable law, assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it; provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments with the prior written consent of:
     (A) the Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for an assignment to (I) any Eligible Assignee, other than in the case of any assignment of a Revolving Credit Commitment to an Assignee that is not already a Revolving Lender, or (II) if an Event of Default has occurred and is continuing, any other Person;
     (B) the Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for an assignment to an Eligible Assignee; and

     (C) the Issuing Lender (such consent not to be unreasonably withheld or delayed), provided that no consent of the Issuing Lender shall be required for an assignment to any Eligible Assignee, other than in the case of any assignment of a Revolving Credit Commitment to an Assignee that is not already a Revolving Lender.
               (ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans or an assignment to any Eligible Assignee, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless the Borrower and the Administrative Agent otherwise consent provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;
     (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (provided that only one such fee shall be payable in the context of multiple simultaneous assignments in respect of each Lender and its affiliates or Approved Funds);
     (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire, and
     (D) in no event shall any Assignment be made to a natural Person, Bermuda Holdings or any of its Subsidiaries.
          For the purposes of this subsection 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
               (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of subsections 3.11, 3.12 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this subsection.
               (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each

Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.
               (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this subsection and any written consent to such assignment required by paragraph (b) of this subsection, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. On or prior to such effective date, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent (in exchange for any or all of the Notes of the assigning Lender, if any) new Notes to the order of such Assignee (if requested) in an amount equal to the Revolving Credit Commitment, assumed by it pursuant to such Assignment and Assumption and, if the assigning Lender has retained a Commitment or Notes, as the case may be, to the order of the assigning Lender in an amount equal to the Commitment, retained by it hereunder (if requested). Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby.
          (c) (i) Any Lender may, in the ordinary course of its commercial banking, lending or investment business and in accordance with applicable law, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) no such participations may be sold to a natural Person. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of subsection 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this subsection, the Borrower agrees that each Participant shall be entitled to the benefits of subsections 3.11 and 3.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this subsection. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.7(b) as though it were a Lender, provided such Participant shall be subject to subsection 10.7(a) as though it were a Lender.
               (ii) A Participant shall not be entitled to receive any greater payment under subsection 3.11 or 3.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Foreign Lender shall not be entitled to the benefits of subsection 4.11 unless such Participant complies with subsection 3.11(B)(d).
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this subsection shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
          (e) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in subsection 10.6(b). The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.
          (f) The Administrative Agent, the Syndication Agent, the Lead Arranger and the Lenders agree that they will use reasonable efforts to protect the confidentiality of non-public information concerning Bermuda Holdings and its Subsidiaries in accordance with such Lender’s customary procedures for handling confidential information of such nature. Notwithstanding the foregoing, the Borrower authorizes each Lender to disclose (i) to its employees, officers, affiliates and advisors, who shall be bound by the confidentiality provisions hereof, (ii) to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, (iii) to any regulatory authority as required by law, (iv) in connection with any enforcement or other legal action and (v) to any Transferee and any prospective Transferee any and all information in such Lender’s possession concerning Bermuda Holdings and its Subsidiaries which has been delivered to such Lender by or on behalf of Bermuda Holdings or any of its Subsidiaries pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower or any of its Subsidiaries in connection with such Lender’s credit evaluation of the Borrower prior to becoming a party to this Agreement; provided that each Lender shall cause its respective prospective Transferees to agree in writing to protect the confidentiality of any confidential information concerning Bermuda Holdings and its Subsidiaries and Affiliates.
          (g) If, pursuant to this subsection 10.6, any interest in this Agreement or any Note is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the terms of this Agreement including without limitation subsection 3.11(B)(d).
          10.7 Adjustments; Set-off. (a) If any relevant Lender (a “benefitted Lender”) shall at any time receive any payment of all or part of any of its Loans or L/C Participating Interests, as the case may be, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in clause (f) of Section 8, or otherwise) in a greater proportion than any such payment to and collateral received by any other relevant Lender, if any, in respect of such other relevant Lender’s Loans or L/C Participating Interests, as the case may be, or interest thereon, such benefitted Lender shall purchase for cash from the other relevant Lenders such portion of each such other relevant Lender’s Loans or L/C Participating Interests, as the case may be, or shall provide such other relevant Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the relevant Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans and/or L/C Participating Interests may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion. The Administrative Agent shall promptly give the Borrower notice of any set-off; provided that the failure to give such notice shall not affect the validity of such set-off.
          (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the filing of a petition under any of the provisions of the federal bankruptcy code or amendments thereto, by or against; the making of an assignment for the benefit of creditors by; the application for the appointment, or the appointment, of any receiver of, or of any substantial portion of the property of; the issuance of any execution against any substantial portion of the property of; the issuance of a subpoena or order, in supplementary proceedings, against or with respect to any substantial portion of the property of; or the issuance of a warrant of attachment against any substantial portion of the property of; the Borrower to set off and apply against any indebtedness, whether matured or unmatured, of the Borrower to such Lender, any amount owing from such Lender to the Borrower, at or at any time after, the happening of any of the above mentioned events, and as security for such indebtedness, the Borrower hereby grants to each Lender a continuing security interest in any and all deposits, accounts or moneys of Borrower then or thereafter maintained with such Lender, subject in each case to subsection 10.7(a) of this Agreement. The aforesaid right of set-off may be exercised by such Lender against the Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrower, or against anyone else claiming through or against the Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.
          10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent. This Agreement shall become effective with respect to the Borrower, the Administrative Agent, the Syndication Agent and the Lenders when the Administrative Agent shall have received copies of this Agreement executed by the Borrower, the Administrative Agent, the Syndication Agent and the Lenders, or, in the case of any Lender, shall have received telephonic confirmation from such Lender stating that such Lender has executed counterparts of this Agreement or the signature pages hereto and sent the same to the Administrative Agent. Delivery of an executed signature page of this Agreement by telecopy transmission shall be as effective as delivery of a manually executed counterpart hereof.
          10.9 Governing Law; No Third Party Rights. This Agreement and the Notes and the rights and obligations of the parties under this Agreement and the Notes shall be governed by, and construed and interpreted in accordance with, the law of the State of New York. This Agreement is solely for the benefit of the parties hereto and their respective successors and assigns, and, except as set forth in subsection 10.6, no other Persons shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement.

          10.10 Submission to Jurisdiction; Waivers. (a) Each party to this Agreement hereby irrevocably and unconditionally:
     (i) submits for itself and its property in any legal action or proceeding relating to this Agreement or any of the other Credit Documents, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;
     (ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in subsection 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and
     (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.
          (b) Each party hereto unconditionally waives trial by jury in any legal action or proceeding referred to in paragraph (a) above and any counterclaim therein.
          10.11 Releases. The Administrative Agent and the Lenders agree to cooperate with Bermuda Holdings and its Subsidiaries with respect to any sale or other disposition permitted by subsection 7.5 and promptly take such action and execute and deliver such instruments and documents necessary to release the liens and security interests created by the Security Documents relating to any of the assets or property affected by any such sale permitted by subsection 7.5, including, without limitation, any Uniform Commercial Code amendment, release or termination or partial release or termination statements.
          10.12 Interest. Each provision in this Agreement and each other Credit Document is expressly limited so that in no event whatsoever shall the amount paid, or otherwise agreed to be paid, by the Borrower for the use, forbearance or detention of the money to be loaned under this Agreement or any other Credit Document or otherwise (including any sums paid as required by any covenant or obligation contained herein or in any other Credit Document which is for the use, forbearance or detention of such money), exceed that amount of money which would cause the effective rate of interest to exceed the highest lawful rate permitted by applicable law (the “Highest Lawful Rate”), and all amounts owed under this Agreement and each other Credit Document shall be held to be subject to reduction to the effect that such amounts so paid or agreed to be paid which are for the use, forbearance or detention of money under this Agreement or such other Credit Document shall in no event exceed that amount of money which would cause the effective rate of interest to exceed the Highest Lawful Rate. Notwithstanding any provision in this Agreement or any other Credit Document to the contrary, if the maturity of the Loans or the obligations in respect of the other Credit Documents are accelerated for any reason, or in the event of any prepayment of all or any portion of the Loans or the obligations in respect of the other Credit Documents by the Borrower or in any other event, earned interest on the Loans and such other obligations of the Borrower may never exceed the Highest Lawful Rate, and any unearned interest otherwise payable on the Loans or the obligations in respect of the other Credit Documents that is in excess of the Highest Lawful Rate shall be canceled automatically as of the date of such acceleration or prepayment or other such event and (if theretofore paid) shall, at the option of the holder of the Loans or such other obligations, be either refunded to the Borrower or credited on the principal of the Loans. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate, the Borrower and the Lenders shall, to the maximum extent permitted by applicable law, amortize, prorate, allocate and spread, in equal parts during the period of the actual term of this Agreement, all interest at any time contracted for, charged, received or reserved in connection with this Agreement.
          10.13 Permitted Payments and Transactions. Notwithstanding any provision to the contrary contained in this Agreement, the Borrower and its Subsidiaries shall be permitted to make payments (including fees and expenses) pursuant to or in respect of, the following agreements, and, in the case of clauses (a), (d), (e) and (f) below, to engage in the following transactions: (a) (i) the Marketing Services Agreement, (ii) the R&D Services Agreements, (iii) the Agreement for Management Advisory, Strategic Planning and Consulting Services between Investcorp International, Inc. and the Borrower dated as of October 1, 2005, and (iv) the Agreement for Management Advisory, Strategic Planning and Consulting Services between MidOcean US Advisor, LP and the Borrower dated as of October 1, 2005; (b) agreements with any Person or Persons providing for the payment of customary fees in connection with serving as a director of the Borrower or any of its Subsidiaries; (c) agreements providing for the payment of commercially reasonable fees in connection with any permitted financing, refinancing, sale, transfer, sale and leaseback or other permitted disposition of any assets of the Borrower or any of its Subsidiaries; (d) the borrowing of any Indebtedness to the extent, and upon the terms and conditions, the same is expressly permitted under subsection 7.1; (e) agreements providing for commercially reasonable fees in connection with any permitted purchase or acquisition of stock or assets by the Borrower or any of its Subsidiaries and (f) the Transactions.
          10.14 PATRIOT Act. Each Lender subject to the Act hereby notifies the Borrower that pursuant to the requirements of the Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is hereby required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
          SECTION 11. BERMUDA HOLDINGS AND STRATUS BERMUDA GUARANTY
          11.1 Guaranty
          (a) In order to induce the Administrative Agent, the Issuing Lender and the Lenders to enter into this Agreement and to extend credit hereunder, and to induce the other Guaranteed Creditors to enter into Swap Agreements and in recognition of the direct benefits to be received by Bermuda Holdings and Stratus Bermuda from the proceeds of the Loans, the issuance of the Letters of Credit and the entering into of such Swap Agreements, Bermuda Holdings and Stratus Bermuda hereby agree with the Guaranteed Creditors as follows: (i) each of Bermuda Holdings and Stratus Bermuda hereby unconditionally and irrevocably guarantees to the Administrative Agent, for the benefit of the Guaranteed Creditors and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations, and each of Bermuda Holdings and Stratus Bermuda further agrees to pay any and all expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by the Guaranteed Creditors in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Guaranteed Obligations and/or enforcing any rights with respect to, or collecting against, Bermuda Holdings and/or Stratus Bermuda under this Bermuda Holdings and Stratus Bermuda Guaranty.

          (b) Anything herein or in any other Credit Document to the contrary notwithstanding, the maximum liability of Bermuda Holdings and Stratus Bermuda hereunder and under the other Credit Documents shall in no event exceed the amount which can be guaranteed by Bermuda Holdings and/or Stratus Bermuda under applicable federal and state laws relating to the insolvency of debtors.
          (c) Each of Bermuda Holdings and Stratus Bermuda agrees that the Guaranteed Obligations may at any time and from time to time exceed the amount of the liability of Bermuda Holdings and/or Stratus Bermuda hereunder without impairing this Bermuda Holdings and Stratus Bermuda Guaranty or affecting the rights of any Guaranteed Creditor hereunder.
          (d) No payment or payments made by the Borrower, any Subsidiary Guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, any Subsidiary Guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any of Bermuda Holdings and Stratus Bermuda hereunder which shall, notwithstanding any such payment or payments other than payments made by any of Bermuda Holdings and Stratus Bermuda in respect of the Guaranteed Obligations or payments received or collected from Bermuda Holdings and Stratus Bermuda in respect of the Guaranteed Obligations, remain liable for the Guaranteed Obligations up to the maximum liability of Bermuda Holdings and/or Stratus Bermuda hereunder until the Guaranteed Obligations are paid in full, the Revolving Credit Commitments are terminated and either no Letters of Credit are outstanding or each outstanding Letter of Credit has been Cash Collateralized so that it is fully secured to the satisfaction of the Administrative Agent.
          (e) Each of Bermuda Holdings and Stratus Bermuda agrees that whenever, at any time, or from time to time, it shall make any payment to a Guaranteed Creditor on account of its liability hereunder, it will notify the Administrative Agent in writing that such payment is made under this Bermuda Holdings and Stratus Bermuda Guaranty for such purpose.
          11.2 Right of Set-off.
          Upon: (i) the filing of a petition under any of the provisions of the Bankruptcy Code or amendments thereto, by or against; (ii) the making of an assignment for the benefit of creditors by; (iii) the application for the appointment, or the appointment, of any receiver of, or of any substantial portion of the property of; (iv) the issuance of any execution against any substantial portion of the property of; (v) the issuance of a subpoena or order, in supplementary proceedings, against or with respect to any substantial portion of the property of; or (vi) the issuance of a warrant of attachment against any substantial portion of the property of, the Borrower, each of Bermuda Holdings and Stratus Bermuda hereby irrevocably authorizes each Lender at any time and from time to time without notice to Bermuda Holdings or Stratus Bermuda or any Subsidiary Guarantor, any such notice being expressly waived by Bermuda Holdings and Stratus Bermuda, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender to or for the credit or the account of Bermuda Holdings and/or Stratus Bermuda, or any part thereof in such amounts as such Lender may elect, against and on account of the obligations and liabilities of Bermuda Holdings and Stratus Bermuda to such Lender hereunder, the Notes, or the other Credit Documents, as such Lender may elect, whether or not the Administrative Agent or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Each Lender agrees to notify Bermuda Holdings and/or Stratus Bermuda (as the case may be) promptly of any such set-off and the application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.
          11.3 No Subrogation.
          Notwithstanding any payment or payments made by any of Bermuda Holdings or Stratus Bermuda hereunder or any set-off or application of funds of any of Bermuda Holdings or Stratus Bermuda by any Lender, any of Bermuda Holdings or Stratus Bermuda shall not be entitled to be subrogated to any of the rights of the Guaranteed Creditors against the Borrower or any Subsidiary Guarantor or any collateral security or guarantee or right of offset held by any Lender for the payment of the Guaranteed Obligations, nor shall Bermuda Holdings or Stratus Bermuda seek or be entitled to seek any contribution or reimbursement from any Subsidiary Guarantor in respect of payments made by Bermuda Holdings or Stratus Bermuda hereunder, and any such rights of subrogation and reimbursement of Bermuda Holdings or Stratus Bermuda are hereby waived until all amounts owing to the Guaranteed Creditors by the Borrower on account of the Guaranteed Obligations are paid in full, the Revolving Credit Commitments are terminated and either no Letters of Credit are outstanding or each outstanding Letter of Credit has been Cash Collateralized so that it is fully secured to the satisfaction of the Administrative Agent.
          11.4 Amendments, etc. with respect to the Guaranteed Obligations; Waiver of Rights.
          Each of Bermuda Holdings and Stratus Bermuda shall remain obligated hereunder notwithstanding that, without any reservation of rights against any of Bermuda Holdings or Stratus Bermuda and without notice to or further assent by Bermuda Holdings or Stratus Bermuda, any demand for payment of any of the Guaranteed Obligations made by the Guaranteed Creditors may be rescinded by such party and any of the Guaranteed Obligations continued, and the Guaranteed Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Guaranteed Creditors and this Agreement, the Notes, the other Credit Documents, any Letter of Credit, any Swap Agreement and any other collateral security document or other guarantee or document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Guaranteed Creditors may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released. No Guaranteed Creditor shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Guaranteed Obligations or for this Bermuda Holdings and Stratus Bermuda Guaranty or any property subject thereto. When making any demand hereunder against any of Bermuda Holdings or Stratus Bermuda, the Guaranteed Creditors may, but shall be under no obligation to, make a similar demand on any Subsidiary Guarantor, and any failure by the Administrative Agent or any Lender to make any such demand or to collect any payments from any such Subsidiary Guarantor or any release of any such Subsidiary Guarantor shall not relieve any of Bermuda Holdings or Stratus Bermuda of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Guaranteed Creditors against Bermuda Holdings or Stratus Bermuda. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
          11.5 Guarantee Absolute and Unconditional.
          Each of Bermuda Holdings and Stratus Bermuda waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations guaranteed by Bermuda

Holdings and Stratus Bermuda, and notice of or proof of reliance by the Guaranteed Creditors upon this Bermuda Holdings and Stratus Bermuda Guaranty or acceptance of this Bermuda Holdings and Stratus Bermuda Guaranty; the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Bermuda Holdings and Stratus Bermuda Guaranty; and all dealings between the Borrower or any of the Subsidiary Guarantors and the Guaranteed Creditors shall likewise be conclusively presumed to have been had or consummated in reliance upon this Bermuda Holdings and Stratus Bermuda Guaranty. Each of Bermuda Holdings and Stratus Bermuda waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Subsidiary Guarantors with respect to the Guaranteed Obligations guaranteed by Bermuda Holdings and Stratus Bermuda. Each of Bermuda Holdings and Stratus Bermuda understands and agrees that this Bermuda Holdings and Stratus Bermuda Guaranty shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of this Agreement, the Notes, any other Credit Document, the Letters of Credit, any Swap Agreements, any of the Guaranteed Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Guaranteed Creditors, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower, any of the Subsidiary Guarantors or any other Person against the Guaranteed Creditors, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Subsidiary Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Guaranteed Obligations, or of Bermuda Holdings or Stratus Bermuda , in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against any of Bermuda Holdings or Stratus Bermuda , the Guaranteed Creditors may, but shall be under no obligation to, pursue such rights and remedies as they may have against the Borrower or any other Person or against any collateral security or guarantee for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Guaranteed Creditors to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve Bermuda Holdings and/or Stratus Bermuda of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Guaranteed Creditors against Bermuda Holdings and Stratus Bermuda . This Bermuda Holdings and Stratus Bermuda Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each of Bermuda Holdings and Stratus Bermuda and the successors and assigns thereof, and shall inure to the benefit of the Guaranteed Creditors, and their respective successors, indorsees, transferees and assigns, until all the Guaranteed Obligations and the obligations of each of Bermuda Holdings and Stratus Bermuda under this Bermuda Holdings and Stratus Bermuda Guaranty shall have been satisfied by payment in full, either no Letters of Credit are outstanding or each outstanding Letter of Credit has been Cash Collateralized so that it is fully secured to the satisfaction of the Administrative Agent and the Revolving Credit Commitments shall be terminated, notwithstanding that from time to time during the term of this Agreement the Borrower may be free from any Guaranteed Obligations.
          11.6 Reinstatement.
          This Bermuda Holdings and Stratus Bermuda Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Guaranteed Creditors upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, Bermuda Holdings, Stratus Bermuda or of any Subsidiary Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower, Bermuda Holdings, Stratus

Bermuda or any Subsidiary Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
          11.7 Payments.
          Each of Bermuda Holdings and Stratus Bermuda hereby guarantees that payments hereunder will be paid in Dollars to the Administrative Agent without set-off or counterclaim at the office of the Administrative Agent located at 520 Madison Avenue, 18th Floor, New York, New York, 10022 or at such other office as the Administrative Agent may notify to Bermuda Holdings and Stratus Bermuda in accordance with subsection 10.2.
[Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

STRATUS TECHNOLOGIES, INC., as Borrower
By:	/s/ Frederick S. Prifty
	Name:	Frederick S. Prifty
Title:

Signature Page to Revolving Credit Agreement

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD., as Guarantor
By:	/s/ Frederick S. Prifty
	Name:	Frederick S. Prifty
Title:

Signature Page to Revolving Credit Agreement

STRATUS TECHNOLOGIES BERMUDA LTD., as Guarantor
By:	/s/ Frederick S. Prifty
	Name:	Frederick S. Prifty
Title:

Signature Page to Revolving Credit Agreement

JEFFERIES FINANCE LLC, as Administrative Agent, Sole Lead Arranger, Sole Bookrunner and Syndication Agent
By:	/s/ Carl A. Toriello
	Name:	Carl A. Toriello
	Title:	Executive Vice President

Signature Page to Revolving Credit Agreement

JEFFERIES FINANCE LLC, as Lender
By:	/s/ Carl A. Toriello
	Name:	Carl A. Toriello
	Title:	Chief Operating Officer

Signature Page to Revolving Credit Agreement

Schedule I to the
Credit Agreement
Lenders Addresses and Commitments

Revolving Credit
Lender	Address	Lending Office	Commitment
	520 Madison Avenue	520 Madison Avenue
	18th Floor	18th Floor
	New York, New York 10022	New York, New York 10022

Jefferies Finance			$25,000,000
LLC	Attention: E. Joseph Hess	Attention: E. Joseph Hess
	Telephone: (212) 284-8168	Telephone: (212) 284-8168
	Telecopier: (212) 284-3444	Telecopier: (212) 284-3444

Total:			$25,000,000

Schedule 4.7 to the
Credit Agreement
Litigation
On January 2, 2009, Stratus Technologies Bermuda Ltd. sold its proprietary Emergent Networks Solutions VOIP Software business and certain net assets related to its telecommunications business for $1.9 million in cash and $5.0 million in an 8% two-year note receivable. Stratus Technologies Bermuda Ltd. (“Plaintiff”) is currently in litigation in the United States District Court for the Southern District of New York with Stratus Telecommunications LLC and its parent guarantor, YMAX Corporation (“Defendants”), related to a delinquent installment payment of $1.5 million on the $5.0 million note payable to Plaintiff. Defendants have filed an answer to the complaint, counter-claims and a document production request. Defendants’ claims include breach of contract (failure to disclose assumed liabilities) and bad faith. Defendants have claimed damages ranging from $75,000 to upwards of $1.5 million. The litigation is currently in discovery.

2

Schedule 4.12 to the
Credit Agreement
Subsidiaries
Direct Subsidiary of Stratus Technologies Bermuda Holdings Ltd.

Name	Jurisdiction of Incorporation
Stratus Technologies Bermuda Ltd.	Bermuda
Direct Subsidiaries of Stratus Technologies Bermuda Ltd.

Name	Jurisdiction of Incorporation
SRA Technologies Cyprus Limited	Cyprus
Stratus Technologies, Inc.	State of Delaware, United States
Stratus Technologies Ireland Limited	Ireland
AVANCE Technologies Ltd.	Bermuda
Direct Subsidiary of SRA Technologies Cyprus Limited

Name	Jurisdiction of Incorporation
Stratus Technologies Pvt. Ltd.	India
Direct Subsidiaries of Stratus Technologies, Inc.

Name	Jurisdiction of Incorporation
Stratus Technologies Pty. Limited	Australia
Stratus Technologies Canada Corporation	Canada
Stratus Technologies, S.A.S.	France
Stratus Technologies GmbH	Germany
Stratus Technologies (HK) Limited	Hong Kong
Stratus Technologies Italia SrL	Italy
Stratus Technologies Japan, Inc.	Japan
Stratus Technologies (Korea) Limited	Korea
Stratus Technologies B.V.	Netherlands
Stratus Technologies (NZ) Limited	New Zealand
Stratus Technologies (Singapore) Pte. Limited	Singapore
Stratus Computer Technologies (Pty.) Limited	South Africa
Stratus Technologies España S.A.	Spain
Stratus Technologies Systems Limited	United Kingdom
Cemprus Technologies, Inc.	State of Delaware, United States

3

Direct Subsidiaries of Cemprus Technologies, Inc.

Name	Jurisdiction of Incorporation
Cemprus, LLC	State of Delaware, United States

4

Schedule 4.13 to
Credit Agreement
Fee Properties
None
Mortgaged Properties
None
Leased Properties

	State	City	Property	Lessor/Licensor	Lessee/Licensee
1.	AZ	Phoenix	4455 E. Camelback Road	4455 CAM-PAC,	Stratus
			The Park, Suite 115	L.L.C., as lessor	Technologies, Inc.,
as lessee

2.	MA	Maynard	109 Powdermill Road	DEK Portfolio	Stratus
				Limited	Technologies, Inc.,
				Partnership, as	as licensee
licensor

3.	MA	Maynard	111 Powdermill Road	DEK Portfolio	Stratus
				Limited	Technologies, Inc.,
				Partnership, as	as lessee
lessor

5

Schedule 4.15(b) to the
Credit Agreement
UCC Filing Offices

Grantor	Location of Filing Office	Name of Filing Office
Stratus Technologies
Bermuda Holdings Ltd.	District of Columbia	Recorder of Deeds

Stratus Technologies
Bermuda Ltd.	District of Columbia	Recorder of Deeds

SRA Technologies Cyprus
Limited	District of Columbia	Recorder of Deeds

Stratus Technologies, Inc.	Delaware	Secretary of State

Stratus Technologies
Ireland Limited	District of Columbia	Recorder of Deeds

Cemprus Technologies, Inc.	Delaware	Secretary of State

Cemprus, LLC	Delaware	Secretary of State

6

Schedule 4.16 to the
Credit Agreement
Trademarks and Copyrights
Patents and Pending Patents
See attached.
Licensed Patents
See attached.
Registered and Pending Trademarks/Service Marks
See attached.
Licensed Registered Trademarks
None.
Registered Copyrights
See attached.
Licensed Registered Copyrights
See attached.
Registered Domain Names
See attached.
Pending Claims
None.

7

Stratus Technologies Bermuda Ltd.
(f/k/a Stratus Technologies International, SA.R.L.
Stratus Computer Systems, S.A.RL.)
Issued Patents

	Kirkpatrick
	Ref. No.	Stratus
	(Case No.):	Ref. No.	Title	Issue Date:	Patent #:
1	SRT-001	S8	Methods and Apparatus for Persistent Volatile Computer Memory	11-Jan-2005	6,842,823

2	SRT-003	S12	Method and Apparatus for Deterministically Booting a Redundant Fault-Tolerant System	10-Feb-2004	6,691,225

3	SRT-008	H21	Methods and Apparatus for Generating High-Frequency Clocks Deterministically From a Low- Frequency System Reference Clock	02-Nov-2004	6,813,721

4	SRT-009	H3/13	A Method and Apparatus for Efficiently Moving Portions of a Memory Block	20-Sep-2005	6,948,010

5	SRT-010	S11	Maintenance of Consistent, Redundant Mass Storage Images	05-Oct-2004	6,802,022

6	SRT-011	H7	Caching For I/O Virtual Address Translation And Validation Using Devise Drivers	26-Apr-2005	6,886,171

7	SRT-012	H5	Apparatus and Methods for Identifying Bus Protocol Violations	20-Jul-2004	6,766,479

8	SRT-013	H26	Method and Apparatus for Clock Management Based on Environmental Conditions	06-Apr-2004	6,718,474

9	SRT-014	S32	Implementing Standards-Based File Operations in Proprietary Operating Systems	29-Nov-2005	6,970,892

10	SRT-016	H8	Methods And Apparatus for Computer Bus Error Termination	07-Feb-2006	6,996,750

11	SRT-019	S34	Systems and Methods for Caching With File-Level Granularity	20-Jul-2004	6,766,413

12	SRT-020	H27	Coordinated Recalibration Of High Bandwidth Memories in a Multiprocessor Computer	29-Mar-2005	6,874,102

13	SRT-021	S33	A Method and Apparatus for Storing Transactional Information in Persistent Memory	31-May-2005	6,901,481

8

	Kirkpatrick
	Ref. No.	Stratus
	(Case No.):	Ref. No.	Title	Issue Date:	Patent #:
14	SRT-022		Apparatus and Methods for Fault Tolerant Computing Using a Switching Fabric	20-Jun-2006	7,065,672

15	SRT-023	S35	A Method and Apparatus for Managing Session Information	01-Mar-2005	6,862,689

16	SRT-024	H42	Apparatus and Method for Accessing a Mass Storage Device in a Fault-Tolerant Server	29-Nov-2005	6,971,043

17	SRT-025	H40	Apparatus and Method for Two Computing Elements in a Fault-Tolerant Server to Execute Instructions In Lockstep	09-Aug-2005	6,928,583

18	SRT-029	S9	System and Method for Operating a SCSI Bus With Redundant SCSI Adaptors	11-May-2004	6,735,715

19	SRT-030	HI5/16/19	System and Method for Operating a System With Redundant Peripheral Bus Controllers	16-Mar-2004	6,708,283

20	SRT-031	H10	Hot Plug Switch Mechanism	12-Mar-2002	6,355,991

21	SRT-032	H1	Fault-Tolerant Computer System With Voter Delay Buffer	16-Nov-2004	6,820,213

22	SRT-033	S3A	Fault-Tolerant Maintenance Bus Architecture	14-Oct-2003	6,633,996

23	SRT-034	H12	Method and System for Upgrading Fault-Tolerant Systems	03-Feb-2004	6,687,851

24	SRT-035	S3B	Fault-Tolerant Maintenance Bus Protocol and Method for Using The Same	10-Feb-2004	6,691,257

25	SRT-059		Systems and Methods for Checkpointing	24-Feb-2009	7,496,787

26	SRT-067		Systems and Methods for Maintaining Lock Step Operation	24-Feb-2009	7,496,786

27			Systems and Methods for Split Mode Operation of Fault-Tolerant Computer Systems	23-Feb-2010	7,669,073

9

Pending Patent Applications

Kirkpatrick
Ref. No.	Stratus
(Case No.)	Ref. No.	Country	Title	Filing Date:	Application #:
SRT-062	H81	US	Apparatus and Method for High Performance Checkpointing and Rollback of Network Operations	23-Jan-2006	11/337,697

SRT-064	H85	US	Tracking Modified Pages on a Computer System	23-Nov-2004	10/997,409

SRT-067	H75	US	Systems and Methods for Maintaining Lock Step Operation	30-Sep-2008	12/242,043

SRT-071		US	Apparatus and Method for Redundant and Spread Spectrum Clocking	23-Aug-2007	11/895,048

SRT-072		US	Systems and Methods of High Availability Cluster Environment Failover Protection	26-Nov-2007	11/986,792

SRT-073		US	System and Methods for Managing Rules	30-Nov-2007	11/998,581

SRT-074		US	Systems and Methods for Managing Multi-Component Systems in an Infrastructure	30-Sep-2008	12/241,723

SRT-075		US	Method for Dynamically Determining a Predetermined Previous Condition of a Rule-based System	12-Aug-2008	12/189,843

Licensed Patents
Stratus Computer, Inc. (OldCo) Patents licensed under the Asset Purchase of Stratus Computer Inc. by Stratus Computer Systems International Sarl of February 26, 1999. (divestiture agreement).

APPLICATION/
SERIAL NO.	PAT NO	DESCRIPTION	COUNTRY	ISSUED	EXPIRES
06/742,039	4,654,857	Digital Data Processor with High Reliability	USA	03/31/87	03/31/04

	0,077,154	Digital Data Processor with High Reliability	EPO	10/12/86	09/30/02

	1,830,325	Digital Data Processor with High Reliability	Japan	03/15/94

	1,178,712	Digital Data Processor with High Reliability	Canada	11/27/84	11/27/01

06/904827	4,750,177	Digital Data Processor Apparatus w/Pipelined with Fault Tolerant Bus Protocol	USA	06/07/88	09/08/06

	0,077,153	Digital Data Processor with Fault Tolerant Bus Protocol	EPO	03/04/87	09/30/02

	1,180,453	Digital Data Processor with Fault Tolerant Bus Protocol	Canada	01/02/85	01/02/02

57-169959		Digital Data Processor with Fault Tolerant Bus Protocol	Japan

06/307,525	4,453,215	Central Processing Apparatus for Fault Tolerant Computing	USA	06/05/84	10/01/01

06/698,257	4,597,084	Computer Memory Apparatus	USA	06/24/86	2/04/05

06/307,524	4,486,826	Computer Peripheral Control Apparatus	USA	12/04/84	10/01/01

	1,606,955	Computer Peripheral Control Apparatus	Japan	06/13/91	09/30/08

	0,076,655	Computer Peripheral Control Apparatus	EPO	09/17/86	09/30/02

	1,178,374	Computer Peripheral Control Apparatus	Canada	11/20/84	11/20/01

06/927,746	4,816,990	Method and Apparatus for Fault Tolerant Computer Systems	USA	03/28/89	11/05/06

		Having Expandable Processor Section

	0 267 011	Method and Apparatus for Fault Tolerant Computer Systems	EPO

APPLICATION/
SERIAL NO.	PAT NO		DESCRIPTION	COUNTRY	ISSUED	EXPIRES
Having Expandable Processor Section

		0 267 011	Method and Apparatus for Fault Tolerant Computer Systems	Switzerland

Having Expandable Processor Section

		0 267 011	Method and Apparatus for Fault Tolerant Cornputer Systems	Italy

Having Expandable Processor Section

		0 267 011	Method and Apparatus for Fault Tolerant Computer Systems	Germany

Having Expandable Processor Section

62-278458		262 3261	Method and Apparatus for Fault Tolerant Computer Systems	Japan	04/11/97	11/05/07

Having Expandable Processor Section

08325843			Method and Apparatus for Fault Tolerant Computer Systems	Japan

Having Expandable Processor Section

07/227,471		4,966,604	Digital Data Processing Apparatus with Pipeland Memory Cycles	USA	09/12/89	08/01/08

P62-201966			Digital Dan Processing Apparatus with Pipeland Memory Cycles	Japan

		0256864	Digital Data Processing Apparatus with Pipeland Memory Cycles	EPO	02/23/94	08/14/07

07/003,732		5,020,024	Method and Apparatus for Detecting Selected Absence of Digital Logic Synchronism	USA	05/28/91	05/28/08

		0349539	Method and Apparatus for Detecting Selected Absence of Digital Logic Synchronism	EPO

		E88028B	Method and Apparatus for Digital Logic Synchronism Monitoring	Austria	01/14/88

		0,349,539	Method and Apparatus for Digital Logic Synchronism Monitoring	Belgium	04/07/93

	P	3880132T2	Method and Apparatus for Digital Logic Synchronism Monitoring	Germany	04/07/93

12

APPLICATION/
SERIAL NO.	PAT NO	DESCRIPTION	COUNTRY	ISSUED	EXPIRES
	614277	Method and Apparatus for Detecting Selected Absence of Digital Logic Synchronism	Australia	01/08/92	01/14/01

	68044/BE/93	Method and Apparatus for Detecting Selected Absence of Digital Logic Synchronism	Italy	01/21/93	01/14/01

	0349539	Method and Apparatus for Detecting Selected Absence of Digital Logic Synchronism	Sweden	04/07/93	01/14/01

	2573508	Method and Apparatus for Deleting Selected Absence of Digital Logic Synchronism	Japan	10/24/98	01/14/01

PC/US88/00066		Method and Apparatus for Detecting Selected Absence of Digital Logic Synchronism	Patent COOP Treaty

07/018,629	4,920,540	Fault-Tolerant Digital Timing Apparatus and Method	USA	04/24/90	02/25/07

		Fault-Tolerant Digital Timing Apparatus and Method	Japan

88102650.4	0 280 258	Fault-Tolerant Digital Timing Apparatus and Method	EPO	03/30/95	02/23/08

88102650.4	0 250 258	Fault-Tolerant Digital Timing Apparatus and Method	France	03/30/95	02/23/08

88102650.4	3853734.6-08	Fault-Tolerant Digital Timing Apparatus and Method	Germany	03/30/95	02/23/08

88102650.4	0 258 280	Fault-Tolerant Digital Timing Apparatus and Method	UK	03/30/95	02/23/08

07/079,297	4,926,315	Digital Data Processor whit Fault Tolerant Peripheral Bus Comm.	USA	05/15/90	07/29/07

	1323442	Digital Data Processor whit Fault Tolerant Peripheral Bus Comm.	Canada	04/19/93	06/20/09

07/368,125	4974150	Fault Tolerant Digital Data Processor w/Improved I/O Controller	USA	11/27/90	06/16/09

	1,323,441	Fault Tolerant Digital Data Processor w/Improved I/O Controller	Canada	10/19/93	06/20/09

		Fault Tolerant Digital Data Processor w/Improved I/O Controller	EPO

		Fault Tolerant Digital Data Processor w/Improved I/O Controller	Japan

13

APPLICATION/
SERIAL NO.	PAT NO	DESCRIPTION	COUNTRY	ISSUED	EXPIRES
07/368,124	4,974,144	Digital Data Processor with Fault	USA	11/27/90	6/16/09
Tolerant Peripheral Interface

	1 319754	Digital Data Processor with Fault	Canada	06/29/93	06/20/09
Tolerant Peripheral Interface

		Digital Data Processor with Fault	EPO
Tolerant Peripheral Interface

		Digital Data Processor with Fault	Japan
Tolerant Peripheral Interface

07/079,218	4,931,922	Method and Apparatus for	US	06/05/90	07/29/07
Monitoring Peripheral Device
Communications

	1323440	Method and Apparatus for	Canada	10/19/93	06/20/09
Monitoring Peripheral Device
Communications

		Method and Apparatus for	EPO
Monitoring Peripheral Device
Communications

		Method and Apparatus for	Japan
Monitoring Peripheral Device
Communications

07/079,223	4,939,643	Fault Tolerant Digital Data	USA	07/03/90	07/29/07
Processor w/Improved Bus
Protocol

	1323443	Fault Tolerant Digital Data	Canada	10/19/93	06/20/09
Processor w/Improved Bus
Protocol

		Fault Tolerant Digital Data	EPO
Processor w/Improved Bus
Protocol

		Fault Tolerant Digital Data	Japan
Processor w/Improved Bus
Protocol

07/884,257	5,243,704	Multinodal Interconnection	USA	09/07/93	05/19/12
System; Optimized Interconnect
Network

2016193-1		Multinodal Interconnection	Canada
System; Optimized Interconnect
Network

	0398678	Multinodal Interconnection	EPO
System; Optimized Interconnect
Network

	0398678	Multinodal Interconnection	France
System; Optimized Interconnect
Network

14

APPLICATION/
SERIAL NO.	PAT NO	DESCRIPTION	COUNTRY	ISSUED	EXPIRES
	DE6903101	Multinodal Interconnection	Germany	10/09/97
	1T2	System; Optimized Interconnect
Network

	0398678	Multinodal Interconnection	Netherlands
System; Optimized Interconnect
Network

	0398678	Multinodal Interconnection	U.K.
System; Optimized Interconnect
Network

02-130098		Multinodal Interconnection	Japan
System; Optimized Interconnect
Network

414,107	5,049,701	EMI Cabinet with Improved	USA	09/17/91	09/29/09
Interference Suppression

	0420278	EMI Cabinet with Improved	EPO	09/21/94
Interference Suppression

	DE	EMI Cabinet with Improved	Germany
	6901272572	Interference Suppression

		EMI Cabinet with Improved	France
Interference Suppression

		EMI Cabinet with Improved	U.K.
Interference Suppression

2-256788		EMI Cabinet with Improved	JP
Interference Suppression

2024790-8			Canada

743,992	5,379,381	I/O Controller Apparatus &	USA	01/03/95	08/12/11
Method for Transferring Data
between a Host Processor &
Multiple I/O Units

07/743,691	5,257,383	Programmable Interrupt Priority	USA	10/26/93	08/12/11
Encoder Method & Apparatus

92110499.8	0528139	Programmable Interrupt Priority	EPO	07/01/96	06/22/12
Encoder Method & Apparatus

		Programmable Interrupt Priority	Netherl
Encoder Method & Apparatus

		Programmable Interrupt Priority	France
Encoder Method & Apparatus

2,072,720		Programmable Interrupt Priority	Canada	06/29/92
Encoder Method & Apparatus

98101193.6	HK1002145	Programmable Interrupt Priority	HK	07/31/98	06/22/12
Encoder Method & Apparatus

04-231595		Programmable Interrupt Priority	Japan
Encoder Method & Apparatus

15

APPLICATION/
SERIAL NO.	PAT NO	DESCRIPTION	COUNTRY	ISSUED	EXPIRES
898,157	5,475,860	Input/Output Control system and	USA	12/12/95	12/12/12
		Method for Direct Memory
		Transfer According to Location
		Addresses Provided by the Source
		Unit and Destination Addresses
		Provided by the Destination Unit
		(as amended)

2098350		Improved IO Control System and	CANADA
		Method

931095533	0578013	Improved IO Control System and	EPO	03/18/98
		Method

	69317481.1	Improved IO Control System and	Germany
		Method

	0578013	Improved IO Control System and	France
		Method

	0578013	Improved IO Control System and	U.K.
		Method

	0578013	Improved IO Control System and	Netherlands
		Method

723,065	5,220,668	Digital Processor w/maintenance	USA	06/15/93	06/28/11
		& Diagnostic System

882,474	5,423,024	Fault tolerant Processing Section	USA	06/06/95	05/13/12
		with Dynamically reconfigurable
		voting

2068048		Fault tolerant Processing Section	Canada
		with Dynamically

4-142228		Dynamically reconfigurable voting	Japan

34,145	5,390,081	Fault-tolerant Power Distribution	USA	07/14/95	03/22/13
		Apparatus

23,346	5,367,688	Method & Apparatus for Fault-	USA	11/22/94	02/26/13
		Detection

309,210	5,630,056	Digital Data Processing methods	USA	05/13/97	09/20/14
		and Apparatus for Fault Detection
		and Fault Tolerance

759,099	5,838,900	Digital Data Processing methods	USA	11/17/98	12/03/16
		and Apparatus for Fault Detection
		and Fault Tolerance

297,795	5,479,648	Method and Apparatus for	USA	12/26/95	12/26/12
		Switching Clock Signals in a
		Fault-Tolerant Computer System

08/356,561	5,586,253	Method and Apparatus for	USA	12/17/96	12/21/14
		Validating I/O Addresses in a
		Fault-Tolerant Computer System

16

APPLICATION/
SERIAL NO.	PAT NO	DESCRIPTION	COUNTRY	ISSUED	EXPIRES
360,414	5,555,372	Fault-Tolerant Computer System	USA	09/10/96	12/21/14
		Employing an Improved Error-
		Broadcast Mechanism

08/565,145	5,802,265	Transparent Fault tolerant	USA	09/01/98	12/01/15
		Computer System

PCT/US96/18584		Transparent Fault tolerant	PCT
		Computer System

09/116,770		Transparent Fault tolerant	USA
		Computer System

710,135	5,781,910	System & Method For Performing	USA	07/14/98	09/13/16
		Concurrent transactions in a
		replicated database environment

09/069,025		Circuit Board Chasis	USA

09/069,026		Circuit Board Chasis	USA

08/514,196	5,625,681	Method and Apparatus for	USA	04/29/97	08/11/15
		Telephone Number Portability

95-304733.9		Method and Apparatus for	Europe
		Switching Clock Signals in a Fault
		Tolerant Computer System

95305981.3		Digital Data Processing Methods	EPO
		and Apparatus for Fault Detection
		and Fault Tolerance

08/366,414	5,559,459	Clock Signal Generation	USA	09/24/96	12/29/14
		Arrangement including Digital
		Noise Reduction Circuit for
		Reducing noise in a Digital
		Clocking Signal

08/546,347	5,694,541	System Console Terminal for Fault	USA	12/02/97	10/20/15
		Tolerant Computer System

08/546,234	5,815,649	Distributed Fault Tolerant Digital	USA	09/29/98	10/20/15
		Data Storage Subsystem for Fault
		Tolerant Computer System

658,563	5,838,899	Digital Data Processing Methods	USA	11/17/98	08/05/06
		and Apparatus for Fault Isolation

57/169959	2122979	Digital Data Processing w/Fault	Japan	12/20/96	09/30/02
		Tolerant Bus Protocol

PCT/US96/09781		Digital Data Processing Methods	AU, CA, JP,
		and Apparatus for Fault Isolation	EPO

		EMI Cabinet with Improved	Canada
		Interference Suppression

		Hierarchical Memory Management	USA
		Apparatus & Method

17

APPLICATION/
SERIAL NO.	PAT NO	DESCRIPTION	COUNTRY	ISSUED	EXPIRES
		Fault-Tolerant UNIX-Type Digital	USA
Data Processing Method Apparatus

		I/O Controller Apparatus &	Japan
Method for Transferring Data
between a Host Processor &
Multiple I/O Units

18310192		Programmable Interrupt Priority	AU
Encoder Method & Apparatus

		Dynamically reconfigurable voting	EPO

		Computer Apparatus and Method	US
for Digital Processing Systems

		Method and Apparatus for Digital	USA
Data Back-up Controller

		Computer Apparatus and Method	USA
for Output Comparison

		Apparatus & Method for a Set	USA
Assoc. Shared Cache Memory

		Write back and Read Replacement	USA
Stratus Tracking with Snoop
Detection

		Computer Method and Apparatus	USA
for Atomic Operation

		Computer Apparatus and Method	USA
for Block Trainer

Power Surge Protection Method &
Apparatus for Replaceable
Electronic Devices

18

Copyrights and Copyright Licenses
None.

19

Domain Names

Stratus Technologies
Domain Names: March 17, 2010
Registrant: Network Solutions LLC,	Creation Date	Expiration Date	Registrant
24x7tech.biz	05-Dec-2001	04-Dec-2012	Stratus Technologies, Inc
24-7technology.biz	05-Dec-2001	04-Dec-2012	Stratus Technologies, Inc
ftserver.biz	05-Dec-2001	04-Dec-2012	Stratus Technologies, Inc
stratustechnology.biz	05-Dec-2001	04-Dec-2012	Stratus Technologies, Inc
stratustechnologies.biz	05-Dec-2001	04-Dec-2012	Stratus Technologies, Inc
openvos.com	24-May-2001	24-May-2011	Stratus Technologies, Inc
myftserver.com	24-Apr-2001	24-Apr-2011	Stratus Technologies, Inc
about247.com	24-Apr-2001	24-Apr-2011	Stratus Technologies, Inc
aboutftserver.com	24-Apr-2001	24-Apr-2011	Stratus Technologies, Inc
ftserverstore.com	24-Apr-2001	24-Apr-2011	Stratus Technologies, Inc
stratusu.com	27-Nov-2000	27-Nov-2013	Stratus Technologies, Inc
ecacsupport.com	31-Oct-2000	31-Oct-2013	Stratus Technologies, Inc
continuousavailabilityexperts.com	06-Dec-2005	06-Dec-2010	Stratus Technologies, Inc
continuousavailabilitycompany.com	06-Dec-2005	06-Dec-2010	Stratus Technologies, Inc
ca-company.com	06-Dec-2005	06-Dec-2010	Stratus Technologies, Inc
pman3.com	02-Feb-2005	21-May-2011	Stratus Technologies, Inc
stratustelecom.com	26-Oct-2004	26-Oct-2014	Ymax Communications Corp.
stratussales.com	25-Aug-2004	25-Aug-2011	Stratus Technologies, Inc.
icountonstratus.com	05-Aug-2004	05-Aug-2014	Stratus Technologies, Inc.
countonstratus.com	05-Aug-2004	05-Aug-2014	Stratus Technologies, Inc.
stratustechnologies.com	02-Sep-2003	02-Sep-2013	Stratus Technologies, Inc.
advancedservicenetwork.com	26-Jun-2003	26-Jun-2011	Stratus Technologies, Inc.
advancedservicemanager.com	26-Jun-2003	26-Jun-2011	Stratus Technologies, Inc.
advancedservicearchitecture.com	26-Jun-2003	26-Jun-2011	Stratus Technologies, Inc.
24-7technologies.com	17-April-2003	17-April-2011	Stratus Technologies, Inc.
stratagy.com	24-June-1997	23-June-2011	Stratus Technologies, Inc.
247availability.com	17-May-2000	17-May-2014	Stratus Technologies, Inc.
vosforever.com	26-Oct-1998	25-Oct-2011	Stratus Technologies, Inc.
vos.com	12-Feb-1999	12-Feb-2011	Stratus Technologies, Inc.
vos4ever.com	26-Oct-1998	25-Oct-2011	Stratus Technologies, Inc.
stratusftserver.com	20-Dec-1999	20-Dec-2012	Stratus Technologies, Inc.
stratus247.com	20-Dec-1999	20-Dec-2012	Stratus Technologies, Inc.
stratus24x7.com	20-Dec-1999	20-Dec-2012	Stratus Technologies, Inc.
stratus24by7.com	20-Dec-1999	20-Dec-2012	Stratus Technologies, Inc.
stratus24-7.com	20-Dec-1999	20-Dec-2012	Stratus Technologies, Inc.
stratus.com	19-Oct-1988	18-Oct-2011	Stratus Technologies, Inc.
mystratus.com	20-Dec-1999	20-Dec-2012	Stratus Technologies, Inc.
ftservers.com	20-Dec-1999	20-Dec-2012	Stratus Technologies, Inc.
ftkit.com	20-Dec-1999	20-Dec-2012	Stratus Technologies, Inc.
247uptime.com	17-May-2000	17-May-2014	Stratus Technologies, Inc.

20

Stratus Technologies
Domain Names: March 17, 2010
Registrant: Network Solutions LLC,	Creation Date	Expiration Date	Registrant
continuousavailability.com	20-Dec-1999	20-Dec-2012	Stratus Technologies, Inc.
faulttolerantserver.com	20-Dec-1999	20-Dec-2012	Stratus Technologies, Inc.
faulttolerantservers.com	20-Dec-1999	20-Dec-2012	Stratus Technologies, Inc.
stratustechnologyinc.com	23-May-2000	23-May-2013	Stratus Technologies, Inc.
stratustechnology.com	23-May-2000	23-May-2013	Stratus Technologies, Inc.
stratustechnologiesinc.com	23-May-2000	23-May-2013	Stratus Technologies, Inc.
stratustec.com	01-June-2000	01-June-2013	Stratus Technologies, Inc.
my-availability.com	28-Jul-2000	28-Jul-2011	Stratus Technologies, Inc.
ecacsupport.net	31-Oct-2000	31-Oct-2013	Stratus Technologies, Inc.
24-7technology.net	17-May-2005	17-May-2010	Stratus Technologies, Inc.
stratustechnologies.net	02-Sept-2003	02-Sept-2013	Stratus Technologies, Inc.
24-7technologies.net	17-April-2003	17-Apr-2011	Stratus Technologies, Inc.
247availability.net			Available
247servers.net	17-May-2000	17-May-2011	Private Registration
247uptime.net			Available
stratustechnologyinc.net	23-May-2000	23-May-2013	Stratus Technologies, Inc.
stratustechnology.net	23-May-2000	23-May-2013	Stratus Technologies, Inc.
stratustechnologiesinc.net	23-May-2000	23-May-2013	Stratus Technologies, Inc.
stratustec.net	01-June-2000	01-June-2011	Stratus Technologies, Inc.
247availability.org			Available
247servers.org	17-May-2000	17-May-2011	Private Registration
247uptime.org			Available
stratustec.org	17-Sep-2002	01-June-2013	Stratus Technologies, Inc.
stratustechnologies.us	02-Sep-2003	02-Sep-2013	Stratus Technologies, Inc.
availabilitysummit.com	10-Apr-2006	10-Apr-2011	Stratus Technologies, Inc.
continuousavailabilitysummit.com			Available
casummit.org	10-Apr-2006	10-Apr-2011	Stratus Technologies, Inc.
cemprus.com	17-Apr-2006	07-Sep-2014	Stratus Technologies, Inc.
theavailabilitycompany.com	18-Apr-2006	18-Apr-2011	Stratus Technologies, Inc.
ca-summit.com			Available
medicalgradeservers.com	19-Oct-2007	19-Oct-2012	Stratus Technologies, Inc.
ftlinux.com	10-Nov-2004	06-March-2010	Pending Renewal or Deletion
mystratusu.com			Available
stratusuniversity.com	29-Jul-2009	29-Jul-2010	Unitek Information Systems

Domain Name (Int’l)
Registrant: Safe Names	Creation Date	Expiration Date	Registrant
stratus.se	None		Records unavailable
stratustechnologies.com.fr	26-Jan-2004		Stratus
stratus.com.mx	27-Jan-2004	27-Jan-2011	Stratus Computer, Inc.
stratus.com.hk	09-May-2006	10-May-2011	Stratus Technologies (Hong Kong) Limited
stratus.co.za			Stratus Computer, Inc.
stratustechnologies.cn	01-Dec-2003	01-Dec-2010	Stratus Computer, Inc.
stratustechnologies.com.cn	01-Dec-2003	01-Dec-2010	Stratus Computer, Inc.
stratustechnologies.fr	20-Dec-2004		Private Registration

21

Domain Name (Int’l)
Registrant: Safe Names	Creation Date	Expiration Date	Registrant
	24-Nov-2000	01-Dec-2011	Stratus Computer Systems
stratus.ca			Canada Corp.
stratustechnologies.jp	05-Dec-2003	31-Dec-2010	Stratus Technologies Japan, Inc.
stratuscomputer.co.uk	14-June-2000	14-June-2010	Stratus Computer (DE), Inc.
stratustechnologies.co.uk	16-June-2000	16-June-2010	Stratus Computer, Inc.
stratustechnology.co.uk	16-June-2000	16-June-2010	Stratus Computer, Inc.
stratustechnologies.co.kr	30-June-2004	30-June-2010	Stratus Computer Systems (Korea)
stratus.com.ru	26-May-2000		Stratus Computer, Inc.
stratus.com.sg	14-Jul-2000	14-Jul-2010	Stratus Technologies (Singapore) Pte. Ltd.
stratuscomputersystems.ltd.uk			Available
stratus.it	09-June-2000	09-June-2010	Private Registration
stratus.cn	28-Nov-2003	28-Nov-2010	Stratus Computer, Inc.
stratus.be	14-Dec-2000		Private Registration
stratuscomputer.be	14-Dec-2000		Private Registration
stratuscomputersystems.be	15-Dec-2000		Private Registration
stratustechnologies.be	14-Dec-2000		Private Registration
stratustechnologies.de			Stratus Computer, Inc.
stratus.es			Available
stratuscomputer.ltd.uk			Available
stratus.co.nz	26-April-2000	26-May-2010	Stratus Computer (DE), Inc.
stratus.co.jp	21-Aug-1996		Stratus Technologies Japan, Inc.
stratus.co.kr	11-May-2009	11-May-2011	Stratus Korea
stratus.ru	09-Feb-1998	01-March-2011	Stratus Technologies RUS
availability.be			Available
ftexchangeserver.de			Available
continuum.be	07-Feb-2008		Records unavailable
ftserver.be			Available

22

Trademarks and Trademark Licenses

	Trademark/
	Service	Date	Application	Date	Registration
Country	Mark	Filed	Number	Registered	Number	Class
Argentina	STRATUS	4/23/1991	1.797.947	10/31/1994	2.051.696	9
Argentina	STRATUS	8/3/1994	1.930.927	2/14/1996	2.108.679	42
Argentina	STRATUS	3/25/1992	1.836.728	10/27/1999	1,758,999	37

Australia	STRATUS	N/A	N/A	12/22/1981	A402,240	37
Australia	STRATUS	N/A	N/A	12/22/1981	A369,706	42
Australia	STRATUS		392,419	6/7/1983	A392,419	9
Australia	ftc server	6/19/2000	839306	5/4/2001	839,306	9
Australia	24x7 with design	6/19/2000	839305	5/4/2001	839,305	9
Australia	Stratus 24x7 with design	4/6/2000	830838	3/5/2001	830,838	9

Austria	STRATUS	10/9/1984	AM 3108/84	5/30/1985	109.273	9

Bahrain	STRATUS	8/16/1994	968/94	3/17/1996	TM17833	9
Bahrain	STRATUS	8/16/1994	969/94	8/27/1995	SM1447	37

Belize	STRATUS - Stylized	5/6/1993	N/A	10/3/1985	6745	9

Benelux	STRATUS	3/8/1983	656.390	3/8/1983	389.474	9
Benelux	STRATUS	3/27/1992	778.105	3/27/1992	516325	37,42

Brazil	STRATUS - Stylized	5/3/1985	811975550	9/9/1986	811975550	9
Brazil	STRATUS	1/29/1992	816.617.287	9/26/1995	816617287	40
Brazil	STRATUS	1/29/1992	816617279	9/26/1995	816617279	37

Bulgaria	STRATUS	4/6/1992	19501	8/10/1993	2442	37

Canada	STRATUS	3/4/1983	499824	8/2/1985	305,374	N/A
Canada	Stratus Computer Corporation	9/8/1992	712,362	10/28/1994	434,911	N/A
Canada	FTX	3/21/2003	1,171,923	2/16/2005	TMA 632933	N/A

23

	Trademark/
	Service	Date	Application	Date	Registration
Country	Mark	Filed	Number	Registered	Number	Class
Canada	ftServer	3/20/2000	1,051,469	12/10/2004	TMA 628207	N/A
Canada	ftc server	6/19/2000	1,064,074	12/13/2004	TMA 628283	N/A
Canada	24x7 with design	6/19/2000	1,064,073	5/1/2018	TMA 580410	N/A
Canada	Stratus 24x7 with design	4/7/2000	1,054,521	4/28/2003	TMA 579852	N/A

Chile	STRATUS	11/27/1991	193.822	7/2/1992	645,178	9
Chile	STRATUS	11/27/1991	193.823	7/2/1992	645,179	37

China, PRC	STRATUS	12/29/1988	88 47280	1/10/1989	503591	9
China, PRC	STRATUS	9/30/1993	93 093421	12/21/1994	774283	37

Colombia	STRATUS	4/26/1991	340.422	11/30/1993	144382	9
Colombia	STRATUS	3/24/1992	357.725	12/15/1993	146,668	37

						9,16,35,37,38
Community	STRATUS	3/2/2001	2,113,314		2,113,314	,41,42
Community	ftServer with design	3/2/2001	2,113,405	7/4/2004	2,113,405	9,16,37,42
Community	24x7 with design	6/19/2000	1,713,940	9/3/2001	1,713,940	9,16,37,42
Community	Stratus 24x7 with design	4/5/2000	1,593,565	8/11/2003	1,593,565	9,16,37,42

Costa Rica	STRATUS	8/18/1993	N/A	8/28/1996	96781	9
Costa Rica	STRATUS	8/18/1993	N/A		85336	37

Cyprus	STRATUS	12/11/1991	35651	9/27/1994	35651	9
Cyprus	STRATUS	12/11/1991	35652	9/27/1994	035652	37

Denmark	STRATUS	3/9/1983	1278/83	4/19/1985	VR 01.200-1985	9

El Salvador	STRATUS	2/10/1993	543/93	10/2/1996	65 B36	9
El Salvador	STRATUS	2/10/1993	E544/93	10/2/1996	70 B.36	37

Finland	STRATUS	7/27/1988	3274/88	1/20/1994	129948	9
Finland	STRATUS	10/9/1984	5641/84	11/21/1988	102567	9

France	STRATUS	4/8/1992	92414172	4/8/1992	92/414.172	37
France	STRATUS	10/12/1982	642.327	10/12/1982	1.216.633	9
France	ftServer	3/30/2000	3018279	3/30/2000	00/3,018,279	9

24

	Trademark/
	Service	Date	Application	Date	Registration
Country	Mark	Filed	Number	Registered	Number	Class
France	ftc server	6/19/2000	3035196	6/19/2000	00/3,035,196	9
France	24x7 with design	6/27/2000	3037274	6/27/2000	00/3,037,274	9,16,37
France	Stratus 24x7 with design	4/25/2000	3023793	4/25/2000	00/3,023,793	9,16,37
Germany	STRATUS	3/26/1992	St 17 894/37 Wz	3/29/1993	2 033 523	37,42
Germany	STRATUS - Stylized	11/7/1984	St 14 056/9 Wz	10/17/1985	1083294	9
Germany	STRATUS	10/27/1982	St 13 265/9 Wz	9/1/1983	1,053,236	9
Germany	ftServer	3/23/2000	300 22 865 1	9/4/2000	300 22 865	9,16,37,42
Germany	ftc server	6/19/2000	300 45 796.0	10/31/2000	300 45 796	9.16.37,42
Germany	24x7 with design	6/16/2000	300 45 551.8	9/8/2000	300 45 551	9,16,37,42
Germany	Stratus 24x7 with design	4/7/2000	300 27 087 9	6/19/2000	300 27 087	9,16,37,42

Greece	STRATUS	4/1/1985	79551	5/19/1987	79551	9
Greece	STRATUS	2/19/1993	112,858	9/19/1995	112.858	37

Guatemala	STRATUS	4/13/1993	2,185-93	9/6/1995	75512/330/16 2	9

Guatemala	STRATUS	4/13/1993	2,184-93	2/16/1995	074082/424/1 59	37

Honduras	STRATUS	7/9/1993	6772/93	1/4/1994	59.144	9
Honduras	STRATUS	7/9/1993	6763/93	1/4/1994	1691	37

Hong Kong	STRATUS	10/16/1984	3249/84	10/16/1984	1987 / 0361	9
Hong Kong	STRATUS	3/2/1992	92 05923	3/2/1992	1994 / 04947	37
Hong Kong	24x7 with design	6/19/2000	2000 13465	1/9/2002	2002 / B00253	9
Hong Kong	Stratus 24x7 with design	4/5/2000	2000 07304	10/17/2001	2001 / 11956	9

Hungary	STRATUS	5/25/2000	M00 02832	10/18/2001	167,191	9

Iceland	STRATUS	12/8/1992	1213/1992	4/27/1993	365/1993	9,37

India	STRATUS	6/5/2000		6/5/2000	929725	9

Indonesia	STRATUS	12/9/1991	14878191	1/6/1995	323 390	9

25

	Trademark/
	Service	Date	Application	Date	Registration
Country	Mark	Filed	Number	Registered	Number	Class
Indonesia	STRATUS	12/9/1991	14878A191	1/6/1995	323 391	16

Iran	STRATUS	7/5/1992	104367	12/20/1992	69632	9,35

Ireland	STRATUS (hardware)	10/5/1984	3029/84	3/3/1986	113515	9
Ireland	STRATUS (software)	11/22/1988	5260/88	11/22/1991	131152	9

Israel	STRATUS	8/14/1989	73365	4/26/1993	73365	9
Israel	STRATUS	10/18/1991	81350	10/18/1991	81350	37

Italy	STRATUS	10/12/1982	40942-C/82	2/17/1986	404468	9

Italy	STRATUS	4/15/1992	T092C000799	11/21/1994	634874	37

Japan	STRATUS	3/10/1983	07-726961	12/25/1995	1827499	11
Japan	STRATUS	6/3/1992	04-119950	9/30/1994	3003682	37
Japan	STRATUS w/ katakana characters	4/7/1992	04-101724	1/31/1995	3020162	9
Japan	STRATUS	6/3/1992	04-119949	4/28/1995	3035923	42
Japan	STRATUS — stylized	6/3/1992	05-105959	1/31/1996	3116874	41
Japan	STRATUS w/katakana characters	5/19/1992	04-113909	9/30/1996	3204472	37
Japan	STRATUS	5/19/1992	04-113908	9/30/1996	3204471	37
Japan	ftServer	4/14/2000	2000-39949	1/19/2001	4447539	9
Japan	ftServer with design	6/22/2000	2000-69643	4/13/2001	4,467,439	9
Japan	Stratus 24x7 with design	4/14/2000	2000-39950	3/23/2001	4,462,412	9

Korea, So.	STRATUS	10/13/1984	15438/84	11/28/1985	120,304	39
Korea, So.	STRATUS	11/23/1991	5145/91	4/13/1993	19,635	112(int’l class 42)
Korea, So.	ftServer	3/23/2000	13,994/2000	3/4/2002	514,000	9
Korea, So.	ftc server	6/20/2000	29,309/2000	1/17/2002	510,790	9
Korea, So.	24x7 with design	6/20/2000	29,310/2000	1/17/2002	510,791	9
Korea, So.	Stratus 24x7 with design	4/7/2000	16,663/2000	11/29/2001	507,625	9

26

	Trademark/
	Service	Date	Application	Date	Registration
Country	Mark	Filed	Number	Registered	Number	Class
Kuwait	STRATUS	7/15/1993	27242	11/5/1995	25322	9

Macao	STRATUS	11/26/1993	13124	11/26/1993	13-124	9

Malaysia	STRATUS	10/10/1984	84/04774	10/10/1984	84/04774	9

Mexico	STRATUS	9/27/1991	123.308	7/5/1996	525161	37
Mexico	STRATUS	8/8/1988	46741	11/22/1988	355727	(26) 9 & 16
Mexico	ftServer	4/10/2000	420,264	1/30/2001	684057	9
Mexico	ftc server	6/28/2000	433,385	3/28/2003	785619	9
Mexico	24x7 with design	6/30/2000	433,892	6/21/2001	703434	9
Mexico	Stratus 24x7 with design	4/12/2000	420,729	11/27/2000	678367	9

New Zealand	STRATUS	10/10/1984	155208	10/10/1984	155208	9
New Zealand	ftServer	3/23/2000	611097	3/23/2000	611097	9
New Zealand	ftc server	6/19/2000	617029	6/19/2000	617029	9
New Zealand	24x7 with design	6/19/2000	617030	6/19/2000	617030	9
New Zealand	Stratus 24x7 with design	4/5/2000	611946	4/5/2000	611946	9

Nicaragua	STRATUS	10/20/1992	92-02635	9/28/1993	24002 C.C.	9
Nicaragua	STRATUS	10/20/1992	92-02634	9/28/1993	24001 C.C.	37

Norway	STRATUS	3/8/1983	83.0735	6/7/1984	117163	9

Oman	STRATUS	7/9/1994	10110	4/23/2002	10110	9
Oman	STRATUS	7/9/1994	10111	7/9/1994	10111	37

Panama	STRATUS	6/24/1993	66644	2/3/1995	66644	9
Panama	STRATUS	6/24/1993	66643	2/3/1995	66643	37

Philippines	STRATUS	5/21/1992	80850	1/9/1996	62254	9
Philippines	STRATUS	7/6/1992	81383	6/20/1995	60794	37

Portugal	STRATUS	8/30/1989	258,147	4/1/1993	258147	9

Qatar	STRATUS	9/4/1994	12297	6/12/2001	12297	9
Qatar	STRATUS	9/4/1994	12298	6/12/2001	12298	37

27

	Trademark/
	Service	Date	Application	Date	Registration
Country	Mark	Filed	Number	Registered	Number	Class
Saudi Arabia	STRATUS	1/14/1990	10653	6/23/1990	220/50	9
Saudi Arabia	STRATUS	6/1/1992	16836	2/28/1993	277/05	37

Singapore	STRATUS	10/15/1984	S/5339/84	10/15/1984	5339/84	9
Singapore	STRATUS	5/16/1992	S/3662/92	5/16/1992	3662/92	37
Singapore	ftc server	6/23/2000	T00/10995C	6/23/2000	T00/10995C	9
Singapore	24x7 with design	6/23/2000	T00/10994E	6/23/2000	T00/10994E	9
Singapore	Stratus 24x7 with design	4/7/2000	T00/05863A	4/7/2000	T00/05863A	9

South Africa	STRATUS	10/12/1984	84/9153	10/12/1984	84/9153	9
South Africa	ftServer	3/20/2000	2000/04956	11/10/2003	2000/04956	9
South Africa	ftc server	6/19/2000	2000/12345			9
South Africa	24x7 with design	6/20/2000	2000/12548	2/27/2004	2000/12548	9
South Africa	Stratus 24x7 with design	4/5/2000	2000/06357	5/8/2004	2000/06357	9

Spain	STRATUS	6/16/1983	1.040.212	1/27/1986	1.040.212	9
Spain	STRATUS	4/12/2000	2.308.211	4/12/2000	2.308.211	37

Sweden	STRATUS	3/8/1983	83-1492	9/7/1984	192778	9
Sweden	STRATUS	4/8/1992	92-03434	12/30/1992	244945	37,42

Switzerland	STRATUS	4/15/1983	2218	4/15/1983	327238	9
Switzerland	STRATUS	4/1/1993	5502/1993.0	4/1/1993	409908	37
Switzerland	24x7 with design	6/19/2000	07232/2000	6/19/2000	480255	9,37,42
Switzerland	Stratus 24x7 with design	4/5/2000	04096/2000	2/20/2001	480853	9,37,42

Taiwan	STRATUS	5/13/1985	(74)19603	5/16/1986	326750	94
Taiwan	STRATUS	10/13/1984	(73)49769	12/1/1985	307589	80
Taiwan	STRATUS	9/3/1991	80040041	5/16/1992	57195	6

Thailand	STRATUS	1/22/1992	223801	9/22/1992	TM164678	9
Thailand	STRATUS	7/8/1992	230508	7/25/1995	SM3211	37

Tunisia	STRATUS	7/8/1994	EE 94.0755	7/8/1994	EE94.0755	9,37

28

	Trademark/
	Service	Date	Application	Date	Registration
Country	Mark	Filed	Number	Registered	Number	Class
Turkey	STRATUS	8/14/1989	5765/89	8/14/1989	114220	9

United Arab Emirates	STRATUS	2/28/1995	9429	1/29/1997	8230	9
United Arab Emirates	STRATUS	2/28/1995	9430	1/29/1997	8231	37

United Kingdom	STRATUS	9/28/1991	1,478,200	9/28/1991	1478200	37
United Kingdom	STRATUS	10/30/1992	1,517,430	10/30/1992	1517430	9
United Kingdom	STRATUS	10/30/1992	1,517,431	10/30/1992	1517431	16
United Kingdom	STRATUS - Stylized	10/3/1985	1,251,467	10/3/1985	1251467	9
United Kingdom	Stratus 24x7 with design	4/6/2000	2,228,539	4/6/2000	2228539	9

United States	STRATUS	4/28/1982	73-361,973	11/20/1984	1305730	9
United States	STRATUS - Stylized	4/28/1982	73-361,952	2/21/1984	1267767	9
United States	Continuous Processing	1/3/1983	73-407,989	2/19/1985	1321477 (Supp Reg)	9
United States	Stratalink	6/4/1987	73-664,617	11/22/1988	1513375	9
United States	SINAP	5/18/2001	78/064464	2/24/2004	2,816,979	9
United States	Continuum	7/14/1994	74/549/048	9/17/1996	2,001,821	9
United States	The Availabilty Company	12/1/1998	75/598,920	12/4/2001	2515844 (Supp Reg)	37, 42
United States	ftServer with design	4/13/2000	76/024,555	6/17/2003	2,727,568	9,16,37,38,41,42
United States	ftServer	2/11/2000	75/917,156	4/23/2002	2,564,766 (Supp Reg)	9,16,37,38,41,42
United States	Calm	5/25/2007	77/190,288	8/11/2009	3,667,197	9, 35, 37, 42

Uruguay	STRATUS	4/22/1994	269,648	8/9/2001	269,648	37,42

Venezuela	STRATUS	1/12/1993	260-1993	7/10/1995	S001098-S	37, 42
Venezuela	STRATUS	12/2/1991	25132-91	8/19/1994	167557	50
Venezuela	STRATUS	12/2/1991	25131-91	8/19/1994	167556	26
Venezuela	STRATUS	12/2/1991	25130-91	8/19/1994	167555	21

Vietnam	STRATUS	3/12/1993	11135	6/15/1998	27254	9,37
United States Trademark Applications

29

Trademark/ Service Mark
Application	U.S. Application No.	Date Applied	Class
Stratus Avance	77/744,067	05/26/2009	9, 42
Stratus Avance & Design	77/744,065	05/26/2009	9, 42
Continuous Availability Lifecycle Management	77/190,317	05/25/2007	37

30

Schedule 5.3 to the
Credit Agreement
Post-Closing Actions
1.	Not later than the 10th Business Day after the Closing Date (or such longer period of time as may be agreed to by the Administrative Agent in its sole discretion), the Administrative Agent shall have received the certificates representing the shares of Capital Stock in respect of AVANCE Technologies Ltd., together with an undated instrument of transfer for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

2.	Not later than the 5th Business Day after the Closing Date (or such longer period of time as may be agreed to by the Administrative Agent in its sole discretion), the Administrative Agent shall have received the certificates representing the shares of Capital Stock in respect of Stratus Technologies Bermuda Ltd. in the name of the Administrative Agent.

3.	Not later than the 5th Business Day after the Closing Date (or such longer period of time as may be agreed to by the Administrative Agent in its sole discretion), the Administrative Agent shall have received the certificates representing the shares of Capital Stock in respect of SRA Technologies Cyprus Limited, together with an undated instrument of transfer for each such certificate executed in blank by a duly authorized officer of Stratus Bermuda.

4.	Bermuda Holdings and the Borrower shall use their commercially reasonable efforts to deliver to the Administrative Agent, promptly after the Closing Date, the certificates representing the shares of Capital Stock in respect of Stratus Technologies Pvt. Ltd., together with an undated stock power or other instrument of transfer, as applicable, for each such certificate executed in blank by a duly authorized officer of SRA Technologies Cyprus Limited.

5.	Not later than the 30th day after the Closing Date (or such longer period of time as may be agreed to by the Administrative Agent in its sole discretion), the Administrative Agent shall have received re-issued certificates representing the shares of Capital Stock in respect of the Subsidiaries set forth below, accurately reflecting the current and correct names of both the issuer(s) and holder(s) of such shares of Capital Stock, together with undated stock powers or other instrument of transfer, as applicable, for each such re-issued certificates executed in blank by a duly authorized officer of the pledgor thereof:
a)	Stratus Technologies (HK) Limited (formerly known as Stratus Computer Systems (HK) Limited)

b)	Stratus Technologies Canada Corporation (formerly known as Stratus Computer Systems Canada Corporation)

c)	Stratus Technologies Japan, Inc. (formerly known as Stratus Computer Japan Co., Ltd..)

d)	Stratus Technologies (Korea) Limited (formerly known as Stratus Computer Systems (Korea) Limited)

e)	Stratus Technologies (NZ) Limited (formerly known as Stratus Computer Systems (NZ) Limited)

f)	Stratus Technologies (Singapore) Pte. Limited (formerly known as Stratus Computer Systems (Singapore) Pte. Ltd.)

g)	Stratus Technologies España S.A. (formerly known as Stratus Computer Systems, S.A.)

h)	Stratus Technologies (Proprietary) Limited (formerly known as Stratus Computer System (Proprietary) Limited)

i)	Stratus Technologies (Pty) Limited (formerly known as Stratus Computer Systems Pty Limited)

j)	Cemprus, LLC (formerly known as DNCP Acquisition, LLC)

k)	Stratus Technologies Systems Limited (formerly known as Stratus Computer Systems Limited)
6.	Not later than the 30th day after the Closing Date (or such longer period of time as may be agreed to by the Administrative Agent in its sole discretion), the Administrative Agent shall have received an amended Schedule V to the Collateral Agreement pursuant to Section 5(n) thereof, accurately describing the re-issued certificates representing the shares of Capital Stock in respect of the Subsidiaries identified in paragraph 5 above.

7.	Not later than the 10th Business Day after the Closing Date (or such longer period of time as may be agreed to by the Administrative Agent in its sole discretion), the Administrative Agent shall have received (i) a duly executed $30,000,000.00 Note, dated as of March 31, 2010, made by Stratus Bermuda in favor of the Borrower, together with an undated allonge for such note executed in blank by a duly authorized officer of the pledgor thereof; (ii) original undated allonges in respect of each other Pledged Note listed on Schedule IV of the Collateral Agreement; (iii) original undated stock powers for the shares of Stratus Technologies (HK) Limited (formerly known as Stratus Computer Systems (HK) Limited) and Stratus Technologies Systems Limited (formerly known as Stratus Computer Systems Limited); (iv) original undated letters of resignation from the board and/or management, as applicable, of SRA Technologies Cyprus Limited executed by James Mahoney, Robert C. Laufer and Frederick S. Prifty; (v) original undated letters of resignation from the board of Stratus Bermuda executed by James Mahoney and Robert C. Laufer; (vi) original letters of authority with respect to the letters of resignation referred to in clause (v) in favor of the Administrative Agent executed by James Mahoney, Ernest Morrison, Frederick S. Prifty and Robert C. Laufer; and (vi) an original, undated, executed instrument of transfer in favor of the Administrative Agent in respect of the shares of Stratus Technologies Ireland Limited.

8.	Not later than the 15th Business Day after the Closing Date (or such longer period of time as may be agreed to by the Administrative Agent in its reasonable discretion), all instruments,

32

filings and documents required by the Credit Documents to be prepared, delivered and/or filed on or around the Closing Date in Bermuda, Cyprus and Ireland (i) to record, perfect or evidence the Liens granted under the Credit Documents as of the Closing Date or (ii) to record or evidence the release of Liens granted under or in connection with the Original First Lien Credit Agreement, shall have been prepared, delivered or filed, as applicable.

33

Schedule 7.1(a) to the
Credit Agreement
Existing Indebtedness
     1. $30,000,000 loan made by Stratus Technologies, Inc. to Stratus Technologies Bermuda Ltd. in normal course of business.
     2. $18,125,000 loan made by Stratus Technologies, Inc. to Stratus Technologies Bermuda Ltd. in normal course of business.
     3. $7,850,000 loan made by Stratus Technologies Bermuda Holdings, Ltd. to Stratus Technologies Bermuda Ltd. in normal course of business.
     4. $72,442,500 loan made by Stratus Technologies, Inc. to Stratus Technologies Ireland Ltd. in normal course of business. [Note: Proposed $15M paydown on Closing Date.]

34

Schedule 7.2(q) to the
Credit Agreement
Existing Liens
None.

35

Schedule 7.3(d) to the
Credit Agreement
Existing Contingent Obligations
None.

36

EXHIBIT A
TO THE
REVOLVING CREDIT AGREEMENT
FORM OF NOTE
$[__________]
April 8, 2010
     FOR VALUE RECEIVED, Stratus Technologies, Inc., a Delaware corporation (the “Borrower”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns, on or before September 29, 2014, the lesser of (a) [DOLLARS] ($[_________,________,______]) and (b) the unpaid principal amount of all advances made by Payee to the Borrower as Loans under the Credit Agreement as defined below.
     The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of the revolving credit agreement, dated as of April 8, 2010 (as amended, modified or supplemented from time to time, the “Credit Agreement”) among the Borrower, Stratus Technologies Bermuda Holdings Ltd. (“Bermuda Holdings”), Stratus Technologies Bermuda Ltd. (Stratus Bermuda”), the lenders from time to time party thereto (the “Lenders”) and Jefferies Finance LLC, as administrative agent (in such capacity, the “Administrative Agent”), and as sole lead arranger, sole bookrunner and syndication agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.
     This Note is one of the Notes and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid.
     All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the principal office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment and Assumption agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, the Borrower, the Administrative Agent and the Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Note.
     This Note is subject to mandatory prepayment and to prepayment at the option of the Borrower, each as provided in the Credit Agreement.

     THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.
     Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.
     The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.
     The Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. The Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.
[Remainder of page intentionally left blank]

2

     IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

STRATUS TECHNOLOGIES, INC.
By:
Name:
Title:

3

TRANSACTIONS ON
REVOLVING CREDIT NOTE

	Amount of Loan	Amount of Principal	Outstanding Principal	Notation
Date	Made This Date	Paid This Date	Balance This Date	Made By

4

EXHIBIT B
TO THE
REVOLVING CREDIT AGREEMENT
FORM OF
ASSIGNMENT AND ASSUMPTION
     Reference is made to the Revolving Credit Agreement, dated as of April 8, 2010 (as amended, modified or supplemented from time to time, the “Credit Agreement”) among Stratus Technologies, Inc. (the “Borrower”), Stratus Technologies Bermuda Holdings Ltd. (“Bermuda Holdings”), Stratus Technologies Bermuda Ltd. (“Stratus Bermuda”), the lenders from time to time party thereto (the “Lenders”) and Jefferies Finance LLC, as administrative agent (in such capacity the “Administrative Agent”), and as sole lead arranger, sole bookrunner and syndication agent. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings given to such terms in the Credit Agreement.
     _______________________ (the “Assignor”) and _____________________ (the “Assignee”) agree as follows:
     1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to the revolving credit facility contained therein as are set forth on Schedule 1 hereto (the “Assigned Facility”), in a principal amount for the Assigned Facility as set forth on Schedule 1 hereto.
     2. The Assignor (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, any other Credit Document or any other instrument or document furnished pursuant thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document furnished pursuant thereto, other than that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of Bermuda Holdings’ Subsidiaries or any other obligor or the performance or observance by the Borrower, any of Bermuda Holdings’ Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Credit Document or any other instrument or document furnished pursuant hereto or thereto; (iii) attaches the Note, if any, held by it evidencing the Assigned Facility and requests that the Administrative Agent exchange such Note for a new Note payable to the Assignee (if requested by the Assignee) and (if the Assignor has retained any interest in the Assigned Facility) a new Note payable to the Assignor (if requested by the Assignor) in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date); and

(iv) represents and warrants that it is legally authorized to enter into this Assignment and Assumption.
     3. The Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 6.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (iii) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (v) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to Sections 3.11(B)(d) and 10.6(g) of the Credit Agreement to deliver the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement, or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty.
     4. The effective date of this Assignment and Assumption shall be [___________], (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to Section 10.6(b)(iv) of the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).
     5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.
     6. From and after the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Credit Documents and shall be bound by the provisions thereof and (ii) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

     7. THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
     IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

[ASSIGNEE]		[ASSIGNOR]

By:		By:
	Name:		Name:
	Title:		Title:

Accepted [and Consented to]: [STRATUS TECHNOLOGIES, INC., as Borrower][1]
By:
Name:
Title:

[Jefferies Finance LLC, as Administrative Agent][2]
By:
Name:
Title:

[1]	Consent of the Borrower shall not be required (i) for an assignment to any Eligible Assignee (ii) if an Event of Default under Section 8(a) or 8(f) of the Credit Agreement has occurred and is continuing.

[2]	No consent of the Administrative Agent shall be required for an assignment to an Eligible Assignee.

Schedule 1 to Assignment and Assumption relating to the Revolving Credit Agreement, dated as of April 8, 2010
among Stratus Technologies, Inc.,
Stratus Technologies Bermuda Holdings Ltd.,
Stratus Technologies Bermuda Ltd., the Lenders,
Jefferies Finance LLC, as syndication agent, administrative agent, sole lead arranger and sole bookrunner

Name of Assignor:
Name of Assignee:
Effective Date of Assignment:

Commitment Percentages Assigned
Credit	Principal	(to at least fifteen decimals)
Facility Assigned	Amount Assigned	(shown as a percentage of aggregate
principal amount of all Lenders)

EXHIBIT D
TO THE
REVOLVING CREDIT AGREEMENT
FORM OF
L/C PARTICIPATION CERTIFICATE
[__________]
[Name of Participating Lender]
[Address of Participating Lender]
Dear Ladies and Gentlemen:
     Pursuant to Section 2.7(b) of the Revolving Credit Agreement, dated as of April 8, 2010 (as amended, modified or supplemented from time to time, the “Credit Agreement”) among Stratus Technologies, Inc. (“Borrower”), Stratus Technologies Bermuda Holdings Ltd. (“Bermuda Holdings”), Stratus Technologies Bermuda Ltd. (“Stratus Bermuda”), the lenders from time to time party thereto (the “Lenders”) and Jefferies Finance LLC, as administrative agent for the Lenders (in such capacity the “Administrative Agent”), and as sole lead arranger, sole bookrunner and syndication agent, the undersigned hereby acknowledges receipt from you on the date hereof of the L/C Participating Interest in the amount of [__________________ ] DOLLARS [($__________ )] in the following Letter of Credit and the L/C Application relating thereto:
     [Describe Letter of Credit (i.e. Letter of Credit number, face amount, date of issuance and beneficiary)]

Very truly yours, [_____________], as Issuing Lender
By:
Name:
Title:

EXHIBIT E
TO THE
REVOLVING CREDIT AGREEMENT
FORM OF
SUBSECTION 3.11(B)(d)(2) CERTIFICATE
          Reference is hereby made to the Revolving Credit Agreement, dated as of April 8, 2010 (as amended, modified or supplemented from time to time, the “Credit Agreement”) among Stratus Technologies, Inc., as borrower, Stratus Technologies Bermuda Holdings Ltd., Stratus Technologies Bermuda Ltd., the lenders from time to time party thereto, and Jefferies Finance LLC, as administrative agent, sole lead arranger, sole bookrunner and syndication agent. Pursuant to the provisions of Section 3.11(B)(d)(2) of the Credit Agreement, the undersigned hereby certifies that it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended.

[NAME OF LENDER]
By:
Title

Date:

EXHIBIT H-1
TO THE
REVOLVING CREDIT AGREEMENT
FORM OF BORROWER CLOSING CERTIFICATE
     Pursuant to Section 5.l(m) of the Revolving Credit Agreement, dated as of April 8, 2010 (as amended, modified or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein but not otherwise defined herein shall have the respective meanings given to such terms in the Credit Agreement) among Stratus Technologies, Inc. (the “Borrower”), Stratus Technologies Bermuda Holdings Ltd. (“Bermuda Holdings”), Stratus Technologies Bermuda Ltd.(“Stratus Bermuda”), the lenders from time to time party thereto (the “Lenders”) and Jefferies Finance LLC as administrative agent to the Lenders (in such capacity the “Administrative Agent”), and as sole lead arranger, sole bookrunner and syndication agent, the undersigned [INSERT TITLE OF OFFICER] of the Borrower hereby certifies as follows:
     1. The representations and warranties of the Borrower set forth in each of the Credit Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Borrower pursuant to any of the Credit Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.
     2. [___________________] is the duly elected and qualified corporate secretary of the Borrower and the signature set forth for such officer below is such officer’s true and genuine signature.
     3. No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made on the date hereof.
     4. Attached hereto is the Pro Forma Balance Sheet of Bermuda Holdings and its consolidated Subsidiaries and such Pro Forma Balance Sheet (i) fairly presents in all material respects the pro forma financial position of Bermuda Holdings and its consolidated Subsidiaries and (ii) was prepared in good faith.
     5. The conditions precedent set forth in Section 5.1 of the Credit Agreement were satisfied as of the Closing Date.
     The undersigned corporate secretary of the Borrower certifies as follows:
     6. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Borrower, nor has any other event occurred adversely affecting or threatening the continued corporate existence of the Borrower.
     7. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization.

     8. Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the board of directors of the Borrower on [_________]; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate proceedings of the Borrower now in force relating to or affecting the matters referred to therein.
     9. Attached hereto as Annex 2 is a true and complete copy of the By-Laws of the Borrower as in effect on the date hereof.
     10. Attached hereto as Annex 3 is a true and complete copy of the Certificate of Incorporation of the Borrower as in effect on the date hereof, and such certificate has not been amended, repealed, modified or restated.
     11. The following persons are now duly elected and qualified officers of the Borrower holding the offices indicated next to their respective names below as of the date hereof, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Borrower each of the Credit Documents to which it is a party and any certificate or other document to be delivered by the Borrower pursuant to the Credit Documents to which it is a party:

Name	Office	Signature

     IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

By:		By:

	Name:		Name:
	Title:		Title:

Date:

EXHIBIT H-2
TO THE
REVOLVING CREDIT AGREEMENT
FORM OF CREDIT PARTIES CLOSING CERTIFICATE
     Pursuant to Section 5.1(m) of the Revolving Credit Agreement, dated as of April 8, 2010 (as amended, modified or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein but not otherwise defined herein shall have the respective meanings given to such terms in the Credit Agreement) among Stratus Technologies, Inc. (the “Borrower”), Stratus Technologies Bermuda Holdings Ltd. (“Bermuda Holdings”), Stratus Technologies Bermuda Ltd. (“Stratus Bermuda”), the lenders from time to time party thereto (the “Lenders”) and Jefferies Finance LLC, as administrative agent (in such capacity the “Administrative Agent”), and as sole lead arranger, sole bookrunner and syndication agent, the undersigned [INSERT TITLE OF OFFICER] of [INSERT NAME OF CREDIT PARTY] hereby certifies as follows:
     1. The representations and warranties of the Company set forth in each of the Credit Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Company pursuant to any of the Credit Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.
     2. [____________] is the duly elected and qualified corporate secretary of the Company and the signature set forth for such officer below is such officer’s true and genuine signature.
     The undersigned corporate secretary of the Company certifies as follows:
     3. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Company, nor has any other event occurred adversely affecting or threatening the continued corporate existence of the Company.
     4. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization.
     5. Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the board of directors or similar governing body of the Company on [__________]; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only such proceedings of the Company now in force relating to or affecting the matters referred to therein.
     6. Attached hereto as Annex 2 is a true and complete copy of the [By-Laws] of the Company as in effect on the date hereof.

     7. Attached hereto as Annex 3 is a true and complete copy of the [Certificate of Incorporation] of the Company as in effect on the date hereof, and such certificate has not been amended, repealed, modified or restated.
     8. The following persons are now duly elected and qualified officers of the Company holding the offices indicated next to their respective names below as of the date hereof, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Company each of the Credit Documents to which it is a party and any certificate or other document to be delivered by the Company pursuant to the Credit Documents to which it is a party:

Name	Office	Signature

     IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

By:		By:

	Name:		Name:
	Title:		Title:

Date:

EXHIBIT H-3
TO THE
REVOLVING CREDIT AGREEMENT
FORM OF BERMUDA HOLDINGS CLOSING CERTIFICATE
     Pursuant to Section 5.l(m) of the Revolving Credit Agreement, dated as of April 8, 2010 (as amended, modified or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein but not otherwise defined herein shall have the respective meanings given to such terms in the Credit Agreement) among Stratus Technologies, Inc. (the “Borrower”), Stratus Technologies Bermuda Holdings Ltd. (“Bermuda Holdings”), Stratus Technologies Bermuda Ltd. (“Stratus Bermuda”), the lenders from time to time party thereto (the “Lenders”) and Jefferies Finance LLC as administrative agent to the Lenders (in such capacity the “Administrative Agent”), and as sole lead arranger, sole bookrunner and syndication agent, the undersigned [INSERT TITLE OF OFFICER] of the Borrower hereby certifies as follows:
     1. The representations and warranties of Bermuda Holdings set forth in each of the Credit Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Bermuda Holdings pursuant to any of the Credit Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.
     2. [__________________] is the duly elected and qualified corporate secretary of Bermuda Holdings and the signature set forth for such officer below is such officer’s true and genuine signature.
     3. No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made on the date hereof.
     4. The conditions precedent set forth in Section 5.1 of the Credit Agreement were satisfied as of the Closing Date.
     The undersigned corporate secretary of Bermuda Holdings certifies as follows:
     5. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against Bermuda Holdings, nor has any other event occurred adversely affecting or threatening the continued corporate existence of Bermuda Holdings.
     6. Bermuda Holdings is an exempted limited liability company duly organized and validly existing under the laws of Bermuda.
     7. Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the board of managers of Bermuda Holdings on [___________]; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only such proceedings of Bermuda Holdings now in force relating to or affecting the matters referred to therein.
     8. Attached hereto as Annex 2 is a true and complete copy of the Memorandum of Association and Bye-Laws of Bermuda Holdings as in effect on the date hereof.
     9. Attached hereto as Annex 3 is a true and complete copy of the certificate evidencing organization of Bermuda Holdings as in effect on the date hereof, and such certificate has not been amended, repealed, modified or restated.
     10. The following persons are now duly elected and qualified officers of Bermuda Holdings holding the offices indicated next to their respective names below as of the date hereof, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of Bermuda Holdings each of the Credit Documents to which it is a party and any certificate or other document to be delivered by Bermuda Holdings pursuant to the Credit Documents to which it is a party:

Name	Office	Signature

     IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

By:		By:

	Name:		Name:
	Title:		Title:

Date:

2

EXHIBIT H-4
TO THE
REVOLVING CREDIT AGREEMENT
FORM OF STRATUS BERMUDA CLOSING CERTIFICATE
     Pursuant to Section 5.l(m) of the Revolving Credit Agreement, dated as of April 8, 2010 (as amended, modified or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein but not otherwise defined herein shall have the respective meanings given to such terms in the Credit Agreement) among Stratus Technologies, Inc. (the “Borrower”), Stratus Technologies Bermuda Holdings Ltd. (“Bermuda Holdings”), Stratus Technologies Bermuda Ltd. (“Stratus Bermuda”), the lenders from time to time party thereto (the “Lenders”) and Jefferies Finance LLC as administrative agent to the Lenders (in such capacity the “Administrative Agent”), and as sole lead arranger, sole bookrunner and syndication agent, the undersigned [INSERT TITLE OF OFFICER] of the Borrower hereby certifies as follows:
     1. The representations and warranties of Stratus Bermuda set forth in each of the Credit Documents to which it is a party or which are contained in any certificate furnished by or on behalf of Stratus Bermuda pursuant to any of the Credit Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.
     2. [__________________] is the duly elected and qualified corporate secretary of Stratus Bermuda and the signature set forth for such officer below is such officer’s true and genuine signature.
     3. No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made on the date hereof.
     4. The conditions precedent set forth in Section 5.1 of the Credit Agreement were satisfied as of the Closing Date.
     The undersigned corporate secretary of Stratus Bermuda certifies as follows:
     5. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against Stratus Bermuda, nor has any other event occurred adversely affecting or threatening the continued corporate existence of Stratus Bermuda.
     6. Stratus Bermuda is an exempted limited liability company duly organized and validly existing under the laws of Bermuda.
     7. Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the board of managers of Stratus Bermuda on [___________]; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only such proceedings of Stratus Bermuda now in force relating to or affecting the matters referred to therein.
     8. Attached hereto as Annex 2 is a true and complete copy of the Memorandum of Association and Bye-Laws of Stratus Bermuda as in effect on the date hereof.
     9. Attached hereto as Annex 3 is a true and complete copy of the certificate evidencing organization of Stratus Bermuda as in effect on the date hereof, and such certificate has not been amended, repealed, modified or restated.
     10. The following persons are now duly elected and qualified officers of Stratus Bermuda holding the offices indicated next to their respective names below as of the date hereof, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of Stratus Bermuda each of the Credit Documents to which it is a party and any certificate or other document to be delivered by Stratus Bermuda pursuant to the Credit Documents to which it is a party:

Name	Office	Signature

     IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

By:		By:

	Name:		Name:
	Title:		Title:

Date:

EXHIBIT I
TO THE
REVOLVING CREDIT AGREEMENT
FORM OF NOTICE OF BORROWING
[____________]
Jefferies Finance LLC, as Administrative Agent
      (the “Administrative Agent”) for the Lenders
      party to the Credit Agreement referred to below
520 Madison Avenue
New York, New York 10022
Attention: [__________]
Ladies and Gentlemen:
          The undersigned, Stratus Technologies, Inc. (the “Borrower”), refers to the Credit Agreement, dated as of April 8, 2010 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), among the Borrower, the lenders from time to time party thereto (each, a “Lender” and collectively, the “Lenders”), you, as Administrative Agent for such Lenders, and the other agents and arrangers party thereto, and hereby gives you notice, irrevocably, pursuant to Section 3.1(a) of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 3.1(a) of the Credit Agreement:
     (i) The Business Day of the Proposed Borrowing is _________ __, ___.1
     (ii) The aggregate principal amount of the Proposed Borrowing is $______.
     (iv) The Loans to be made pursuant to the Proposed Borrowing shall be initially maintained as [Alternate Base Rate Loans] [Eurodollar Loans].
     [(v) The initial Interest Period for the Proposed Borrowing is [one month] [two months] [three months] [six months].2

[1]	Shall be a Business Day at least one Business Day in the case of Alternate Base Rate Loans and at least three Business Days in the case of Eurodollar Loans, in each case, after the date hereof, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 2:00 P.M. (New York time) on such day.

Exhibit I

     (vi) After giving effect to such Borrowing, the amount of the Available Revolving Credit Commitments shall be $_________.
          The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:
     (A) the representations and warranties contained in the Credit Agreement and in the other Credit Documents are and will be true and correct in all material respects, before and after giving effect to the Proposed Borrowing and to the application of the proceeds thereof, as though made on such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects only as of such earlier date; and
     (B) no Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds thereof.

Very truly yours, STRATUS TECHNOLOGIES, INC.
By:
Name:
Title:

[2]	To be included only for Eurodollar Loan Borrowings.

EXHIBIT J
TO THE
REVOLVING CREDIT AGREEMENT
FORM OF L/C APPLICATION
Dated 1
Jefferies Finance LLC,
as Administrative Agent, under the Credit Agreement, dated as of April 8, 2010 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”), among Stratus Technologies, Inc. (the “Borrower”), Stratus Technologies Bermuda Holdings Ltd., Stratus Technologies Bermuda Ltd., the lenders from time to time party thereto, Jefferies Finance LLC, as Administrative Agent, and the other agents and arrangers party thereto.
520 Madison Avenue
New York, New York 10022
Attention: General Counsel
Jefferies Group, Inc., as Issuing Lender
Harborside Financial Center
Plaza 3, Suite 705
Jersey City,
New Jersey 07311
Attention: Mark Sahler
Ladies and Gentlemen:
          Pursuant to Section 2.4 of the Credit Agreement, we hereby request that the Issuing Lender referred to above issue a standby Letter of Credit for the account of the undersigned on 2 (the “Date of Issuance”) in the aggregate Stated Amount of 3 .
          For purposes of this L/C Application, unless otherwise defined herein, all capitalized terms used herein which are defined in the Credit Agreement shall have the respective meaning provided therein.
          “Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder, in each case determined (x) as if any future automatic increases in the maximum amount available provided for in such Letter of Credit had in face occurred at such time and (y)

[1]	Date of L/C Application

[2]	Date of Issuance which shall be (x) a Business Day and (y) at least 5 Business Days after the date hereof (or such earlier date as is acceptable to the respective Issuing Lender in any given case).

[3]	Aggregate initial Stated Amount of the Letter of Credit which should not be less than $50,000 (or such lesser amount as is acceptable to the respective Issuing Lender).

Exhibit J

without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.
          The beneficiary of the requested Letter of Credit will be 4, and such Letter of Credit will be in support of 5 and will have a stated expiration date of 6.
          We hereby certify that:
(A)	the representations and warranties contained in the Credit Agreement and in the other Credit Documents are and will be true and correct in all material respects on the Date of Issuance, both before and after giving effect to the issuance of the Letter of Credit requested hereby, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects only as of such earlier date; and

(B)	no Default or Event of Default has occurred and is continuing nor, after giving effect to the issuance of the Letter of Credit requested hereby, would such a Default or Event of Default occur.
          Copies of all documentation with respect to the supported transaction are attached hereto.

STRATUS TECHNOLOGIES, INC.
By:
Name:
Title:

[4]	Insert name and address of beneficiary.

[5]	Insert a description of L/C supportable obligations (in the case of Standby L/Cs) and insert description of permitted trade obligations of Holdings or its Subsidiaries (in the case of Commercial L/Cs).

[6]	Insert the last date upon which drafts may be presented which may not be later than (i) in the case of Standby L/Cs, the earlier of (x) one year after the Date of Issuance and (y) the 5th Business Day preceding the Revolving Credit Maturity Date and (ii) in the case of Commercial L/Cs, the earlier of (x) 180 days after the Date of Issuance and (y) the 5th Business Day preceding the Revolving Credit Maturity Date.